UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2025

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number 1-11758

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan
c/o Morgan Stanley Benefits Department
750 Seventh Ave.
New York, NY 10019

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY
1585 Broadway
New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan (Name of Plan)

By:	/s/ Mark Beacham
Mark Beacham Managing Director, Human Capital Management

Date:	June 25, 2026

Morgan Stanley
401(k) Plan
Employer ID Number: 20-8764829
Plan Number: 003

Financial Statements at December 31, 2025 and 2024, and for the Year Ended December 31, 2025, Supplemental Schedule at December 31, 2025, and Report of Independent Registered Public Accounting Firm

Morgan Stanley 401(k) Plan

TABLE OF CONTENTS
Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits at December 31, 2025 and 2024	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2025	3
Notes to Financial Statements at December 31, 2025 and 2024, and for the Year Ended December 31, 2025	4 - 15

SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Part IV, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2025	17 - 61
NOTE: All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable

Morgan Stanley 401(k) Plan
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Morgan Stanley 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule of assets (held at end of year) as of December 31, 2025 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 25, 2026

We have served as the auditor of the Plan since 2022.

Morgan Stanley 401(k) Plan

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AT DECEMBER 31, 2025 AND 2024
	2025	2024

ASSETS:
Participant-directed investments, at fair value	$25,743,836,325	$21,589,503,782
Receivables:
Employer contributions	414,432,926	397,705,435
Notes receivable from participants	130,838,275	130,367,784
Receivables for securities sold and other	62,646,731	63,115,973
Total Receivables	607,917,932	591,189,192
Total Assets	$26,351,754,257	$22,180,692,974
LIABILITIES:
Participant-directed investments, at fair value	24,105,685	23,003,570
Payables for securities purchased and other	133,449,525	139,281,040
Total Liabilities	157,555,210	162,284,610
NET ASSETS AVAILABLE FOR BENEFITS	$26,194,199,047	$22,018,408,364

The notes to the financial statements are an integral part of these financial statements.

Morgan Stanley 401(k) Plan

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEAR ENDED DECEMBER 31, 2025
2025

ADDITIONS:
Net investment income:
Appreciation in fair value of investments	$4,100,867,249
Dividends and interest	231,983,044
Net investment income	4,332,850,293

Contributions:
Employer contributions	414,432,926
Participant contributions	874,352,635
Rollover contributions	127,585,499
Total contributions	1,416,371,060

Interest income on notes receivable from participants	10,141,322

Total additions	$5,759,362,675

DEDUCTIONS:
Benefits paid to participants	1,566,339,895
Administrative fees	17,232,097
Total deductions	$1,583,571,992

Net increase in net assets available for benefits	$4,175,790,683

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	$22,018,408,364
End of year	$26,194,199,047

The notes to the financial statements are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
1.DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Domestic Holdings, LLC, (the “Plan Sponsor”), is a limited liability company wholly-owned by Morgan Stanley Capital Management, LLC (“MSCM”), a limited liability company whose sole member is Morgan Stanley (the “Company”). The Plan Sponsor has delegated certain functions to Morgan Stanley Services Group Inc. (“MSSG”), a corporation wholly-owned by MSCM. The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations, and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

All of the Plan’s investments are held in a trust account at The Northern Trust Company (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time, part-time and hourly employees of participating companies, are eligible to participate in the Plan.

Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; or (c) Puerto Rico residents, are not eligible to participate in the Plan.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire.

Employee Contributions — Eligible participants may elect to contribute before-tax and/or Roth after-tax contributions of 1% to 50% of eligible pay subject to Code limits ($23,500 for 2025). Those participants who have attained at least age 50 by the end of 2025 may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 50% of eligible pay, subject to Code limits ($7,500 for participants who are ages 50 years to 59 years or 64 years and older, and $11,250 for participants who are ages 60 years to 63 years for 2025).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 50% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees from the prior plan year. Highly compensated employees from 2024 (employees who earned $286,698.06 or more during 2023) are permitted to elect to contribute non-Roth after-tax contributions of 1% to 9% of eligible earnings during 2025. Participants may also contribute eligible rollover distributions from other qualified retirement plans,

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of Retirement, Release, Total and Permanent Disability (each as defined by the Plan) or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: For employees (except Senior Advisors and Advisory Directors (or equivalent titles) each as defined in the Plan) with eligible pay of $275,001 or less and who are not eligible to receive a Fixed Contribution (as described below), the Plan-provided Company Match for the year ended December 31, 2025 (“2025 Company Match”) was one dollar for each dollar of before-tax and/or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 5% of eligible pay. For these employees, the maximum 2025 Company Match was $13,750.

For employees with eligible pay of $100,001 or less who are eligible to receive a Fixed Contribution or employees with eligible pay over $275,001, the Plan-provided 2025 Company Match was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $350,000. For these employees, the maximum 2025 Company Match was $14,000.

The Company Match is made at the discretion of the Plan Sponsor. The 2025 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2025 Company Match was $409,290,441 of which $8,620,349 was covered by forfeitures held by the Plan. The 2024 Company Match was $392,290,569 of which $9,010,409 was covered by forfeitures held by the Plan. Contributions are recorded as Employer contributions receivable on the Company’s balance sheet and are generally paid in the first quarter following the year of accrual.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,001 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 or who are not classified as Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2025 Fixed Contribution of $13,762,833 was recorded as Employer contributions receivable at December 31, 2025 and paid in cash by the Company in Q1 2026. The 2024 Fixed Contribution of $14,425,275 was recorded as Employer contributions receivable at December 31, 2024 and paid in cash by the Company in Q1 2025.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2025, the

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
Plan offered mutual funds, commingled or collective trust funds, an employer stock fund, and separately managed accounts (“Separate Accounts”).

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of 3 years of service, or (ii) termination of employment due to death, Retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code.

Forfeitures — The unvested portion of a participant’s account may be forfeited on termination of such participant’s employment for specified reasons. Forfeitures will be used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow a total of up to the lesser of $50,000 or 50% of his/her vested Plan account. A participant may have a maximum of two outstanding loans at a time.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59.5 years. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. There is no limit on the number of non-hardship withdrawals.

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
To the extent a participant elects to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind, shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Corporate Issuer Solutions, LLC.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses. Participants pay administrative costs for loans, distributions and qualified domestic relation orders.

All investment management and transaction fees directly related to the Plan’s investments are paid by the Plan. Management fees and operating expenses charged to the Plan for investments are deducted from income earned on a daily basis and are not separately reflected. Consequently, investment management fees and operating expenses are reflected as a reduction of investment return for such investments.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the year ended December 31 2025, generally were paid prior to the year end. Amounts requested in the Plan Year but paid subsequent to the Plan Year were not significant.

Risks and Uncertainties — The Plan utilizes various investments and derivative instruments. Investments and derivatives, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Market risks include global events which could impact the value of investment securities, such as global pandemics or international conflict. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in the value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

At December 31, 2025 shares of the Company’s common stock, represented 17% of participant-directed investments. A significant decline in the market value of the Company’s stock would significantly affect the net assets available for benefits.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
ex-dividend date. Realized and unrealized gains and losses on investments are reflected in Net investment income/loss—Net appreciation/depreciation in fair value of investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that requires the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that are developed based on the best information available in the circumstances. The fair value hierarchy has three levels based on the observability of inputs as follows, with Level 1 being the highest and Level 3 being the lowest level:

Level 1. Valuations based on quoted prices in active markets that the Plan has the ability to access for identical assets or liabilities. Valuation adjustments, block discounts and discounts for entity-specific restrictions that would not transfer to market participants are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these investments does not entail a significant degree of judgment.

Level 2. Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, significant market inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs.

Level 3. Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the investment. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the total fair value amount is disclosed in the level appropriate for the lowest level input that is significant to the total fair value of the asset or liability.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus accrued interest. Principal and interest are repaid semi-monthly and any delinquent payments at December 31, 2025 and 2024 were not significant. Based on the terms of the

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s Separate Account portfolios only to the extent that they comply with all of the Plan’s policy guidelines and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps, and forwards.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and options — The Plan held certain fixed income future and option contracts, and cash and cash equivalents in Separate Accounts at December 31, 2025 and 2024. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2025 and 2024 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — At December 31, 2025 and 2024, the investment assets held by the Plan included positions in interest rate swaps, credit default swaps, overnight index swaps, and inflation swaps. Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral when a swap’s net exposure exceeds a contractually agreed threshold. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. These assets were held in Separate Accounts at December 31, 2025 and 2024. The fair value of these investments at December 31, 2025 and 2024 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forwards — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2025 and 2024. The fair value of these investments at December 31, 2025 and 2024 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The Plan held positions in repurchase agreements in Separate Accounts at December 31, 2025. The changes in fair

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

4.RELATED PARTY AND EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest include Plan fiduciaries, employees, participant employers and service providers, certain owners and certain relatives of such individuals, as defined by ERISA.

There were a range of investment options available in the Plan at December 31, 2025 and 2024, of which one was an employer stock fund (Morgan Stanley Stock Fund). All party-in-interest investments are in funds issued by Northern Trust, PIMCO, Blackrock, JPMorgan Chase Bank, N.A., Thompson, Siegel & Walmsley, Wellington Trust Company, N.A., State Street Global Advisors, and William Blair Investment Management, LLC.

The Plan has a revenue-sharing agreement whereby Northern Trust, as fund manager of the Northern Trust Sustainability Index Fund, returns a portion of the investment fees to the recordkeeper to offset the Plan’s administrative expenses. Revenue-sharing activity of this fund was not significant.

Investments in and gain or losses related to common stock and funds issued by Morgan Stanley and notes receivables from participants are as follows:

	At December 31, 2025	At December 31, 2024	Year Ended December 31, 2025
Morgan Stanley common stock
Number of shares held	$24,995,637	$26,058,267	n/a
Fair value of shares held	$4,437,475,437	$3,276,045,327	n/a
Net realized gain	n/a	n/a	$177,136,227
Dividend income	n/a	n/a	$99,549,410

Notes receivable from participants
Participant loans	$130,838,275	$130,367,784	n/a
Interest income	n/a	n/a	$10,141,322

Eligible participants of the Morgan Stanley Stock Fund may elect to receive current cash payment of dividends paid on the Morgan Stanley Stock Fund within the Plan, to the extent provided in the Plan. The separate accounts may include insignificant holdings of common stock issued by certain principal shareholders of Morgan Stanley.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these individuals’ salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

5.FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated May 22, 2018, that the Plan and its related Trust continue to be designed in accordance with the applicable

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
provisions of the Code. The Plan has been amended since receiving this letter; however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2025 and 2024, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2018.

6.FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies (“mutual funds”) – Mutual funds are registered with the Securities and Exchange Commission and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Morgan Stanley Stock Fund (the “Fund”) – The Plan holds investments in the Fund holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period designated by the Company. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

Separately Managed Accounts - The Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities
Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Unlisted equity securities are generally valued based on an assessment of each security, considering rounds of financing and third-party transactions, discounted cash flow analyses and market-based information, including comparable transactions, trading multiples and changes in market outlook, among other factors. Listed fund units are generally marked to the exchange-traded price if actively traded, or to NAV if not. Unlisted fund units are generally marked to NAV. Corporate equities are generally categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy. Corporate equities are classified as Level 3 if not actively traded, inputs are unobservable or if undergoing an aged merger or acquisition event or corporate action.

Cash and cash equivalents
Cash and cash equivalents are valued at cost, which approximates fair value and are generally categorized in Level 1 of the fair value hierarchy. Commercial Papers are categorized in Level 2 of the fair value hierarchy.

Government and agency securities
Government and agency securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities and U.S. Index Linked Government Bonds, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Non-U.S. index-linked securities are generally categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model driven based on spreads of a comparable to be announced security. The fair value of state and municipal securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or credit default swap spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, and state and municipal government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments
Corporate debt instruments are composed of corporate bonds, corporate loans, and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are generally categorized in Level 2 of the fair value hierarchy. Corporate debt instruments are classified as Level 3 if not actively traded or if inputs are unobservable.

Derivative instruments
Depending on the investment and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative investments can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative instruments are categorized in Level 2 of the fair value hierarchy, except for cash collateral related to the derivative instruments, which are valued at carrying value and categorized in Level 1.

Repurchase agreements
The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025
Collective Trust Funds – Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued at NAVs as a practical expedient. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments, and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025

	Plan’s Investment Assets and Liabilities at Fair Value at December 31, 2025
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	$43,618,835	$47,790,143	$—	$91,408,978

Separately Managed Accounts
Corporate equities	7,695,300,418	—	266,830	7,695,567,248
Cash and cash equivalents	4,245,249	2,196,186	—	6,441,435
Government and agency securities
U.S. Treasury and agency securities	860,796,024	355,967,937	—	1,216,763,961
Other sovereign government obligations	7,767,937	706,506	—	8,474,443
Total Government and agency securities	868,563,961	356,674,443	—	1,225,238,404
Corporate debt instruments	—	169,674,050	—	169,674,050
Derivative instruments	18,741,652	4,745,902	—	23,487,554
Repurchase agreements	—	587,000,000	—	587,000,000
Total Separately Managed Accounts	8,586,851,280	1,120,290,581	266,830	9,707,408,691

Collective Trust Funds *				15,945,018,656

Participant-directed investments				$25,743,836,325

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	20,509,553	3,596,132	—	24,105,685
Participant-directed investments	$20,509,553	$3,596,132	$—	$24,105,685

* Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

Other receivables and other payables are valued at their carrying value, which approximates fair value. Level 3 assets reflect positions held prior to 2022 subject to sanctions as a result of the expansion or escalation of hostilities between Russia and Ukraine.

NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2025 AND 2024, AND FOR THE YEAR ENDED DECEMBER 31, 2025

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2024
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	$78,829,907	$—	$—	$78,829,907

Separately Managed Accounts
Corporate equities	6,134,331,011	—	237,475	6,134,568,486
Cash and cash equivalents	3,329,031	4,294,246	—	7,623,277
Government and agency securities
U.S. Treasury and agency securities	869,592,096	284,877,550	—	1,154,469,646
Other sovereign government obligations	8,643,551	1,487,796	—	10,131,347
Total Government and agency securities	878,235,647	286,365,346	—	1,164,600,993
Corporate debt instruments	—	171,927,434	—	171,927,434
Derivative instruments	18,583,234	8,496,358	—	27,079,592
Repurchase agreements	—	570,000,000	—	570,000,000
Total Separately Managed Accounts	7,034,478,923	1,041,083,384	237,475	8,075,799,782

Collective Trust Funds *				13,434,874,093

Participant-directed investments				$21,589,503,782

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	19,256,791	3,746,779	—	23,003,570
Participant-directed investments	$19,256,791	$3,746,779	$—	$23,003,570

* Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

7.SUBSEQUENT EVENTS

The Plan has evaluated subsequent events for adjustment to or disclosure in these financial statements through the date of this report and has not identified any recordable or disclosable events not otherwise reported in these financial statements or the notes thereto.

SUPPLEMENTAL SCHEDULE

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

(a)	(b)	(c)		(d)	(e)
	Identity of Issuer	Description of Investment		Cost**	Current Value
	Registered Investment Companies
*	Pax		MFO IMPAX GLOBAL ENVIRONMENTAL MARKETS		47,790,143
*	PIMCO		MFO PIMCO INTERNATIONAL BOND FUND (UNHEDGED) INST		43,618,835
			Registered Investment Companies Total		91,408,978
	Corporate Equities
	Potlatchdeltic Corp	34,438	Shares of Common Stock		1,369,944
	Astrazeneca	145,965	Shares of Common Stock		13,418,562
	3I Group	76,647	Shares of Common Stock		3,363,959
	5th 3rd Bancorp	206,820	Shares of Common Stock		9,681,244
	5th 3rd Bancorp	82,700	Shares of Common Stock		3,871,187
	Aalberts NV	14,784	Shares of Common Stock		487,208
	Aar Corp	52,398	Shares of Common Stock		4,338,030
	Aar Corp	86,805	Shares of Common Stock		7,186,586
	Academy Sports & Outdoors Inc	82,022	Shares of Common Stock		4,097,819
	Acadia Pharmaceuticals Inc	225,938	Shares of Common Stock		6,034,804
	Accelerant Holdings	65,045	Shares of Common Stock		1,063,486
	Accenture Plc Cls A	27,853	Shares of Common Stock		7,472,960
	Acerinox SA	54,814	Shares of Common Stock		815,004
	Addus Homecare Corp	20,424	Shares of Common Stock		2,193,333
	Ascendis Pharma A/s	90,670	Shares of Common Stock		19,334,471
	Legend Biotech Corp Spon	125,260	Shares of Common Stock		2,723,152
	Taiwan Semiconductor Manufacturing	32,555	Shares of Common Stock		9,893,139
	Tencent Hldgs Ltd Adr	93,407	Shares of Common Stock		7,150,306
	Advance Res Inv	467	Shares of Common Stock		510,663
	Advanced Micro Devices Inc	99,312	Shares of Common Stock		21,268,658
	Aena Sme S.a.	58,768	Shares of Common Stock		1,644,058
	Agco Corp	111,957	Shares of Common Stock		11,679,354
	Agilysys Inc	19,586	Shares of Common Stock		2,327,600
	Agree Rlty Corp	15,807	Shares of Common Stock		1,138,578
	Aia Group Ltd	806,200	Shares of Common Stock		8,275,889
	Air Liquide(l')	39,349	Shares of Common Stock		7,406,166
	Airbus SE	15,524	Shares of Common Stock		3,617,261
	Alamo Group Inc	12,709	Shares of Common Stock		2,133,460
	Align Technology Inc	8,400	Shares of Common Stock		1,311,660
	Alleima AB	94,855	Shares of Common Stock		842,179
	Allfunds GP Plc	54,800	Shares of Common Stock		517,775
	Alliant Energy Corp	52,700	Shares of Common Stock		3,426,027
	Allianz SE	7,889	Shares of Common Stock		3,618,075
	Allstate Corp	110,257	Shares of Common Stock		22,949,995
	Alnylam Pharmaceuticals Inc	9,580	Shares of Common Stock		3,809,487
	Alphabet Inc Cap	211,724	Shares of Common Stock		66,438,991
	Alten	5,555	Shares of Common Stock		472,669
	Amazon	141,533	Shares of Common Stock		32,668,647
	Amentum Hldgs Inc	110,185	Shares of Common Stock		3,195,365
	Ameren Corp	232,794	Shares of Common Stock		23,246,809
	American Healthcare Reit Inc	28,252	Shares of Common Stock		1,329,539
	American Homes 4 Rent	79,791	Shares of Common Stock		2,561,291
	American International Group Inc	196,388	Shares of Common Stock		16,800,993
	American Tower	7,923	Shares of Common Stock		1,391,041
	Ametek Inc New	37,490	Shares of Common Stock		7,697,072
	Amorepacific Holdings	23,492	Shares of Common Stock		437,861
	Amotiv Limited	83,746	Shares of Common Stock		500,939
	Ansell	29,787	Shares of Common Stock		695,420
	Applied Materials Inc	62,323	Shares of Common Stock		16,016,388

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Arcbest Corp	42,563	Shares of Common Stock	3,157,749
Archer-daniels-midland CO	53,600	Shares of Common Stock	3,081,464
Arclands Corp	33,214	Shares of Common Stock	409,388
Ares Management LP	79,340	Shares of Common Stock	12,823,724
Argan	4,401	Shares of Common Stock	341,138
Arjo AB Ser'b'npv	71,788	Shares of Common Stock	249,344
Artivion Inc	169,024	Shares of Common Stock	7,709,185
AS One Corporation	44,375	Shares of Common Stock	680,580
Asml Holding NV	2,070	Shares of Common Stock	2,240,026
Asmodee Group AB	51,798	Shares of Common Stock	595,249
Asmpt Ltd	78,054	Shares of Common Stock	776,679
Atea Asa	56,004	Shares of Common Stock	876,134
Atlantic UN Bankshares Corp	126,230	Shares of Common Stock	4,455,919
Atlassian Corp	45,440	Shares of Common Stock	7,367,642
Atmus Filtration Technologies Inc	83,805	Shares of Common Stock	4,350,318
Aub Group	16,758	Shares of Common Stock	344,192
Aurubis AG	4,800	Shares of Common Stock	700,160
Austria Tech Systemtechnik	25,059	Shares of Common Stock	947,664
Auto1 Grp	20,300	Shares of Common Stock	650,869
Autozone Inc	3,366	Shares of Common Stock	11,415,789
Avalonbay Cmntys	23,167	Shares of Common Stock	4,200,409
Avanza Bank Hldg	29,544	Shares of Common Stock	1,131,599
Avio Spa	13,600	Shares of Common Stock	468,794
Avista Corp	114,634	Shares of Common Stock	4,417,994
Axa SA	120,962	Shares of Common Stock	5,818,935
Axon Enterprise Inc	31,953	Shares of Common Stock	18,147,067
Azbil Corp	77,820	Shares of Common Stock	706,236
Az-com Maruwa Hldg	31,489	Shares of Common Stock	198,282
Azz Inc	31,275	Shares of Common Stock	3,352,055
B & M European Value Retail SA	126,428	Shares of Common Stock	287,048
Babcock Intl Group	451,026	Shares of Common Stock	7,540,692
Babcock Intl Group	51,315	Shares of Common Stock	857,934
Balfour Beatty	124,033	Shares of Common Stock	1,186,166
Banca Generali	19,937	Shares of Common Stock	1,339,339
Banco Actinver SA Cbfi	84,324	Shares of Common Stock	353,814
Bank OF America	793,561	Shares of Common Stock	43,645,855
Bankinter SA Eur0.30(regd)	87,086	Shares of Common Stock	1,447,747
Banner Corp	69,484	Shares of Common Stock	4,353,867
Barry Callebaut AG Chf62.2000	557	Shares of Common Stock	918,198
Baxter Intl Inc	211,800	Shares of Common Stock	4,047,498
BE Semiconductor Industries NV	3,285	Shares of Common Stock	516,017
Beazley Plc	94,072	Shares of Common Stock	1,052,743
Bechtle AG	16,751	Shares of Common Stock	859,326
Becton Dickinson & CO	65,736	Shares of Common Stock	12,757,386
Bezeq Israel Telcm	464,546	Shares of Common Stock	1,034,738
Bff Bank S.p.a.	394,128	Shares of Common Stock	4,397,395
Bilfinger SE Bilfinger	11,443	Shares of Common Stock	1,443,374
Binggrae	11,357	Shares of Common Stock	587,343
Bio Rad Laboratories Inc CL A	9,200	Shares of Common Stock	2,787,508
Biogen Inc	16,500	Shares of Common Stock	2,903,835
Blackline Inc	80,700	Shares of Common Stock	4,461,903
Blue Bird Corp	87,383	Shares of Common Stock	4,107,001
Bnp Paribas	98,588	Shares of Common Stock	9,354,407
Boeing CO	93,321	Shares of Common Stock	20,261,856
Boise Cascade CO	30,542	Shares of Common Stock	2,247,891
Boot Barn Hldgs Inc	11,751	Shares of Common Stock	2,073,699
Bqe Cant Vaudoise Chf1	6,396	Shares of Common Stock	810,550

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Brembo N.v.	68,809	Shares of Common Stock	760,852
Bristol Myers Squibb CO	241,577	Shares of Common Stock	13,030,663
British Land CO	194,402	Shares of Common Stock	1,055,858
Brown-forman Inc CL B Non-vtg	84,500	Shares of Common Stock	2,202,070
Bucher Industries Chf0.20	2,108	Shares of Common Stock	980,496
Burberry Group	54,262	Shares of Common Stock	926,181
Burlington Stores Inc	32,250	Shares of Common Stock	9,315,413
Cadre Hldgs Inc	91,168	Shares of Common Stock	3,723,301
Caixabank SA	65,953	Shares of Common Stock	809,054
Camtek Ltd	616	Shares of Common Stock	65,509
Capitaland Integrated	884,400	Shares of Common Stock	1,643,636
Cardinal Infrastructure Group Inc	22,068	Shares of Common Stock	533,604
Casella Waste Sys Inc	56,865	Shares of Common Stock	5,569,358
Cdl Hospitality TR	767,254	Shares of Common Stock	498,178
Cdn Apartment Prop Trust Units	30,283	Shares of Common Stock	814,543
Cencora	32,120	Shares of Common Stock	10,848,530
Cent Garden & Pet CO	72,204	Shares of Common Stock	2,107,635
Centene Corp Del	97,334	Shares of Common Stock	4,005,294
Centurion Accommod	429,000	Shares of Common Stock	370,288
Century Cmntys Inc	69,244	Shares of Common Stock	4,109,631
CF Inds Hldgs Inc	147,700	Shares of Common Stock	11,423,118
Charter	8,200	Shares of Common Stock	1,711,750
Chartwell Retireme Trust Units	41,755	Shares of Common Stock	612,275
Cheesecake Factory Inc	63,611	Shares of Common Stock	3,211,083
Chubb Ltd	115,818	Shares of Common Stock	36,149,114
Cie Automotive SA	21,343	Shares of Common Stock	745,722
Cisco Systems	42,600	Shares of Common Stock	3,281,478
Citigroup Inc	242,685	Shares of Common Stock	28,318,913
City Developments	83,300	Shares of Common Stock	518,196
City Hldg CO	35,665	Shares of Common Stock	4,251,268
Clarivate	579,200	Shares of Common Stock	1,934,528
Close Bros Group	137,866	Shares of Common Stock	968,907
Cloudflare Inc	55,230	Shares of Common Stock	10,888,595
Cnh Industrial NV	234,800	Shares of Common Stock	2,164,856
Coastal Finl Corp WA	20,227	Shares of Common Stock	2,317,812
Coca Cola CO	337,751	Shares of Common Stock	23,612,172
Cognizant Tech Solutions Corp	40,200	Shares of Common Stock	3,336,600
Coherent Corp	20,900	Shares of Common Stock	3,857,513
Colgate-palmolive CO	346,358	Shares of Common Stock	27,369,209
Comfort Sys Usa Inc	6,510	Shares of Common Stock	6,075,718
Commercial Metals CO	42,900	Shares of Common Stock	2,969,538
Compass Inc CL A	186,760	Shares of Common Stock	1,974,053
Conagra Brands Inc	291,000	Shares of Common Stock	5,037,210
Conocophillips	395,457	Shares of Common Stock	37,018,730
Constellation Brands Inc CL A	27,700	Shares of Common Stock	3,821,492
Constr Y Aux Ferro	12,702	Shares of Common Stock	878,662
Contact Energy	147,960	Shares of Common Stock	787,031
Contemporary Amper Cny1 H Shs	154,400	Shares of Common Stock	10,027,520
Convatec Group Plc	204,675	Shares of Common Stock	669,525
Copt Defense Properties	153,084	Shares of Common Stock	4,255,735
Copt Defense Properties	19,331	Shares of Common Stock	537,402
Corpay Inc	12,900	Shares of Common Stock	3,881,997
Cousins Pptys	43,924	Shares of Common Stock	1,132,361
Crh	43,708	Shares of Common Stock	5,454,758
Crown Hldgs Inc	36,400	Shares of Common Stock	3,748,108
Csx Corp	177,580	Shares of Common Stock	6,437,275
Csx Corp	948,717	Shares of Common Stock	34,390,991

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Ctp N.v	24,372	Shares of Common Stock	510,647
Cummins	24,021	Shares of Common Stock	12,261,519
Curbline Pptys	41,635	Shares of Common Stock	966,348
Cvs Health Corp	319,349	Shares of Common Stock	25,343,537
Daeduck Electronic	25,045	Shares of Common Stock	818,867
Daiei Kankyo CO LT	21,800	Shares of Common Stock	540,323
Daihatsu Infinearth Mfg CO	43,180	Shares of Common Stock	698,340
Daiichikosho CO	55,072	Shares of Common Stock	592,021
Daiwa House Reit Investment CO	858	Shares of Common Stock	783,857
Daiwa Securities Living Investment Corporation	903	Shares of Common Stock	657,324
Daiwabo Holdings	32,800	Shares of Common Stock	644,721
Danone	46,653	Shares of Common Stock	4,206,901
Danske Bank A/s	189,589	Shares of Common Stock	9,497,933
DB Insurance CO Ltd	10,219	Shares of Common Stock	930,000
Dcc	10,862	Shares of Common Stock	676,440
Deutsche Boerse AG	14,862	Shares of Common Stock	3,904,611
Dexcom Inc	113,634	Shares of Common Stock	7,541,889
Dexerials Corp	36,737	Shares of Common Stock	616,053
Diamondback Energy Inc	37,430	Shares of Common Stock	5,626,852
Digital Rlty TR Inc	15,885	Shares of Common Stock	2,457,568
DL E&c CO Ltd	10,246	Shares of Common Stock	292,682
Dollar Gen Corp New	8,300	Shares of Common Stock	1,101,991
Dollar Tree Inc	21,530	Shares of Common Stock	2,648,405
Dometic Group AB	94,404	Shares of Common Stock	479,864
Dominion Energy Inc	90,200	Shares of Common Stock	5,284,818
Donnelley Finl Solutions Inc	45,356	Shares of Common Stock	2,117,672
Doordash Inc CL A	45,200	Shares of Common Stock	10,236,896
Dowa Holdings CO	16,777	Shares of Common Stock	795,475
Draegerwerk Kgaa Non-vtg Prf	13,122	Shares of Common Stock	1,069,533
Draftkings Inc New	255,140	Shares of Common Stock	8,792,124
Dyno Nobel Limited	367,412	Shares of Common Stock	786,478
East Japan Railway CO	16,800	Shares of Common Stock	442,870
Eastgroup Pptys Inc	10,436	Shares of Common Stock	1,859,069
Elementis	230,213	Shares of Common Stock	514,016
Elevance Health	102,319	Shares of Common Stock	35,867,925
Elia Group	31,142	Shares of Common Stock	4,012,247
Elis SA	34,943	Shares of Common Stock	995,602
Empire ST Rlty TR Inc CL A	83,749	Shares of Common Stock	546,043
Enel Spa	403,810	Shares of Common Stock	4,209,959
Eog Resources Inc	88,887	Shares of Common Stock	9,334,024
Eqty Lifestyle Pptys Inc	24,558	Shares of Common Stock	1,488,460
Equinix Inc	9,443	Shares of Common Stock	7,234,849
Equitable Hldgs Inc	296,076	Shares of Common Stock	14,108,021
Essex Ppty TR	8,308	Shares of Common Stock	2,174,037
Euroapi SA	55,486	Shares of Common Stock	147,926
Eurocommercial	31,839	Shares of Common Stock	974,096
Europris Asa	123,432	Shares of Common Stock	1,172,297
Evergy Inc	70,000	Shares of Common Stock	5,074,300
Everpure Inc	56,620	Shares of Common Stock	3,794,106
Everus Constr Group Inc	22,805	Shares of Common Stock	1,951,196
Everus Constr Group Inc	51,179	Shares of Common Stock	4,378,875
Evolution Mining	180,586	Shares of Common Stock	1,526,973
Evraz Plc	234,412	Shares of Common Stock	255,043
Expand Energy	26,400	Shares of Common Stock	2,913,504
Expand Energy	91,200	Shares of Common Stock	10,064,832
Extra Space Storage Inc	35,394	Shares of Common Stock	4,609,007
Exxon Mobil Corp	188,978	Shares of Common Stock	22,741,613

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

F&g Annuities & Life Inc	3,530	Shares of Common Stock	108,896
Fagron	41,054	Shares of Common Stock	1,026,998
Fair Isaac Corporation	4,456	Shares of Common Stock	7,533,403
Fastighets AB Bald Ser'b'npv	196,682	Shares of Common Stock	1,455,039
FB Finl Corp	71,187	Shares of Common Stock	3,972,235
Fidelity Natl Finl Inc New Formerly Fidelity	61,631	Shares of Common Stock	3,364,436
First Advantage Corp New	229,180	Shares of Common Stock	3,329,985
First Bancorp N C	85,222	Shares of Common Stock	4,328,425
First Ctzns Bancshares Inc CL A	2,335	Shares of Common Stock	5,011,330
First Watch Restaurant Group Inc	158,037	Shares of Common Stock	2,383,198
Firstservice Corp	55,618	Shares of Common Stock	8,650,268
Fiserv Inc	36,000	Shares of Common Stock	2,418,120
Flsmidth & CO A/s Ser'b'dkk20	8,200	Shares of Common Stock	573,778
Fluidra SA	22,157	Shares of Common Stock	602,676
Fluor Corp New	55,100	Shares of Common Stock	2,183,613
Forbo Hldgs AG Chf28(regd)	712	Shares of Common Stock	785,469
Fortive Corp	372,784	Shares of Common Stock	20,581,405
Fortum Oyj	50,242	Shares of Common Stock	1,072,742
Four Corners Ppty TR Inc	190,358	Shares of Common Stock	4,389,655
FP Corp	31,266	Shares of Common Stock	524,607
Fuyo General Lease	11,454	Shares of Common Stock	313,707
Galilei CO	26,044	Shares of Common Stock	631,390
Gallagher Arthur J & CO	19,015	Shares of Common Stock	4,920,892
Gaming & Leisure Pptys Inc	104,320	Shares of Common Stock	4,662,061
Gaming & Leisure Pptys Inc	36,084	Shares of Common Stock	1,612,594
Garmin Ltd	35,530	Shares of Common Stock	7,207,261
GE Aerospace	57,607	Shares of Common Stock	17,744,684
Gift Holdings	26,603	Shares of Common Stock	570,264
Glaukos Corp	29,938	Shares of Common Stock	3,380,300
Global Pmts Inc	50,200	Shares of Common Stock	3,885,480
Glp J-reit	829	Shares of Common Stock	787,509
Goodman Group	247,914	Shares of Common Stock	5,121,659
Grainger Plc	267,746	Shares of Common Stock	656,160
Graphic Packaging Hldg CO	374,900	Shares of Common Stock	5,645,994
Grifols	66,722	Shares of Common Stock	838,470
Gulfport Energy Corp	10,574	Shares of Common Stock	2,199,286
Gvs Spa	118,582	Shares of Common Stock	541,059
H.u. Group Holdings	32,489	Shares of Common Stock	700,997
Halliburton CO	128,200	Shares of Common Stock	3,622,932
Hamilton Lane Inc CL A	30,505	Shares of Common Stock	4,097,127
Hanwha Aerospace CO	15,030	Shares of Common Stock	9,817,938
Hawkins Inc	25,714	Shares of Common Stock	3,652,931
Hayward Hldgs Inc	279,913	Shares of Common Stock	4,324,656
HD Hyundai Electric & Energy System CO Ltd	5,368	Shares of Common Stock	2,884,198
Healthpeak OP Llc	135,830	Shares of Common Stock	2,184,146
Henry Schein Inc	43,700	Shares of Common Stock	3,302,846
Hensoldt AG	9,600	Shares of Common Stock	827,565
HF Sinclair Corporation	58,800	Shares of Common Stock	2,709,504
Hill & Smith Plc	30,413	Shares of Common Stock	875,410
Hilton Worldwide Hldgs Inc	2,692	Shares of Common Stock	773,277
Hilton Worldwide Hldgs Inc	37,610	Shares of Common Stock	10,803,473
Hiscox	50,382	Shares of Common Stock	964,315
Hitachi	11,000	Shares of Common Stock	344,011
Hokuhoku Financial	39,020	Shares of Common Stock	1,142,632
Home Depot Inc	74,604	Shares of Common Stock	25,671,236
Hosokawa Micron CO	23,124	Shares of Common Stock	832,048

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Howmet Aerospace Inc	107,280	Shares of Common Stock	21,994,546
Hsbc Hldgs	122,654	Shares of Common Stock	1,936,486
Hsbc Holdings Plc	217,600	Shares of Common Stock	3,421,885
Hubspot Inc	17,950	Shares of Common Stock	7,203,335
Huhtamaki Oyj Ser'i'npv	16,274	Shares of Common Stock	568,421
Hunt J B Trans Svcs Inc	33,740	Shares of Common Stock	6,557,032
Huntington Bancshares Inc	862,237	Shares of Common Stock	14,959,812
Huntington Ingalls Inds Inc	11,000	Shares of Common Stock	3,740,770
Hyatt Hotels Corp	5,102	Shares of Common Stock	817,953
Hyosung Heavy Indu	3,203	Shares of Common Stock	3,959,976
Hysan Development	189,927	Shares of Common Stock	461,183
Iac Inc	116,995	Shares of Common Stock	4,574,505
Ibstock Plc	235,197	Shares of Common Stock	441,627
Icg	24,549	Shares of Common Stock	678,223
Idexx Labs Inc	10,788	Shares of Common Stock	7,298,406
Imdex Ltd	413,664	Shares of Common Stock	948,930
Impinj Inc	6,692	Shares of Common Stock	1,164,475
Inaba Denkisangyo	61,438	Shares of Common Stock	999,306
Inchcape	81,520	Shares of Common Stock	843,197
Infinity Nat Res Inc CL A	116,339	Shares of Common Stock	1,713,673
Inmode Ltd	55,616	Shares of Common Stock	816,999
Innospec Inc	31,548	Shares of Common Stock	2,414,684
Insulet Corp	29,169	Shares of Common Stock	8,290,997
Intel Corp	235,557	Shares of Common Stock	8,692,053
International Workplace Group Plc	189,000	Shares of Common Stock	588,252
Interparfums	36,960	Shares of Common Stock	3,135,317
Intl Paper CO	497,532	Shares of Common Stock	19,597,785
Invincible Investments Corp	1,133	Shares of Common Stock	465,503
Invitation Homes Inc	93,349	Shares of Common Stock	2,594,169
Ionis Pharmaceuticals Inc	1,455	Shares of Common Stock	115,105
Ipsos	9,433	Shares of Common Stock	379,552
Iqvia Hldgs Inc	13,100	Shares of Common Stock	2,952,871
Irhythm Holdings	21,474	Shares of Common Stock	3,810,347
Iron Mtn Inc New	15,108	Shares of Common Stock	1,253,209
J & J Snack Foods Corp	25,645	Shares of Common Stock	2,317,539
Jacobs Solutions Inc	7,600	Shares of Common Stock	1,006,696
Japan Post Bank CO	243,900	Shares of Common Stock	3,437,271
Japan Real Estate Investment CO	578	Shares of Common Stock	482,696
Japan Steel Works Ltd	9,120	Shares of Common Stock	446,792
Jazz Pharmaceuticals Plc	13,200	Shares of Common Stock	2,244,000
Johnson & Johnson	116,503	Shares of Common Stock	24,110,296
Jtc Plc	42,542	Shares of Common Stock	734,719
Jungheinrich Non-vtg Prf	19,708	Shares of Common Stock	819,834
Kamigumi CO Ltd	29,235	Shares of Common Stock	943,756
Kbc Ancora	13,000	Shares of Common Stock	1,119,134
Kemira Oyj	27,633	Shares of Common Stock	635,441
Keppel DC	302,849	Shares of Common Stock	529,868
Keppel Ltd	95,900	Shares of Common Stock	771,823
Keysight Technologies Inc	85,847	Shares of Common Stock	17,443,252
Kilroy Rlty Corp	25,671	Shares of Common Stock	959,325
Kinder Morgan Inc Del	97,800	Shares of Common Stock	2,688,522
Kinepolis Group	3,990	Shares of Common Stock	140,582
Kissei Pharm CO	15,961	Shares of Common Stock	473,499
Klepierre	42,939	Shares of Common Stock	1,701,499
Knife Riv Hldg CO	46,516	Shares of Common Stock	3,272,401
Korea Elec Power	200,859	Shares of Common Stock	6,581,198
Kotobuki Spirits	51,884	Shares of Common Stock	606,739

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

	Kraft Heinz CO	235,500	Shares of Common Stock	5,710,875
	Kratos Defense & Security Solutions	36,652	Shares of Common Stock	2,782,253
	Krones AG	4,801	Shares of Common Stock	765,713
	Kyoto Financial Group Inc.	42,300	Shares of Common Stock	924,828
	Kyushu Railway Cor	27,106	Shares of Common Stock	704,519
	L3harris Technologies Inc	90,929	Shares of Common Stock	26,694,027
	Lanxess AG	18,842	Shares of Common Stock	389,913
	Las Vegas Sands Corp	161,870	Shares of Common Stock	10,536,118
	Leg Immobilien	18,243	Shares of Common Stock	1,333,737
	Legence Corp CL A	64,164	Shares of Common Stock	2,761,619
	LG Innotek CO	4,153	Shares of Common Stock	781,273
	Liberty Global Ltd.	193,000	Shares of Common Stock	2,150,020
	Lig Nex1 CO Ltd	42,630	Shares of Common Stock	12,458,596
	Linde	27,200	Shares of Common Stock	11,597,808
	Lindsay Corporation	18,317	Shares of Common Stock	2,159,025
	Lithia Mtrs Inc	6,300	Shares of Common Stock	2,093,679
	Live Nation Entertainment	82,270	Shares of Common Stock	11,723,475
	Lkq Corp	189,700	Shares of Common Stock	5,728,940
	Lloyds Banking GP	5,835,023	Shares of Common Stock	7,710,267
	Loar Holdings Inc	44,354	Shares of Common Stock	3,016,072
	Logista Integral S A	22,812	Shares of Common Stock	806,962
	Loomis AK	23,219	Shares of Common Stock	983,284
	Lpl Finl Hldgs Inc	27,990	Shares of Common Stock	9,997,188
	LS Electric CO	34,249	Shares of Common Stock	10,936,476
	Maeda Kosen Co.ltd	36,175	Shares of Common Stock	456,500
	Magnolia Oil & Gas Corp CL A	107,059	Shares of Common Stock	2,343,522
	Magnum Ice Cream C	80,423	Shares of Common Stock	1,273,737
	Markel Group	2,000	Shares of Common Stock	4,299,300
	Marr Spa	39,537	Shares of Common Stock	418,837
	Maruwa CO Ltd	2,635	Shares of Common Stock	716,138
	Marvell Technology Inc	66,790	Shares of Common Stock	5,675,814
	Masimo Corp	38,560	Shares of Common Stock	5,015,114
	Match Group Inc New	103,300	Shares of Common Stock	3,335,557
	Mayr-melnhof Karto	3,697	Shares of Common Stock	403,366
	Mdu Res Group Inc	90,177	Shares of Common Stock	1,760,255
	ME Group International Plc	262,921	Shares of Common Stock	533,999
	Medacta Group SA	17,586	Shares of Common Stock	3,471,695
	Meidensha Corp	17,052	Shares of Common Stock	605,950
	Meitec Group Holdings Inc	29,419	Shares of Common Stock	665,538
	Melrose Indust Plc	1,099,662	Shares of Common Stock	8,703,028
	Melrose Indust Plc	83,134	Shares of Common Stock	657,945
	Merck & CO Inc New	215,728	Shares of Common Stock	22,707,529
	Merit Med Sys Inc	48,497	Shares of Common Stock	4,274,526
	Merlin Properties	91,683	Shares of Common Stock	1,338,426
	Meta Platforms Inc	13,800	Shares of Common Stock	9,109,242
	Metlife Inc	383,095	Shares of Common Stock	30,241,519
	Microsoft Corp	38,150	Shares of Common Stock	18,450,103
	Middleby Corp	71,030	Shares of Common Stock	10,560,030
	Misto Holdings Corporation	26,811	Shares of Common Stock	794,717
	Mitie Group	513,684	Shares of Common Stock	1,149,709
	Mitsubishi Estate CO	126,500	Shares of Common Stock	3,083,712
*	Mitsubishi Ufj Fin	370,500	Shares of Common Stock	5,892,733
	Mitsui Fudosan Accommodations Fund Inc	409	Shares of Common Stock	350,694
	Mitsui Fudosan CO Ltd	116,859	Shares of Common Stock	1,327,426
	Mitsui Fudosan CO Ltd	264,400	Shares of Common Stock	3,003,376
	Mnc Solution CO LT	8,099	Shares of Common Stock	802,844
	Molina Healthcare Inc	9,000	Shares of Common Stock	1,561,860

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

	Molson Coors Beverage	93,900	Shares of Common Stock	4,383,252
	Mongodb Inc CL A	16,840	Shares of Common Stock	7,067,580
	Montrose Environmental Group Inc	145,040	Shares of Common Stock	3,601,343
	Moodys Corp	12,580	Shares of Common Stock	6,426,493
	Moog Inc	17,908	Shares of Common Stock	4,361,493
*	Morgan Stanley	1,369	Shares of Common Stock	243,039
*	Morgan Stanley	24,994,268	Shares of Common Stock	4,437,232,397
	Mosaic Co/the	189,100	Shares of Common Stock	4,555,419
	Msci Inc	20,149	Shares of Common Stock	11,560,086
	Mtu Aero Engines A	13,788	Shares of Common Stock	5,753,486
	Myr Group Inc Del	11,550	Shares of Common Stock	2,523,675
	Nagaileben CO	24,107	Shares of Common Stock	276,374
	Namen-akt Belimo Holding AG	779	Shares of Common Stock	767,938
	Namen-akt VZ Holding	6,628	Shares of Common Stock	1,249,887
	Natera Inc	32,625	Shares of Common Stock	7,474,061
	Natera Inc	41,220	Shares of Common Stock	9,443,090
	National BK Hldgs Corp	90,820	Shares of Common Stock	3,452,068
	National Grid	1,102,174	Shares of Common Stock	16,922,501
	Ncino Inc New	141,334	Shares of Common Stock	3,623,804
	Neogen Corp	100,581	Shares of Common Stock	703,061
	Nestle	9,336	Shares of Common Stock	927,885
	Newmark Group Inc CL A	146,580	Shares of Common Stock	2,541,697
	News Corp	130,105	Shares of Common Stock	3,398,343
	News Corp	359,430	Shares of Common Stock	9,388,312
	Nextage CO Ltd	57,741	Shares of Common Stock	1,018,558
	Nextdc Ltd	108,847	Shares of Common Stock	909,485
	Nib Holdings Ltd	196,336	Shares of Common Stock	898,157
	Nice Information S	60,116	Shares of Common Stock	709,432
	Nichias Corp	14,000	Shares of Common Stock	605,212
	Nikon Corp	32,200	Shares of Common Stock	358,269
	Nippon Building FD	1,243	Shares of Common Stock	1,133,208
	Nippon Prologis RE	1,505	Shares of Common Stock	891,987
	Nippon Sanso Holdings	94,106	Shares of Common Stock	2,802,557
	Nitto Kohki CO Ltd	21,144	Shares of Common Stock	248,340
	Nkt A/s	33,429	Shares of Common Stock	4,197,285
	Noba BK Group AB (	33,700	Shares of Common Stock	430,627
	Noble Corporation Plc	60,900	Shares of Common Stock	1,719,816
	Norma Group SE	16,260	Shares of Common Stock	278,428
	Northern Oil & Gas Inc	194,568	Shares of Common Stock	4,177,375
	Northwestern Energy Group	50,076	Shares of Common Stock	3,231,905
	Novanta Inc Novanta	25,140	Shares of Common Stock	2,991,409
	Nsd CO Ltd	33,780	Shares of Common Stock	746,524
	OC Oerlikon Corp Chf1	50,902	Shares of Common Stock	207,784
	Odfjell Drilling Limited	162,796	Shares of Common Stock	1,412,200
	Oge Energy Corp	65,892	Shares of Common Stock	2,813,588
	Okinawa Cellular	37,722	Shares of Common Stock	681,545
	Ollies Bargain Outlet Hldgs Inc	28,833	Shares of Common Stock	3,160,385
	Omnicom Group Inc	22,100	Shares of Common Stock	1,784,575
	Outokumpu Oyj Ser'a'npv	113,609	Shares of Common Stock	597,758
	Pacific Basin Ship	1,822,090	Shares of Common Stock	545,445
	Palomar Hldgs Inc	26,421	Shares of Common Stock	3,560,494
	Paltac Corporation	21,977	Shares of Common Stock	676,366
	Patrizia SE	56,452	Shares of Common Stock	539,682
	Penta Ocean Const	121,825	Shares of Common Stock	1,224,507
	Perella Weinberg Partners	127,636	Shares of Common Stock	2,208,103
	Perrigo	309,000	Shares of Common Stock	4,301,280
	Pets AT Home Group	142,888	Shares of Common Stock	380,539

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Philip Morris Intl	134,241	Shares of Common Stock	21,532,256
Piper Sandler	12,894	Shares of Common Stock	4,380,221
Piper Sandler	7,042	Shares of Common Stock	2,392,238
Piraeus Bank SA	552,071	Shares of Common Stock	4,405,093
Pirelli & C Spa	60,900	Shares of Common Stock	418,845
Planet Fitness Inc CL A	50,663	Shares of Common Stock	5,495,416
Playtech Plc	123,400	Shares of Common Stock	470,551
Post Hldgs Inc	18,875	Shares of Common Stock	1,869,569
Power Integrations Inc	61,399	Shares of Common Stock	2,182,120
Ppg Ind Inc	43,700	Shares of Common Stock	4,477,502
Prestige Consumer Healthcare Inc	71,184	Shares of Common Stock	4,391,341
Procter & Gamble	229,415	Shares of Common Stock	32,877,464
Progyny Inc	208,563	Shares of Common Stock	5,355,898
Prologis Inc	47,430	Shares of Common Stock	6,054,914
Prudential Plc	254,659	Shares of Common Stock	3,920,246
Psp Swiss Property Chf0.10	6,633	Shares of Common Stock	1,201,433
Puuilo Oyj	51,542	Shares of Common Stock	767,565
Databricks Inc.	470,619	Shares of Common Stock	86,575,071
Qualcomm Inc	140,524	Shares of Common Stock	24,036,630
Quanta Svcs Inc	18,810	Shares of Common Stock	7,938,949
Radnet Inc	72,259	Shares of Common Stock	5,155,680
Rai Way Spa	78,802	Shares of Common Stock	517,349
Rathbones Group	30,639	Shares of Common Stock	795,372
Recordati	17,903	Shares of Common Stock	1,020,611
Regency Ctrs Corp	37,603	Shares of Common Stock	2,595,735
Relo Group	37,130	Shares of Common Stock	406,370
Relx	20,916	Shares of Common Stock	849,619
Renasant Corp	124,539	Shares of Common Stock	4,386,264
Resonac Holdings Corp	28,433	Shares of Common Stock	1,183,794
Revolution Medicines Inc	39,080	Shares of Common Stock	3,112,722
Rexel	32,942	Shares of Common Stock	1,299,555
Rexford Indl Rlty Inc	56,560	Shares of Common Stock	2,190,003
Rinnai Corp	21,254	Shares of Common Stock	536,960
Robinhood Mkts Inc	33,180	Shares of Common Stock	3,752,658
Roblox Corp	49,210	Shares of Common Stock	3,987,486
Rocket Lab Corp	86,980	Shares of Common Stock	6,067,725
Rockwell Automation	23,110	Shares of Common Stock	8,991,408
Rockwell Automation	30,068	Shares of Common Stock	11,698,557
Roland Corporation	17,676	Shares of Common Stock	402,586
Royal Caribbean Group	48,340	Shares of Common Stock	13,482,993
Rpm Intl	108,979	Shares of Common Stock	11,333,816
RS Group Plc	48,784	Shares of Common Stock	409,450
Rwe AG	54,393	Shares of Common Stock	2,891,293
Rxo Inc	130,176	Shares of Common Stock	1,645,425
Ryman Hospitality Pptys Inc	9,724	Shares of Common Stock	920,085
S-1 Corporation	15,044	Shares of Common Stock	752,957
Sabra Health Care Reit Inc	106,289	Shares of Common Stock	2,013,114
Sacyr SA	100,700	Shares of Common Stock	457,221
Saf Holland	32,517	Shares of Common Stock	584,301
Safestore Hldgs	91,864	Shares of Common Stock	909,414
Safran SA	21,647	Shares of Common Stock	7,560,896
Sainsbury(j)	1,617,289	Shares of Common Stock	7,069,838
Salesforce Inc	79,913	Shares of Common Stock	21,169,753
Sam Yung Trading	41,924	Shares of Common Stock	466,517
Samsara Inc CL A	206,560	Shares of Common Stock	7,322,552
Samsung E&a CO Ltd	27,270	Shares of Common Stock	455,273
Samsung Electronic Gdr Each Rep 25	12,439	Shares of Common Stock	25,698,974

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Samsung Electronic Gdr Each Rep 25	807	Shares of Common Stock	1,667,262
Samsung Electronics CO	75,409	Shares of Common Stock	6,276,449
San-ai Obbli CO Ltd	43,014	Shares of Common Stock	579,576
Sandfire Resources	66,380	Shares of Common Stock	793,238
Sanofi	114,085	Shares of Common Stock	5,528,559
Santen Pharm CO	72,336	Shares of Common Stock	750,380
Sanwa Holdings	30,273	Shares of Common Stock	787,799
Saul Ctrs Inc	4,491	Shares of Common Stock	141,601
Savills	54,494	Shares of Common Stock	730,040
Sawai Group Holdings CO	46,853	Shares of Common Stock	705,134
Sberbank OF Russia Spon Adr	260,208	Shares of Common Stock	11,787
Scentre Group	560,459	Shares of Common Stock	1,569,717
Schwab Charles Corp	455,140	Shares of Common Stock	45,473,037
Scout24 SE	5,118	Shares of Common Stock	515,730
Seacoast Bkg Corp Fla	134,299	Shares of Common Stock	4,219,675
Seb SA	3,493	Shares of Common Stock	202,246
Sega Sammy Hldgs I	31,427	Shares of Common Stock	490,818
Segro Plc	69,797	Shares of Common Stock	676,315
Sekisui House Reit	1,421	Shares of Common Stock	815,911
Sekisui Jushi Corp	31,140	Shares of Common Stock	423,359
Sempra	191,146	Shares of Common Stock	16,876,280
Semtech Corp	76,800	Shares of Common Stock	5,659,392
Semtech Corp	84,160	Shares of Common Stock	6,201,750
Senior Plc	382,575	Shares of Common Stock	1,002,407
Sensient Technologies Corp	46,352	Shares of Common Stock	4,354,770
Sensirion Hldg AG	3,967	Shares of Common Stock	308,447
Sgs SA Chf0.04	51,637	Shares of Common Stock	5,922,042
Shangri-la Asia	528,888	Shares of Common Stock	322,762
Ship Healthcare Holdings Inc	30,855	Shares of Common Stock	516,629
Shoei CO Ltd	42,145	Shares of Common Stock	477,793
Siemens AG	58,017	Shares of Common Stock	16,295,220
Siemens Healthinee	103,234	Shares of Common Stock	5,446,244
Simmons First Natl Corp CL A $0.01 Par CL A $0.01 Par	234,001	Shares of Common Stock	4,410,919
Simon Property Group Inc	11,415	Shares of Common Stock	2,113,031
Singapore Technologies Engineering	79,072	Shares of Common Stock	517,719
Sirius XM Hldgs Inc New	164,106	Shares of Common Stock	3,281,299
Siteone Landscape Supply Inc	30,599	Shares of Common Stock	3,811,411
Sitime Corp	2,134	Shares of Common Stock	753,707
SL Corporation	20,158	Shares of Common Stock	599,611
Slb Limited	302,113	Shares of Common Stock	11,595,097
Smc Corp	6,900	Shares of Common Stock	2,397,359
Snowflake Inc CL A	32,820	Shares of Common Stock	7,199,395
Sojitz Corporation	9,100	Shares of Common Stock	282,559
Sonic Automotive Inc	35,498	Shares of Common Stock	2,195,906
Sopra Steria Group	2,300	Shares of Common Stock	417,611
Soulbrain CO Ltd	4,326	Shares of Common Stock	786,791
Southern CO	269,533	Shares of Common Stock	23,503,278
Sparebank 1 Smn	54,906	Shares of Common Stock	1,121,597
Spie SA	156,230	Shares of Common Stock	9,038,439
Sps	7,789	Shares of Common Stock	694,234
Ss&c Technologies Hldgs Inc	23,200	Shares of Common Stock	2,028,144
Sse Plc	209,332	Shares of Common Stock	6,135,237
ST James's Place	26,900	Shares of Common Stock	500,938
Stabilus SE	12,687	Shares of Common Stock	304,710
Standex Intl Corp	19,249	Shares of Common Stock	4,182,423
Stanley Black & Decker Inc	255,479	Shares of Common Stock	18,976,980
Steadfast Group	257,105	Shares of Common Stock	905,258

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Stepan CO	46,263	Shares of Common Stock	2,191,016
Stepstone Group Inc CL A	115,163	Shares of Common Stock	7,390,010
Sterling Infrastructure Inc	8,390	Shares of Common Stock	2,569,270
Stockland	489,348	Shares of Common Stock	1,869,823
Sumco Corporation	69,911	Shares of Common Stock	640,035
Sumitomo Realty & Development	57,000	Shares of Common Stock	1,429,864
Sun Hung Kai Prop	134,591	Shares of Common Stock	1,637,537
Sunstone Hotel Invs Inc New	253,730	Shares of Common Stock	2,268,346
Suruga Bank	118,710	Shares of Common Stock	1,294,302
Swire Properties Ltd	362,600	Shares of Common Stock	977,369
Symrise AG	45,115	Shares of Common Stock	3,649,629
Tag Immobilien AG	51,648	Shares of Common Stock	802,505
Tapestry Inc	96,270	Shares of Common Stock	12,300,418
Targa Res Corp	21,120	Shares of Common Stock	3,896,640
TD Synnex Corporation	19,800	Shares of Common Stock	2,974,554
TE Connectivity Plc	17,957	Shares of Common Stock	4,085,397
Tecan Group AG Chf0.10	1,135	Shares of Common Stock	184,093
Tencent Hldgs Ltd	92,900	Shares of Common Stock	7,149,367
Tesco	2,334,998	Shares of Common Stock	13,875,566
Texas Instruments Inc	103,108	Shares of Common Stock	17,888,207
Tgs	60,711	Shares of Common Stock	551,625
The Baldwin Insurance Group Inc	177,490	Shares of Common Stock	4,265,085
The Campbells	79,900	Shares of Common Stock	2,226,813
The Cigna Group	51,893	Shares of Common Stock	14,282,510
The Hartford Insurance Group Inc	129,339	Shares of Common Stock	17,822,914
Thermo Fisher Scientific Inc	15,840	Shares of Common Stock	9,178,488
Thermon Group Hldgs	65,149	Shares of Common Stock	2,420,937
Timee Inc	27,942	Shares of Common Stock	225,682
T-mobile US Inc	75,300	Shares of Common Stock	15,288,912
Toho Titanium CO	42,900	Shares of Common Stock	362,096
Tokyo Gas CO Ltd	95,320	Shares of Common Stock	3,773,394
Tokyo Tatemono CO	40,315	Shares of Common Stock	912,035
Totalenergies SE	258,586	Shares of Common Stock	16,916,696
Toyo Suisan Kaisha	8,521	Shares of Common Stock	584,393
Trane Technologies Plc	10,950	Shares of Common Stock	4,261,740
Tutor Perini Corp	61,528	Shares of Common Stock	4,123,607
Tyson Foods Inc CL A	57,212	Shares of Common Stock	3,353,767
Ubs Group AG Usd0.10	447,756	Shares of Common Stock	20,888,686
Ucb	19,574	Shares of Common Stock	5,485,101
U-haul Holding	71,500	Shares of Common Stock	3,341,910
Ultragenyx Pharmaceutical Inc	63,039	Shares of Common Stock	1,449,897
Unibail-rodamco- Westfield	30,987	Shares of Common Stock	3,375,786
Unilever Plc	78,946	Shares of Common Stock	5,160,125
Unite Group	116,928	Shares of Common Stock	879,948
United Parcel Svc Inc	29,930	Shares of Common Stock	2,968,757
Unitedhealth Group Inc	20,066	Shares of Common Stock	6,623,987
Upstart Hldgs Inc	100,620	Shares of Common Stock	4,400,113
Urban Edge Pptys	219,312	Shares of Common Stock	4,208,597
US Bancorp	558,410	Shares of Common Stock	29,796,758
Vallourec SA Eur0.02	60,543	Shares of Common Stock	1,115,633
Value Added Techno	15,795	Shares of Common Stock	214,357
Veeco Instrs Inc Del	145,955	Shares of Common Stock	4,171,394
Ventas Inc	73,474	Shares of Common Stock	5,685,418
Veracyte Inc	87,248	Shares of Common Stock	3,673,141
Verra Mobility	191,679	Shares of Common Stock	4,295,526
Verra Mobility	64,909	Shares of Common Stock	1,454,611
Vertex Inc CL A	52,015	Shares of Common Stock	1,038,740

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Vertiv Holdings Llc	120,310	Shares of Common Stock		19,491,423
Viatris	1,239,305	Shares of Common Stock		15,429,347
Viatris	314,100	Shares of Common Stock		3,910,545
Vicat SA	17,543	Shares of Common Stock		1,565,857
Vici Pptys Inc	45,570	Shares of Common Stock		1,281,428
Virbac SA	1,414	Shares of Common Stock		593,690
Vistra Corp	63,430	Shares of Common Stock		10,233,162
Vistry Group Plc	68,738	Shares of Common Stock		593,013
VIVENDI SE EUR5.50	238,481	Shares of Common Stock		662,679
VONOVIA SE NPV	307,138	Shares of Common Stock		8,852,026
VONTIER CORP COM USD0.0001 WI	97,011	Shares of Common Stock		3,606,869
VORNADO RLTY TR COM	28,868	Shares of Common Stock		960,727
VSE CORP COM	29,971	Shares of Common Stock		5,178,090
VULCAN MATERIALS CO COM	27,010	Shares of Common Stock		7,703,792
WACKER CHEMIE AG NPV(BR)	4,600	Shares of Common Stock		374,661
WALMART INC COM	185,169	Shares of Common Stock		20,629,678
WALT DISNEY CO	118,256	Shares of Common Stock		13,453,985
WAREHOUSES DE PAUW NPV	39,026	Shares of Common Stock		1,013,850
WAREHOUSES DE PAUW NPV	39,733	Shares of Common Stock		1,032,217
WASTE CONNECTIONS INC COM	32,910	Shares of Common Stock		5,771,098
WELLS FARGO & CO NEW COM STK	269,219	Shares of Common Stock		25,091,211
WELLTOWER INC COM REIT	50,489	Shares of Common Stock		9,371,263
WESCO INTL INC COM	8,500	Shares of Common Stock		2,079,440
WESTLAKE CORPORATION COM USD0.01	38,500	Shares of Common Stock		2,846,690
WHARF REAL ESTATE HKD0.1	180,000	Shares of Common Stock		568,433
WHITEHAVEN COAL NPV	110,571	Shares of Common Stock		571,441
WIENERBERGER AG NPV	16,969	Shares of Common Stock		610,233
WILLIAMS CO INC COM	123,121	Shares of Common Stock		7,400,803
WING TAI HOLDINGS NPV	473,971	Shares of Common Stock		523,358
WINGSTOP INC COM	10,746	Shares of Common Stock		2,562,814
XOMETRY INC CL A COM CL A COM	28,517	Shares of Common Stock		1,695,906
XPEL INC COM	41,774	Shares of Common Stock		2,084,940
YETI HLDGS INC COM	102,236	Shares of Common Stock		4,515,764
ZEGONA COMMUNICATI ORD GBP0.01	80,000	Shares of Common Stock		1,501,076
ZENKOKU HOSHO CO L NPV	38,971	Shares of Common Stock		775,964
ZIMMER BIOMET HLDGS INC COM	300,688	Shares of Common Stock		27,037,865
ZIMMER BIOMET HLDGS INC COM	43,600	Shares of Common Stock		3,920,512
ZSCALER INC COM	29,680	Shares of Common Stock		6,675,626
ZUKEN INC NPV	15,258	Shares of Common Stock		475,520
ZUMTOBEL GROUP AG	47,176	Shares of Common Stock		189,488
		Corporate Equities Total		7,695,567,248
Cash and Cash Equivalents
Cash and cash equivalents		Foreign currency		6,441,435
		Cash and Cash Equivalents Total		6,441,435
Government Securities
Fannie Mae		FANNIE MAE BX9727 04-01-2053	5%	478,658
Fannie Mae		FANNIE MAE FLTG RT 07-29-2026		12,195,943
Fannie Mae		FANNIE MAE FLTG RT 08-21-2026		3,803,047
Fannie Mae		FANNIE MAE FLTG RT 12-11-2026		4,809,428
Fannie Mae		FANNIE MAE FN CB5774 02-01-2053	5.5%	1,794,995
Fannie Mae		FANNIE MAE SR 24-90 CL FA FRN 12-25-2054		322,623
Fannie Mae		FANNIE MAE SR 25-69 CL FB FLTG RT 08-25-2055		1,454,696

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Federal Home Loan Banks	FEDERAL HOME LN BK DISC NT 03-03-2026		6,917,807
Federal Home Loan Banks	FEDERAL HOME LN BK DISC NT 03-12-2026		10,600,892
Federal Home Loan Banks	FEDERAL HOME LN BK DISC NT 04-17-2026		13,031,430
Federal Home Loan Banks	FEDERAL HOME LN BK FLTG 06-26-2026		6,337,426
Federal Home Loan Banks	FEDERAL HOME LN BKS 01-11-2027	3.5%	10,285,994
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 06/20/2025 FLTG 02-17-2026	3.66%	1,804,971
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 07/08/2025 FLTG 01-13-2026	3.64%	6,994,951
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 08/18/2025 FLTG 04-17-2026	3.73%	3,600,158
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 08/25/2025 FLTG 02-25-2027	3.795%	3,664,408
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 08/28/2025 02-26-2026	3.75%	14,836,755
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 09/18/2025 FLTG 03-18-2027	3.8%	3,894,994
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 10/20/2025 FLTG 03-20-2026	3.7%	1,599,981
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 10/20/2025 FLTG 04-20-2026	3.705%	699,982
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 10/20/2025 FLTG 05-20-2026	3.71%	1,599,961
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 10/30/2025 FLTG 05-28-2026	3.725%	1,799,955
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 10/30/2025 FLTG 06-04-2026	3.725%	3,599,915
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 10/30/2025 FLTG 06-30-2026	3.73%	1,809,968
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 10/30/2025 FLTG 07-02-2026	3.73%	3,984,919
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/18/2025 FLTG 07-21-2026	3.71%	1,799,971
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/18/2025 FLTG 06-18-2026	3.715%	3,514,949
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/18/2025 FLTG 07-17-2026	3.72%	3,514,954
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/19/2025 FLTG 07-22-2026	3.71%	1,799,973
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/19/2025 FLTG 08-19-2026	3.71%	1,764,951
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/21/2025 FLTG 06-22-2026	3.7%	5,304,924
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/21/2025 FLTG 07-21-2026	3.705%	3,529,953
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/21/2025 FLTG 08-21-2026	3.71%	12,354,667
Federal Home Loan Banks	FEDERAL HOME LN BKS CONS BD DTD 11/24/2025 FLTG 06-23-2026	3.7%	3,889,949
Federal Home Loan Banks	FEDERAL HOME LN BKS FLTG RT 04-07-2026		3,599,947
Federal Home Loan Banks	FEDERAL HOME LOAN BANK FLTG 05-05-2026		3,459,954
Federal Home Loan Banks	FEDERAL HOME LOAN BANK FLTG 07-24-2026		3,529,952
Federal Home Loan Banks	FEDERAL HOME LOAN BANK FLTG RT 06-02-2026		3,459,908
Federal Home Loan Banks	FEDERAL HOME LOAN BANK FLTG RT 04-17-2026		1,754,990
Federal Home Loan Banks	FEDERAL HOME LOAN BANKS 02-03-2026		2,898,319
Federal Home Loan Banks	FEDERAL HOME LOAN BANKS DISC NT 01-02-2026		7,498,538
Federal Home Loan Banks	FEDERAL HOME LOAN BANKS FLTG 06-25-2026		1,764,980
Federal Home Loan Banks	FEDERAL HOME LOAN BANKS FLTG 08-24-2026		1,764,949

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Federal Home Loan Banks	FHLB FLTG 25/3/2027 03-25-2027		2,980,654
FFCB	FED FARM CR BKS FLTG 02-16-2027		12,407,640
FFCB	FEDERAL FARM CR 06-26-2026	5.42%	2,285,882
FFCB	FEDERAL FARM CR BKS FLTG RT 06-24-2026		901,111
FFCB	FEDERAL FARM CR BKS FLTG RT 11-19-2027		1,490,706
FFCB	FEDERAL FARM CREDIT BANK 02-01-2027	4.525%	3,498,931
FFCB	FEDERAL FARM CREDIT BANK FLTG 03-05-2027		6,999,683
FFCB	FEDERAL FARM CREDIT BANK FLTG 03-26-2027		1,361,011
FFCB	FEDERAL FARM CREDIT BANK FLTG 04-19-2027		619,996
FFCB	FEDERAL FARM CREDIT BANK FLTG 10-16-2026		6,503,314
FFCB	FEDERAL FARM CREDIT BANK FLTG 12-23-2026		1,000,564
FFCB	FEDERAL FARM CREDIT BANK FLTG RT 11-06-2026		2,769,855
FFCB	FEDERAL FARM CREDIT BANK FLTG RT 01-20-2027		4,124,879
FFCB	FEDERAL FARM CREDIT BANK FLTG RT 01-27-2027		1,357,029
FFCB	FEDERAL FARM CREDIT BANK FLTG RT 02-27-2026		6,399,863
FFCB	FEDERAL FARM CREDIT BANK FLTG RT 05-24-2027		1,894,986
FFCB	FEDERAL FARM CREDIT BANK FLTG RT 11-19-2026		561,980
FFCB	FEDERAL FARM CREDIT BANK FLTG RT 11-23-2027		444,995
FFCB	FEDERAL FARM CREDIT FLTG 10-15-2026		11,721,609
FHLMC	FEDERAL HOME LN MTG CORP DISC NT 02-13-2026		1,764,366
FHLMC	FEDERAL HOME LN MTG CORP FHR 5500 AF FLTG 02-25-2055		344,978
FHLMC	FEDERAL HOME LN MTG CORP FLTG RT 09-23-2026		3,902,175
FHLMC	FEDERAL HOME LN MTG CORP FLTG RT 10-16-2026		2,901,381
FHLMC	FEDERAL HOME LN MTG CORP MULTICLASS SR 5565 CL FC FLTG 08-25-2055		1,450,218
FHLMC	FEDERAL HOME LN MTG CORP POOL #J17884 01-01-2027 BEO	3%	1,151
FHLMC	FEDERAL HOME LN MTG CORP POOL #ZM2479 01-01-2047 BEO	4%	161,788
FHLMC	FEDERAL HOME LN MTG CORP POOL #ZM5146 12-01-2047 BEO	4%	82,533
FHLMC	FEDERAL HOME LN MTG CORP SER 005557 CL FM 07-25-2055	4.76721%	273,765
FHLMC	FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042		35,499
FHLMC	FEDERAL HOME LN MTG CORP SER 5442 CL FB FLTG 08-25-2054		170,464
FHLMC	FEDERAL HOME LN MTG CORP SER 5563 CL FV FLTG RT 08-25-2055		1,168,827
FHLMC	FEDERAL HOME LN MTG CORP SER 5564 CL PF FLTG RT 08-25-2055		1,577,344
FHLMC	FEDERAL HOME LN MTG CORP SER 5564 CL PF FLTG RT 08-25-2055		246,460
FHLMC	FEDERAL HOME LN MTG CORP SER 5565 CL FA FLTG RT 08-25-2055		237,286
FHLMC	FEDERAL HOME LN MTG CORP SER 5565 CL FA FLTG RT 08-25-2055		759,314
FHLMC	FEDERAL HOME LN MTG CORP SR 5508 CL QF FLTG 02-25-2055		86,924

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

FHLMC	FEDERAL HOME LN MTG CORP SR 5568 CL FE FLTG RT08-25-2055		720,001
FHLMC	FEDERAL HOME LN MTG CORP SR 5601 CL F FLTG RT 11-25-2055		743,463
FHLMC	FEDERAL HOME LN MTG CORP SR 5607 CL FA FLTG RT 12-25-2055		1,428,474
FHLMC	FEDERAL HOME LOAN MORTGAGE CORP 08-01-2054	5%	9,365,828
FHLMC	FEDERAL HOME LOAN MORTGAGE CORP 08-01-2054	5.5%	343,035
FHLMC	FHLM MULTI FAMILY STRUCTURED PASS THRO SER KBX1 CL A2 01-25-2026	2.92%	211,143
FHLMC	FHLM MULTI FAMILY STRUCTURED PASS THRO SER KBX1 CL A2 01-25-2026	2.92%	58,651
FHLMC	FHLMC MULTICLASS FHMS Q029 A FLTG 25/8/2027 08-25-2027		131,921
FHLMC	FHLMC MULTICLASS SER 4620 CL AF 11-15-2042		23,513
FHLMC	FHLMC MULTICLASS SR 4153 CL DC 05-15-2041	1.75%	64,498
FHLMC	FHLMC UMBS 30Y FIXED 05-01-2054	5.5%	433,820
FNMA	FEDERAL NATIONAL MORTGAGE ASSOC 11-25-2046	2%	189,286
FNMA	FEDERAL NATIONAL MORTGAGE ASSOC 10-01-2053	6.5%	140,168
FNMA	FEDERAL NATIONAL MORTGAGE ASSOC REMIC TR2025-4 CL-FB VAR 12-25-2053	4.86721%	477,834
FNMA	FEDERAL NATL MTG ASSN GTD MTG POOL #AJ8540 01-01-2027 BEO	3%	4,851
FNMA	FEDERAL NATL MTG ASSN GTD MTG POOL #AL5548 DUE 05-01-2038 BEO	6.383%	13,154
FNMA	FNMA 30 YEAR PASS-THROUGHS 30 YEARS SETTLES FEBRUARY	6%	12,215,383
FNMA	FNMA 30 YEAR PASS-THROUGHS 30 YEARS SETTLES FEBRUARY	6.5%	1,039,516
FNMA	FNMA FLTG 10-23-2026		4,637,434
FNMA	FNMA FLTG RT 11-20-2026		5,604,009
FNMA	FNMA POOL #AB3968 12-01-2026 BEO	3%	30,941
FNMA	FNMA POOL #AV3961 01-01-2029 BEO	4%	17,689
FNMA	FNMA POOL #BL1942 03-01-2026	3.15%	199,230
FNMA	FNMA POOL #BL3670 10-01-2026 BEO	2.08%	98,503
FNMA	FNMA POOL #FM1549 09-01-2048 BEO	4%	109,083
FNMA	FNMA POOL #FM3004 01-01-2046 BEO	4%	1,112,901
FNMA	FNMA POOL #FS8344 06-01-2049 BEO	4%	83,782
FNMA	FNMA POOL #MA2871 01-01-2032 BEO	3%	127,468
FNMA	FNMA POOL #MA3029 DUE 06-01-2032 REG	3%	188,333
FNMA	FNMA POOL #MA4700 08-01-2052 BEO	4%	809,515
FNMA	FNMA POOL #MA5295 03-01-2054 BEO	6%	2,960,013
FNMA	FNMA REMIC SER 12-120 CL WE 11-25-2027	1.25%	146,182
FNMA	FNMA REMIC TR 2025-19 CL-FC VAR 03-25-2055	4.82721%	217,752
FNMA	FNMA REMIC TR 2025-24 CL-FB VAR 03-25-2055	4.56721%	218,143
FNMA	FNMA REMIC TR 2025-47 CL-FJ VAR 06-25-2055	4.69721%	753,020
FNMA	FNMA SER 19-28 CL FJ FLTG DUE 06-25-2059 REG		306,485
FNMA	FNMA SINGLE FAMILY MORTGAGE MAT 30 YEARS SETTLES FEBRUARY	4%	2,847,520
FNMA	FNMA SINGLE FAMILY MORTGAGE MAT 30 YEARS SETTLES FEBRUARY	4.5%	7,812,591
FNMA	FNMA SINGLE FAMILY MTG 5 30 YEARS SETTLES FEB		2,094,594

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

FNMA	FNMA SR 06-114 CL AF FLTG 12-25-2036		236,798
FNMA	FNMA SR 25-69 CL-FA VAR RT 08-25-2055		1,453,610
Freddie Mac	FREDDIE MAC MULTICLASS SR 5410 CL FB FLTG RT 05-25-2054		539,340
Freddie Mac	FREDDIE MAC POOL FR QI6910 1/6/2054 06-01-2054	5.5%	474,305
Freddie Mac	FREDDIE MAC SER 5508 CL DF FLTG RT 02-25-2055		216,954
Freddie Mac	FREDDIE MAC SR 5345 CL A 01-25-2047	5.5%	76,964
Freddie Mac	FREDDIE MAC SR 5426 CL CF FLTG RT 12-15-2050	6.2237%	142,302
Freddie Mac	FREDDIE MAC SR 5500 CL GF FLTG 10-25-2054		803,799
Freddie Mac	FREDDIE MAC SR 5505 CL AF FLTG 03-15-2050		197,605
Freddie Mac	FREDDIE MAC SR 5508 CL AF FLTG RT 02-25-2055		556,739
Freddie Mac	FREDDIE MAC SR 5513 CL MF FLTG RT 11-25-2054		407,134
GNMA	GNMA 2016-H17 MTG PASS THRU CTF CL MX FC08-20-2066		79,765
GNMA	GNMA 2016-H20 REMIC PASSTHRU CTF CL FG 08-20-2066		2,995
GNMA	GNMA 2017-H05 REMIC PASSTHRU CTF CL FC FLTG 02-20-2067		141,165
GNMA	GNMA 2019-H11 REMIC PASSTHRU CTF 05-20-2069	4.39691%	143,740
GNMA	GNMA 2022-H24 REMIC PASSTHRU CTF 11-20-2072	4.83154%	1,455,546
GNMA	GNMA 11-20-2072	4.82154%	1,189,432
GNMA	GNMA FLTG RT SER 18-H15 CL FG 08-20-2068 REG		80,712
GNMA	GNMA II JUMBOS 3.5 30 YEARS SETTLES FEB		455,533
GNMA	GNMA POOL #MA5265 06-20-2048 BEO	4.5%	134,502
GNMA	GNMA POOL #MA5764 02-20-2049 BEO	4.5%	276,151
GNMA	GNMA POOL #MA8345 10-20-2052 BEO	3.5%	858,406
GNMA	GNMA REMIC SER 2013-H16 CL FA FLTG 07-20-2063		6,509
GNMA	GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065		13,314
GNMA	GNMA REMIC PASSTHRU CTF SER 2015-H18 CL FB FLTG RT DUE 07-20-2065		37,977
GNMA	GNMA REMIC PASSTHRU CTF SR 20-H14 CL FH 08-20-2070	0%	403,617
GNMA	GNMA REMIC SR 16-H09 CL FB FLTG RT 04-20-2066		14,032
GNMA	GNMA REMIC SR 25-H21 CL FA FLTG 10-20-2075		752,069
GNMA	GNMA SER 15-H08 CLS FB FLTG DUE 03-20-2065		92,327
GNMA	GNMA SER 17-H21 CL FD FLTG 10-20-2067		861,486
GNMA	GNMA SER 19-H05 CL FT FRN DUE 04-20-2069 REG		14,422
GNMA	GNMA SR 23-H12 CL FA FLTG RT 05-20-2073		463,041
GNMA	GNMA SR 23-H19 CL FA FLTG RT 08-20-2073		193,996
GNMA	GNMA SR 23-H19 CL FA FLTG RT 08-20-2073		678,986
GNMA	GNMA SR 23-H21 CL FA FLTG RT 09-20-2073		723,820
GNMA	GNMA SR 24-HO4 CL FA FLTG RT 02-20-2074		272,871
GNMA	GNMA SR 25-H20 CL FA FLTG RT 09-20-2075		1,004,820

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

GNMA	GNMA SR 25-H20 CL FA FLTG RT 09-20-2075		1,708,194
GNMA	GNMAII POOL #MB0481 SER 2055 07-20-2055	3.5%	4,146,233
GNMA	GOVERNMENT NATIONAL MORTGAGE ASSN SR 18-H01 CL FA FLTG RT 01-20-2068		348,187
GNMA	GOVERNMENT NATIONAL MORTGAGE ASSN SR 25-159 CL FJ FLTG RT 09-20-2055		1,688,902
GNMA	GOVERNMENT NATIONAL MORTGAGE ASSOC 04-20-2072	4.46154%	495,840
GNMA	GOVERNMENT NATIONAL MORTGAGE ASSOC 08-20-2071	5.16154%	503,111
Australia	PVTPL NBN CO LTD 10-01-2027	4%	299,362
Canada	CANADA(GOVT OF) IDX/LKD 01/12/26 CAD	4.25%	283,550
Canada	PVTPL NOVA CHEMICALS CORP 11-15-2028	8.5%	112,916
Canada	PVTPL NOVA CHEMICALS CORP 02-15-2030	9%	10,678
France	FRANCE(GOVT OF) IDX/LKD BDS 25/07/2038 EUR1		228,486
France	FRANCE(GOVT OF) IDX/LKD SNR 01/03/2026 EUR1		1,722,883
France	FRANCE(GOVT OF) IDX/LKD SNR 25/07/2027 EUR1		165,098
France	FRANCE(GOVT OF) IDX/LKD SNR 25/07/2031 EUR1		547,004
Italy	ITALY(REP OF) IDX/LKD SNR 15/05/2030 EUR		569,983
Italy	PVTPL CASSA DEPOSITI E PRESTIT 04-30-2029	5.875%	316,076
Poland	REPUBLIC OF POLAND 03-18-2029	4.625%	407,968
Saudi Arabia	PVTPL SAUDI INTERNATIONAL BOND 01-13-2028	5.125%	408,502
Brazil	SECRETARIA TESOURO T-BILL 01/04/26 BRL1000	0%	3,195,142
Israel	STATE OF ISRAEL 02-19-2030	5.375%	206,795
United States	SMALL BUSINESS ADMIN GTD DEV PARTN CTF 5.12 DUE 11-01-2027 REG		22,113
United States	TSY INFL IX N/B TREAS BONDS 02-15-2045	0.75%	2,787,061
United States	TSY INFL IX N/B 02-15-2052	0.125%	743,774
United States	TSY INFL IX N/B 07-15-2027	0.375%	6,605,025
United States	TSY INFL IX N/B TIPS 02-15-2048	1%	1,771,103
United States	TSY INFL IX N/B 01-15-2034	1.75%	4,113,040
United States	TSY INFL IX N/B TII 0 1/8 01/15/32 01-15-2032		4,513,022
United States	TSY INFL IX N/B TII 0 1/8 04/15/27 04-15-2027		1,358,844
United States	TSY INFL IX N/B TII 2 3/8 10/15/28 10-15-2028		3,942,904
United States	TSY INFL IX N/B US GVT NATIONAL 01-15-2027	0.375%	5,538,268
United States	UNITED STATES OF AMER TBILL 02-03-2026	0%	23,725,622
United States	UNITED STATES OF AMER TBILL 03-03-2026	0%	596,447
United States	UNITED STATES OF AMER BDS INDX LNKD 02-15-2047	0.875%	1,731,279
United States	UNITED STATES OF AMER TREAS BILLS T-BILL 04-16-2026	0%	17,121,949
United States	UNITED STATES OF AMER TREAS BILLS 02-10-2026	0%	17,546,142
United States	UNITED STATES OF AMER TREAS BILLS 02-17-2026	0%	21,378,980
United States	UNITED STATES OF AMER TREAS BILLS 03-12-2026	0%	3,838,733

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

United States	UNITED STATES OF AMER TREAS BILLS 04-02-2026	0%	6,068,620
United States	UNITED STATES OF AMER TREAS BILLS 04-09-2026	0%	8,997,977
United States	UNITED STATES OF AMER TREAS BILLS 07-02-2026	0%	1,227,969
United States	UNITED STATES OF AMER TREAS BILLS T-BILL 04-30-2026	0%	27,417,488
United States	UNITED STATES OF AMER TREAS BILLS 12-24-2026	0%	21,660,193
United States	UNITED STATES OF AMER TREAS BILLS T-BILL 01-22-2026	0%	2,542,963
United States	UNITED STATES OF AMER TREAS BILLS T-BILL 02-05-2026	0%	19,167,642
United States	UNITED STATES OF AMER TREAS BILLS T-BILL 02-19-2026	0%	2,427,406
United States	UNITED STATES OF AMER TREAS BILLS TBILL 03-10-2026	0%	17,658,966
United States	UNITED STATES OF AMER TREAS BILLS T-BILL 02-12-2026	0%	23,704,649
United States	UNITED STATES OF AMER TREAS BILLS T-BILL 04-23-2026	0%	15,469,699
United States	UNITED STATES OF AMER TREAS BILLS T-BILL 06-18-2026	0%	6,819,510
United States	UNITED STATES OF AMER TREAS BILLS T-BILL03-19-2026	0%	17,523,580
United States	UNITED STATES OF AMER TREAS BILLS T-BILL03-24-2026	0%	4,380,990
United States	UNITED STATES OF AMER TREAS BILLS T-BILL03-31-2026	0%	15,401,520
United States	UNITED STATES OF AMER TREAS BILLS T-BILL04-21-2026	0%	6,628,390
United States	UNITED STATES OF AMER TREAS BILLS T-BILL05-28-2026	0%	23,565,336
United States	UNITED STATES OF AMER TREAS BILLS 01-29-2026		2,892,331
United States	UNITED STATES OF AMER TREAS BONDS 04-15-2028		4,544,328
United States	UNITED STATES OF AMER TREAS BONDS T-BOND 02-15-2050	0%	431,027
United States	UNITED STATES OF AMER TREAS BONDS TIPS INFL IDX 02-15-2043 USD1000	0.625%	971,135
United States	UNITED STATES OF AMER TREAS BONDS 02-15-2042	0.75%	3,415,349
United States	UNITED STATES OF AMER TREAS BONDS 02-15-2053	1.5%	855,783
United States	UNITED STATES OF AMER TREAS BONDS 02-15-2055	2.375%	2,060,012
United States	UNITED STATES OF AMER TREAS NOTES 01-15-2031	0.125%	4,715,116
United States	UNITED STATES OF AMER TREAS NOTES 10-15-2026	0.125%	9,821,457
United States	UNITED STATES OF AMER TREAS NOTES 31/01/2026 DUE 01-31-2026 BEO	0.375%	289,246
United States	UNITED STATES OF AMER TREAS NOTES 01-15-2033	1.125%	1,365,184
United States	UNITED STATES OF AMER TREAS NOTES 01-15-2033	1.125%	5,775,777
United States	UNITED STATES OF AMER TREAS NOTES 07-15-2033	1.375%	6,173,445
United States	UNITED STATES OF AMER TREAS NOTES 04-15-2030	1.5%	7,921,626
United States	UNITED STATES OF AMER TREAS NOTES 10-15-2027	1.625%	4,541,354
United States	UNITED STATES OF AMER TREAS NOTES 07-15-2034	1.875%	8,554,486
United States	UNITED STATES OF AMER TREAS NOTES 01-15-2035	2.125%	9,463,195
United States	UNITED STATES OF AMER TREAS NOTES DUE 05-15-2032 REG	2.875%	94,422

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

United States	UNITED STATES OF AMER TREAS NOTES 05-15-2026	3.625%	19,305,247
United States	UNITED STATES OF AMER TREAS NOTES 10-31-2026	4.125%	700,988
United States	UNITED STATES OF AMER TREAS NOTES 02-28-2026	4.625%	1,201,556
United States	UNITED STATES OF AMER TREAS NOTES 06-30-2026	4.625%	5,297,338
United States	UNITED STATES OF AMER TREAS NOTES 04-30-2026	4.875%	803,250
United States	UNITED STATES OF AMER TREAS NOTES DTD 03/31/2021 03-31-2026	0.75%	15,199,295
United States	UNITED STATES OF AMER TREAS NOTES FLTG 10-15-2029		4,915,090
United States	UNITED STATES OF AMER TREAS NOTES FLTG 10-31-2026		24,603,873
United States	UNITED STATES OF AMER TREAS NOTES FLTG RT 01-31-2027		30,246,221
United States	UNITED STATES OF AMER TREAS NOTES FLTG RT 01-31-2026		13,409,737
United States	UNITED STATES OF AMER TREAS NOTES INFL IDX T-BOND 01-15-2029	0.875%	1,651,289
United States	UNITED STATES OF AMER TREAS TIPS 04-15-2029		1,183,137
United States	UNITED STATES OF TREAS NTS 04-30-2026 REG	2.375%	826,900
United States	UNITED STATES TREAS BDS 02-15-2054	2.125%	1,814,602
United States	UNITED STATES TREAS BDS 02-15-2051	0.125%	710,860
United States	UNITED STATES TREAS BDS 1.375 02-15-2044 REG		3,210,034
United States	UNITED STATES TREAS BDS 02-15-2041	2.125%	1,209,789
United States	UNITED STATES TREAS BDS INDEX LINKED 1.75 DUE 01-15-2028 REG		3,120,983
United States	UNITED STATES TREAS BDS INFLATION INDEX LINKED 04-15-2029	3.875%	473,889
United States	UNITED STATES TREAS BDS TSY INFL IX N/B 02-15-2046		1,909,426
United States	UNITED STATES TREAS BONDS 02-15-2049	1%	410,357
United States	UNITED STATES TREAS INFL IDX 07-15-2029	0.25%	3,954,127
United States	UNITED STATES TREAS INFL INDEX NTS 01-15-2028	0.5%	8,533,715
United States	UNITED STATES TREAS INFL INDEXED NTS 07-15-2028	0.75%	4,872,312
United States	UNITED STATES TREAS NTS DUE 07-15-2030	0.125%	3,118,937
United States	UNITED STATES TREAS NTS DUE 07-15-2032 REG	0.625%	7,052,543
United States	UNITED STATES TREAS NTS DUE 07-15-2032 REG	0.625%	947,357
United States	UNITED STATES TREAS NTS 10-15-2030	1.125%	2,480,430
United States	UNITED STATES TREAS NTS DUE 05-15-2026	1.625%	2,278,856
United States	UNITED STATES TREAS NTS 11-30-2026	4.25%	544,322
United States	UNITED STATES TREAS NTS DTD 04/30/2024 FLTG RATE 04-30-2026	3.79325%	20,798,563
United States	UNITED STATES TREAS NTS DTD 04-28-2023 DUE 04-15-2028	1.25%	5,623,837
United States	UNITED STATES TREAS NTS FLTG RT 07-31-2026		12,944,449
United States	UNITED STATES TREAS NTS FLTG RT 07-31-2027		26,953,534
United States	UNITED STS TREAS BILLS 02-26-2026	0%	10,150,015
United States	UNITED STS TREAS BILLS 08-06-2026	0%	1,350,823

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

United States	UNITED STS TREAS BILLS T-BILL 01-02-2026	0%	14,345,000
United States	UNITED STS TREAS BILLS T-BILL 02-24-2026	0%	5,999,613
United States	UNITED STS TREAS BILLS T-BILL 03-05-2026	0%	19,790,809
United States	UNITED STS TREAS BILLS T-BILL 03-17-2026	0%	537,109
United States	UNITED STS TREAS BILLS T-BILL 04-07-2026	0%	8,004,882
United States	UNITED STS TREAS BILLS T-BILL 06-04-2026	0%	31,598,118
United States	UNITED STS TREAS BILLS T-BILL 06-25-2026	0%	26,529,249
United States	UNITED STS TREAS BILLS 06-11-2026 UNITEDSTS TREAS BILLS		13,347,856
United States	UNITED STS TREAS BILLS 09-03-2026 UNITEDSTS TREAS BILLS		26,884,005
United States	UNITED STS TREAS BILLS DUE ZCPN 05-14-2026		12,220,561
United States	UNITED STS TREAS NTS 07-15-2031	0.125%	14,141,843
United States	UNITED STS TREAS NTS DUE 02-28-2026 REG	0.5%	994,792
United States	UNITED STS TREAS NTS 06-30-2026	0.875%	710,629
United States	US TREAS BDS INDEX LINKED 2.5 DUE 01-15-2029 REG		2,081,378
United States	US TREAS BDS INDEX LINKED NOTES 2.375 DUE 01-15-2027 REG		97,650
United States	US TREAS INFL INDEXED BONDS 3.375 DUE 04-15-2032 AR12 DUE 04-15-32 REG		218,908
United States	US TREASURY DTD 02/15/2010 02-15-2040		1,523,103
United States	US TREASURY INFL INDX 01-15-2030	0.125%	4,456,758
United States	UTD STATES TREAS DUE 07-15-2035	1.89294%	6,482,115
United States	UTD STATES TREAS FLTG RT DUE 10-31-2027	3.83325%	15,163,601
	Government Securities Total		1,225,238,404
Corporate Debt Instruments
522 FDG CLO 2018-3 A Ltd	522 FDG CLO 2018-3 A LTD / 522 FDG 10-20-2031	4.96924%	78,731
888 Acquisitions Limited	888 ACQUISITIONS LIMITED TRM LN B SR SCD TRM LN 07-08-2028		283,046
Aar Escrow Issuer Llc Sr	AAR ESCROW ISSUER LLC SR NT 144A 03-15-2029	6.75%	75,537
Acadia Healthcare	ACADIA HEALTHCARE DUE 07-01-2028	5.5%	72,554
Acrisure Llc	ACRISURE LLC / ACRISURE FIN INC 11-06-2030	7.5%	193,675
Acrisure Llc	ACRISURE LLC TL 11-06-2030		472,310
Aethon	AETHON UTD BR LP / DUE 10-01-2029	7.5%	203,249
AG	AG ISSUER LLC DUE 03-01-2028	6.25%	23,101
Air Lease Corp	AIR LEASE CORP 06-25-2026	5.3%	301,504
Alliant	ALLIANT HLDGS DUE 10-15-2027	6.75%	54,317
Ally Finl Inc	ALLY FINL INC 02-14-2033	6.7%	350,643
Ally Finl Inc	ALLY FINL INC DUE 11-01-2031	8%	476,006
Ally Finl Inc Sr	ALLY FINL INC SR NT FIXED / FLTG 06-13-2029	6.992%	106,680
Altice	ALTICE FINANCING S.A. FIRST LIEN TERM LOAN DUE 10-31-2027 BEO		477,113
Altice	ALTICE FRANCE S A USD TLB-12 LOAN SENIORSECURED 10-30-2028		47,073
Altice	ALTICE FRANCE S.A USD TLB-14 LOAN SENIORSECURED 05-31-2031		288,275
Altice	ALTICE LUXCO3		42,413
Amerigas Partners	AMERIGAS PARTNERS DUE 05-20-2027	5.75%	361,062
American Axle & Mfg	AMERN AXLE & MFG DUE 10-01-2029	5%	304,396

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

American Axle & Mfg	AMERN AXLE & MFG DUE 10-15-2033	7.75%	83,559
American Axle & Mfg	AMERN HONDA FIN FLTG RT DUE 08-13-2027	4.40584%	601,245
Amgen Inc Fixed	AMGEN INC FIXED 03-02-2028	5.15%	204,748
Antero Midstream	ANTERO MIDSTREAM DUE 01-15-2028	5.75%	117,225
Arcano Euro CLO I DAC	ARCANO EUR FRN CLO 07/2039 EUR 'A'		705,719
ARDONAGH GROUP	ARDONAGH GROUP FIN DUE 02-15-2032	8.875%	509,245
ARES EUROPEAN	ARES EUROPEAN CLO 15/10/2031 15/10/2031	2.796%	122,971
ASURION LLC	ASURION LLC TERM LOAN B-13 SENIOR SECURED 09-19-2030		329,293
ATLAS	ATLAS CC ACQUISITION CORP TLB 05-25-2029		213,747
ATLAS	ATLAS CC ACQUISITION CORP TLC 05-25-2029		30,943
BALLYS CORPORATION	BALLYS CORPORATION TERM LOAN B DUE 10-02-2028 BEO		203,266
Bank Amer Corp	BAMLL COML MTG FLTG RT DUE 09-15-2038	4.82448%	385,688
Bank Amer Corp	BANK AMER CORP 05-09-2029	4.623%	405,433
Bank Amer Corp	BANK AMER CORP DUE 12-31-2049	5.875%	81,242
Bank Montreal	BANK MONTREAL QUE 09-10-2027	4.567%	301,140
BARINGS	BARINGS EURO CLO 21/10/2038	3.269%	704,420
BARRACUDA NETWORKS INC	BARRACUDA NETWORKS INC FIRST LIEN TERM LOAN SENOIR SECURED TERM LOAN 08-15-2029		445,652
Bausch Health Companies	BAUSCH HEALTH COMPANIES INC. TERM LOAN B01-27-2027		—
Bayer Us Fin Ii	BAYER US FIN II DUE 12-15-2028	4.375%	100,117
Black Diamond 2019 Frn C	BLACK DIAMOND 2019 FRN CLO 05/2032 EUR 'A-1'		147,097
Blackrock	BLACKROCK EURO.VII FRN CLO 10/2031 EUR 'A'		156,283
Block Inc	BLOCK INC SR NT 06-01-2026	2.75%	86,481
Block Inc	BLOCK INC SR NT 06-01-2031	3.5%	72,371
Blue Racer	BLUE RACER DUE 07-15-2032	7.25%	382,058
Boxer Parent Co Inc	BOXER PARENT CO INC TL 07-02-2032		639,327
BRIDGECREST	BRIDGECREST LENDING AUTO SECURITIZATION TR SR 25-2 CL A2 01-18-2028	4.84%	289,028
BRIGHTSTAR	BRIGHTSTAR LOTTERY DUE 01-15-2033	5.75%	169,782
BROADCOM	BROADCOM INC 02-15-2033	2.6%	22,928
Buckeye Partners	BUCKEYE PARTNERS L DUE 12-01-2026	3.95%	168,164
Buckeye Partners	BUCKEYE PARTNERS L DUE 03-01-2028	4.5%	172,892
Buckeye Partners	BUCKEYE PARTNERS L DUE 11-15-2043	5.85%	256,951
Cairn	CAIRN CLO III B.V. FLTG 144A 15/10/2031		232,287
Camelot	CAMELOT FIN S A DUE 11-01-2026	4.5%	17,874
Capital power	CAP PWR US HLDGS DUE 06-01-2028	5.257%	101,978
Carlyle	CARLYLE G 14-2 DAC BDS 15/11/2031 EUR	0%	57,708
Carriage Purchaser Inc	CARRIAGE PURCHASER INC SENIOR SECURED TERM B LOAN 10-02-2028		25,867
Cco Hldgs Llc	CCO HLDGS LLC / CCO HLDGS CAP CORP SR NT144A 01-15-2034	4.25%	159,852
Cco Hldgs Llc	CCO HLDGS LLC/CCO HLDGS CAP CORP 05-01-2032	4.5%	26,029
Cco Holdings Llc	CCO HOLDINGS LLC 06-01-2033	4.5%	221,466
Central Parent	CENT PARENT INC / DUE 06-15-2029	7.25%	441,709
Centene Corp	CENTENE CORP DEL 03-01-2031	2.5%	15,540

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Centene Corp	CENTENE CORP DEL 08-01-2031	2.625%	252,882
Centene Corp	CENTENE CORP DEL DUE 10-15-2030	3%	149,388
Centene Corp	CENTENE CORP DEL SR NT 07-15-2028	2.45%	120,804
Centene Corp	CENTENE CORP DEL SR NT 12-15-2027	4.25%	84,499
Chesapeake Funding LLC	CHES FDG II LLC FLTG RT DUE 05-15-2036	4.42819%	154,295
Chs / Cmnty Hlth	CHS / CMNTY HLTH DUE 01-15-2029	6%	173,984
CI FINANCIAL	CI FINANCIAL CORP 05-30-2029	7.5%	306,805
CI FINANCIAL	CI FINL CORP DUE 12-17-2030	3.2%	348,821
Citibank	CITIBANK N A 08-06-2026	4.929%	100,527
Citibank	CITIBANK N A 04-30-2026	5.438%	501,910
Citibank	CITIGROUP GLOBAL MKTS HLDGS INC 03-20-2028	0.125%	169,849
Harborview Mtg	CMO HARBORVIEW MTG LN SER 05-9 CL B1 FLTG 06-20-2035		159,864
Harborview Mtg	CMO HARBORVIEW MTG LN TR 2005-11 MTG PASSTHRU CTF 2-A1A DUE 08-19-2045 REG		68,830
Structured Asset Mtg	CMO STRUCTURED ASSET MTG INVTS II INC SER 04-AR2 CL IA VAR 05-19-2034 REG		7,638
Wa Mut Mtg Secs Corp	CMO WA MUT MTG SECS CORP 2005-AR1 CL A-1A VAR DUE 12-25-2044 REG		13,817
Wamu Mtg	CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CTFCL 2-A-1A DUE 07-25-2045 REG		45,695
Wamu Mtg	CMO WAMU MTG PASS-THRU CTFS SER 2005-AR13 CL A-1A1 FLT 10-25-45		78,583
CMS ENERGY CORP	CMS ENERGY CORP 05-01-2028	3.375%	168,981
Cnf Inc	CNF INC DUE 05-01-2034	6.7%	511,200
Cno Global Fdg	CNO GLOBAL FDG MEDIUM TERM NTS BOOK 06-04-2027	5.875%	204,449
COGENT COMMUNICATIONS GROUP LLC	COGENT COMMUNICATIONS GROUP LLC / SR SECD NT 144A 07-01-2032	6.5%	42,084
COGENT COMMUNICATIONS GROUP LLC	COMM 2021-2400 MTG FLTG RT DUE 12-15-2038	5.07448%	326,717
Commscope Inc	COMMSCOPE INC TERM LOAN FIRST LIEN SENIOR SECURED 12-18-2029		1,016,324
Comstock Res Inc	COMSTOCK RES INC DUE 03-01-2029	6.75%	80,816
Consensus Cloud	CONSENSUS CLOUD DUE 10-15-2028	6.5%	279,083
COTIVITI	COTIVITI HLDGS INC FIXED RATE SENIOR SECURED TERM LOAN 02-21-2031		192,517
C&S Wholesale Grocer	CS WHSL GROCERS INC TLB 08-06-2030		190,047
CSC HOLDINGS LLC	CSC HOLDINGS LLC SEPTEMBER 2019 INITIAL TERM LOAN SENIOR SECURED 04-15-2027		145,544
Ctr Partnership L P	CTR PARTNERSHIP L P / CARETRUST CAP SR NT 144A 06-30-2028	3.875%	270,741
Dana Inc	DANA INC DUE 09-01-2030 BEO	4.25%	181,058
Dana Inc	DANA INC DUE 11-15-2027	5.375%	149,753
Dana Inc	DANA INC DUE 06-15-2028	5.625%	51,917
DAVITA INC	DAVITA INC DUE 06-01-2030	4.625%	55,418
LABL Inc	DEFAULTED 144A LABL INC NEW ISSUE 11-01-2028	5.875%	52,011
LABL Inc	DEFAULTED LABL ESCR ISSUER DUE 07-15-2027	10.5%	66,129
Delivery Hero	DELIVERY HERO SE TERM LOAN B SENIOR SECURED 12-12-2029		952,838
Dell Intl L L C	DELL INTL L L C/EMC CORP 07-15-2036 USD	8.1%	337,572
Dell Intl L L C	DELL INTL L L C/EMC CORP 07-15-2046	8.35%	99,252
Discovery Comms	DISCOVERY DUE 03-20-2028	3.95%	94,297

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

DROP MTG	DROP MTG TR FLTG RT DUE 10-15-2043	4.92448%	390,181
DROPBOX INC	DROPBOX INC SR NT CONV DUE 03-01-2028REG	0%	56,448
Dryden	DRYDEN 52 EURO CL FRN CLO 05/2034 EUR 'A-R'		187,130
DTE ELEC CO	DTE ELEC CO 05-14-2027	4.25%	100,699
DUKE ENERGY	DUKE ENERGY CORP 04-15-2026	4.125%	265,740
Echostar Corp	ECHOSTAR CORP 11-30-2029	10.75%	684,437
Echostar Corporation	ECHOSTAR CORPORATION PIK 11-30-2030	6.75%	721,228
EG GLOBAL	EG GLOBAL FIN PLC DUE 11-30-2028	12%	308,643
Endo Finance Holdings Inc	ENDO FINANCE HOLDINGS INC TLB 04-23-2031		726,247
Etsy Inc	ETSY INC SR NT CONV 06-15-2028	0.25%	520,928
FIRSTENERGY	FIRSTENERGY CORP 05-01-2026	4%	266,612
FCAT	FLAGSHIP CR AUTO DUE 08-15-2025	3.28%	1
Fmg Res	FMG RES AUG 2006 DUE 09-15-2027	4.5%	584,565
Fnz Usa Finco Llc	FNZ USA FINCO LLC USD TLB SENIOR SECURED 11-05-2031		548,550
Ford Hldgs Inc	FORD CREDIT CND C0 GTD SNR 10/02/2026CAD1	7%	73,235
Ford Hldgs Inc	FORD HLDGS INC DUE 03-01-2030	9.3%	383,590
Ford Mtr Co	FORD MTR CO DEL DUE 04-22-2030	9.625%	660,186
Ford Mtr Co	FORD MTR CR CO LLC 11-05-2026	5.125%	251,376
Foursight Cap	FOURSIGHT CAP DUE 05-15-2028	5.99%	33,815
Frontier Communications	FRONTIER COMMUNICATIONS HLDGS LLC 11-01-2029	5.875%	79,958
GARDA WORLD SECURITY CORP	GARDA WORLD SECURITY CORP SENIOR SECURED TERM LOAN B 02-01-2029		93,514
General Mtrs Finl Co Inc	GENERAL MTRS FINL CO INC 05-08-2027	5.4%	304,945
Genesis Energy L P	GENESIS ENERGY L P / GENESIS ENERGY FIN CORP DUE 04-15-2030	8.875%	187,084
Genesis Energy L P	GENESIS ENERGY L P/GENESIS ENERGY FIN 05-15-2032	7.875%	116,739
Genesis Energy Lp	GENESIS ENERGY LP FIN 05-15-2033	8%	140,131
GEO GROUP INC	GEO GROUP INC/THE 04-15-2031	10.25%	297,754
Gfl Environmental Inc	GFL ENVIRONMENTAL INC SR NT 144A 08-15-2029	4.375%	53,093
Global Pmts Inc	GLOBAL PMTS INC DUE 08-15-2027	4.95%	404,375
Goeasy Ltd	GOEASY LTD SR NT 144A 05-01-2026	4.375%	165,293
GOLDMAN SACHS	GOLDMAN SACHS DUE 04-23-2028	4.937%	404,631
GOLDMAN SACHS	GOLDMAN SACHS GROUP INC 10-21-2029	4.153%	300,021
Gs Mtg Backed	GS MTG BACKED SECS FLTG RT DUE 08-25-2052	2.5%	258,960
Gs Mtg Backed	GS MTG-BACKED SECS FLTG RT DUE 04-25-2052	2.5%	241,143
Gs Mtg Backed	GS MTG-BACKED SECS TR 2022-HP1 MTG PASSTHRU CTF CL A-2 09-25-2052	3%	283,217
Gulfport Energy Corp	GULFPORT ENERGY CORP 09-01-2029	6.75%	235,296
Gxo Logistics Inc	GXO LOGISTICS INC NT 07-15-2031	2.65%	366,464
HAH GROUP	HAH GROUP HOLDING COMPANY LLC SENIOR SECURED TERM LOAN B 09-17-2031		24,408
Hca Inc	HCA INC DUE 07-15-2051 BEO	3.5%	216,487
HERC	HERC HLDGS INC DUE 06-15-2030	7%	18,943
Hewlett Packard	HEWLETT PACKARD DUE 09-25-2026	4.45%	250,728
Hillenbrand Inc	HILLENBRAND INC DUE 03-01-2031 BEO	3.75%	218,393
Hillenbrand Inc	HILLENBRAND INC 02-15-2029	6.25%	3,068
Hilton	HILTON DOMESTIC DUE 03-31-2034	5.5%	54,416
Hospitality Properties Trust	HOSPITALITY PPTYS DUE 02-15-2027	4.95%	83,356

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Hp Enterprise Co	HP ENTERPRISE CO 09-25-2027	4.4%	50,252
HUB INTL	HUB INTL LTD DUE 06-15-2030	7.25%	193,186
HYUNDAI	HYUNDAI CAP AMER VAR RT DUE 01-08-2027	5.16862%	403,139
Illumina Inc	ILLUMINA INC SR NT 09-09-2026	4.65%	100,324
IBM	INTERNATIONAL BUSINESS MACHS CORP 02-10-2028	4.65%	304,468
INVESCO	INVESCO EURO CLO SR 11A CL 22/10/2036		706,531
INVESCO	INVESCO EURO CLO SR 11A CL 22/10/2036		942,041
INVESCO	INVESCO EURO CLO V INVSC 5A 15/01/2034		938,370
IRB	IRB HOLDING CORP TLB 12-15-2030		200,215
Itron Inc	ITRON INC SR NT CONV 03-15-2026	0%	253,184
JONES DESLAURIERS	JONES DESLAURIERS INSURANCE MGNT 2025-1 REPRICING TL SR SECURED 03-15-2030		81,536
Jpmorgan Chase & Co	JPMORGAN CHASE & CO 01-24-2029	4.915%	101,892
Jpmorgan Chase & Co	JPMORGAN CHASE & CO FLTG RT 09-22-2027		400,958
Jpmorgan Chase & Co	JPMORGAN CHASE & CO SR NT FLTG RATE 07-22-2028	4.60032%	301,915
Jpmorgan Chase & Co	JPMORGAN CHASE BK N A MANDATORY TRANCHE # TR 00246 VAR DTD 10-19-2027	0.125%	387,280
Jpmorgan Chase & Co	JPMORGAN CHASE BK N A MANDATORY TRANCHE # TR 00247 VAR DTD 10-27-2027	0.125%	651,990
Jpmorgan Chase & Co	JPMORGAN CHASE BK N A MANDATORY TRANCHE # TR 00258 VAR DTD 07-05-2028	0.125%	309,000
Jyske Realkredit	JYSKE REALKREDIT BDS 01/10/43 DKK0.01	0.5%	969
Jyske Realkredit	JYSKE REALKREDIT CVD BDS 01/10/2053DKK	1.5%	—
Jyske Realkredit	JYSKE REALKREDIT CVD BDS 01/10/53 DKK0.	1.5%	11,486
KIOXIA	KIOXIA HLDGS CORP 07-24-2033	6.625%	234,005
L Brands Inc	L BRANDS INC DUE 07-01-2036	6.75%	86,350
L Brands Inc	L BRANDS INC DUE 11-01-2035	6.875%	270,115
Labl Multicolor	LABL MULTICOLOR USD LABL MULTICOLOR OCTOBER 2021 TERM LOAN L500 10-22-2028		110,087
Level 3 Financing Inc	LEVEL 3 FINANCING INC TERM B-1 TERM LOANSENIOR SECURED 04-15-2029		75,536
Liberty Media Corp	LIBERTY MEDIA CORP SR EXCHANGEABLE EXCH INTO SPRINT 3.75 02-15-30/02-15-04		14,365
LIFEPOINT HEALTH INC	LIFEPOINT HEALTH INC 2024-1 REFINANCING TERM LOAN SENIOR SECURED 05-17-2031		384,353
Lithia Mtrs Inc	LITHIA MTRS INC SR NT 144A 06-01-2029	3.875%	485,397
Live Nation Entertainment	LIVE NATION ENTMT DUE 05-15-2027	6.5%	136,213
Lumen Technologies, Inc.	LUMEN TECHNOLOGIES, INC. SENIOR SECURED TERM B-1 LOAN 04-15-2029		532,100
LUNA	LUNA 1 5 S A R L SR PIK TOGGLE NT 144A DUE 07-01-2032/01-01-2026 BEO	12%	386,294
M / I Homes Inc	M / I HOMES INC DUE 02-15-2030	3.95%	327,182
Madison Iaq Llc	MADISON IAQ LLC DUE 06-30-2028	4.125%	169,980
Madison Iaq Llc	MADISON IAQ LLC DUE 06-30-2029	5.875%	133,190
Marriott Ownership Resorts Inc	MARRIOTT OWNERSHIP RESORTS INC DUE01-15-2028 REG	4.75%	460,993
Marriott Ownership Resorts Inc	MARRIOTT OWNERSHIP RESORTS INC 10-01-2033	6.5%	331,043
Match Group Hldgs Ii Llc	MATCH GROUP HLDGS II LLC SR NT 144A 10-01-2031	3.625%	149,574

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Match Group Inc	MATCH GROUP INC DUE 12-15-2027	5%	191,973
MCAFEE CORP	MCAFEE CORP TERM LOAN B 03-01-2029		600,737
Methanex Corp	METHANEX CORP 10-15-2027	5.125%	43,240
Metis Merger	METIS MERGER SUB DUE 05-15-2029	6.5%	430,080
Mgm Resorts Intl	MGM RESORTS INTL DUE 09-01-2026	4.625%	472,131
Mgm Resorts Intl	MGM RESORTS INTL DUE 10-15-2028	4.75%	389,130
Mgm Resorts Intl	MGM RESORTS INTL DUE 04-15-2027	5.5%	274,170
Mgm Resorts Intl	MGM RESORTS INTL 09-15-2029	6.125%	260,001
Mgm Resorts Intl	MGM RESORTS INTL 04-15-2032	6.5%	23,697
MICROSOFT CORP	MICROSOFT CORP DUE 08-08-2036	3.45%	118,987
MODENA	MODENA BUYER LLC INITIAL TERM LOAN SR SECD 07-01-2031		142,576
Molina Healthcare	MOLINA HEALTHCARE DUE 06-15-2028	4.375%	205,540
Molina Healthcare Inc	MOLINA HEALTHCARE INC SR NT 144A 05-15-2032	3.875%	542,338
Mosaic Solar	MOSAIC SOLAR LN TR DUE 01-20-2053	2.64%	220,346
Msci Inc	MSCI INC DUE 09-01-2030	3.625%	118,512
Msci Inc	MSCI INC SR NT 144A 11-01-2031	3.625%	211,476
Murphy Oil Corp	MURPHY OIL CORP 5.125 12-01-2042		51,590
Nabors Inds Inc	NABORS INDS INC NEW 01-31-2030	9.125%	308,440
NAVIENT	NAVIENT CORP 03-15-2031	11.5%	85,124
Navient Corp	NAVIENT CORP DUE 03-15-2027	5%	14,026
Navient Corp	NAVIENT CORP 06-15-2026	6.75%	30,315
Navient Corp	NAVIENT CORP 07-25-2030	9.375%	82,237
Neptune Bidco Us Inc	NEPTUNE BIDCO US INC 04-15-2029	9.29%	43,073
Neptune Bidco Us Inc	NEPTUNE BIDCO US INC. DOLLAR TERM B LOANFIRST LIEN TL SENIOR SECD 04-11-2029		81,983
Neptune Bidco Us Inc	NISSAN MTR LTD DUE 09-17-2027	4.345%	197,285
Nordea Realkredit	NORDEA REALKREDIT CVD BDS 01/10/2043 DKK	0.5%	—
Nordea Realkredit	NORDEA REALKREDIT CVD BDS 01/10/2053 DKK	1.5%	—
Nordea Realkredit	NORDEA REALKREDIT CVD BDS 01/10/2053 DKK	1.5%	10,581
Nordea Realkredit	NORDEA REALKREDIT CVD BDS 01/10/2053 DKK	1.5%	23,358
Nordea Realkredit	NORDEA REALKREDIT CVD BDS 01/10/53 DKK0.01	2%	26,290
Nordstrom Inc	NORDSTROM INC DUE 01-15-2044	5%	213,123
Novastar Mtg	NOVASTAR MTG FDG TR SER 06-1 CL A1A FLTG 05-25-2036		13,281
Nrg Energy Inc	NRG ENERGY INC SR NT 144A 02-15-2032	3.875%	231,895
Nykredit Realkredi	NYKREDIT REALKREDI CVD BDS 01/10/2043 DKK	0.5%	—
Nykredit Realkredi	NYKREDIT REALKREDI CVD BDS 01/10/2053 DKK	1.5%	—
Nykredit Realkredi	NYKREDIT REALKREDI CVD BDS 01/10/2053 DKK	1.5%	—
Nykredit Realkredi	NYKREDIT REALKREDI CVD BDS 01/10/2053 DKK	1.5%	10,520
Nykredit Realkredi	NYKREDIT REALKREDI CVD BDS 01/10/53 DKK0.01	2%	—
OBX	OBX 2021-INV2 TR FLTG RT DUE 10-25-2051	4.56721%	285,315
Occidental Petroleum Corp	OCCIDENTAL PETE DUE 03-15-2048	4.2%	57,612
Occidental Petroleum Corp	OCCIDENTAL PETE CORP SR NT 09-15-2036	6.45%	213,193
Occidental Petroleum Corp	OCCIDENTAL PETE CORP SR NT 03-15-2046	6.6%	76,647
Occidental Petroleum Corp	OCCIDENTAL PETROLEUM CORP DUE 08-15-2029/08-08-2019 REG	3.5%	40,530

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Occidental Petroleum Corp	OCCIDENTAL PETROLEUM CORP DUE 08-15-2039	4.3%	7,755
ONE	ONE 2021-PK MTG TR 03-15-2036	4.49548%	399,031
Onemain Direct	ONEMAIN DIRECT DUE 11-14-2029	5.41%	302,265
Onemain Direct	ONEMAIN FIN CORP 03-15-2033	6.5%	66,668
Onemain Direct	ONEMAIN FIN CORP 09-15-2032	7.125%	93,504
Onemain Fin Corp	ONEMAIN FIN CORP 05-15-2031	7.5%	44,191
Onemain Fin Corp	ONEMAIN FIN CORP 03-15-2030	7.875%	341,428
Onemain Fin Corp	ONEMAIN FIN CORP SR NT 01-15-2027	3.5%	139,624
Onemain Finance Corp	ONEMAIN FINANCE CORP 05-15-2029	6.625%	51,780
Oneok Inc	ONEOK INC 09-24-2027	4.25%	301,045
Ontario Gaming Gta Limit	ONTARIO GAMING GTA LIMITED PARTNERSHIP TERM LOAN B SENIOR SECURED TL 07-20-2030		47,093
Option Care Health Inc	OPTION CARE HEALTH INC 10-31-2029	4.375%	404,491
OPTIV INC	OPTIV INC TERM LOAN SENIOR SECURED TERM LOAN 08-17-2026		147,940
ORACLE CORP	ORACLE CORP FLTG RT 08-03-2028		98,675
Oscar Us Fdg Xiv Llc	OSCAR US FDG XIV LLC NT CL A-4 144A 04-10-2029	2.82%	202,242
Penske Automotive	PENSKE AUTOMOTIVE DUE 06-15-2029	3.75%	283,952
PERATON CORP	PERATON CORP. TERM B LOAN (FIRST LIEN) DUE 02-01-2028 BEO		272,877
PHILIP MORRIS INTL	PHILIP MORRIS INTL INC 04-28-2028	4.125%	401,903
PINNACLE WEST CAPITAL	PINNACLE WEST CAPITAL CORP 05-15-2028	4.9%	203,669
PLAYTIKA HOLDING	PLAYTIKA HOLDING CORP. FLTG RT TBL 03-05-2028		65,977
Polar Us Borrower Llc	POLAR US BORROWER LLC SENIOR SECURED TERM B-1 LOAN 10-16-2028		36,416
Polaris Newco Llc	POLARIS NEWCO LLC TLB LIEN1 06-02-2028 USD		727,372
POST HLDGS INC	POST HLDGS INC DUE 04-15-2030	4.625%	20,451
Precision Drilling Corp	PRECISION DRILLING CORP SR NT 144A 01-15-2029	6.875%	131,459
Pre-Paid Legal Services Inc	PRE-PAID LEGAL SERVICES INC INITIAL TERMLOAN (FIRST LIEN) DUE 12-15-2028		—
PRIMO WTR HLDGS INC	PRIMO WTR HLDGS INC / TRITON WTR SR SECDNT 144A 04-30-2029	4.375%	48,644
PROOFPOINT INC	PROOFPOINT INC SR SEC 2024 REFINANCING TL(FIRST LIEN) 08-31-2028		278,530
CCO HLDGS LLC / CCO HLDGS CAP CORP	PVPTL CCO HLDGS LLC / CCO HLDGS CAP CORP DUE 05-01-2027	5.125%	143,802
IRON MTN INC NEW	PVPTL IRON MTN INC NEW 09-15-2027	4.875%	324,670
TRANSOCEAN TITAN FIN LTD	PVTL TRANSOCEAN TITAN FIN LTD 01/02/2028 02-01-2028	8.375%	70,273
1211 Ave Of The Amers Tr	PVTPL 1211 AVE OF THE AMERS TR 2015-1211 CL A-1A2 DUE 08-10-2035 BEO	3.9005%	386,000
1261229 BC LTD	PVTPL 1261229 BC LTD 04-15-203	10%	523,272
37 CAPITAL CLO LTD	PVTPL 37 CAPITAL CLO LTD SER 23-2A CL ARFLTG 04-15-2035		699,456
AAG FH UK PLC / GLOBAL AUTO HLDGS PLC	PVTPL AAG FH UK PLC / GLOBAL AUTO HLDGS PLC 08-15-2029	11.5%	209,339
ABN AMRO BANK NV	PVTPL ABN AMRO BANK NV 10-13-2026	6.575%	—
ACADIA HEALTHCARE CO INC	PVTPL ACADIA HEALTHCARE CO INC 03-15-2033	7.375%	35,350
ACADIA HEALTHCARE CO INC	PVTPL ACADIA HEALTHCARE CO INC SR NT 04-15-2029	5%	270,645
ACRISURE LLC/ACRISURE FIN INC	PVTPL ACRISURE LLC/ACRISURE FIN INC 02-01-2029	8.25%	350,653
ACRISURE LLC/ACRISURE FIN INC	PVTPL ACRISURE LLC/ACRISURE FIN INC SR NT 08-01-2029	6%	109,604

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

ACUSHNET CO DEL SR	PVTPL ACUSHNET CO DEL SR 12-01-2033	5.625%	47,528
AHP HEALTH PARTNERS INC	PVTPL AHP HEALTH PARTNERS INC SR NT 07-15-2029	5.75%	122,944
ALBERTSONS COS INC	PVTPL ALBERTSONS COS INC DUE 02-15-2030	4.875%	319,329
ALBERTSONS COS INC FIXED	PVTPL ALBERTSONS COS INC FIXED 02-15-2028	5.875%	135,517
ALBERTSONS COS INC/SAFEWAY INC/ A	PVTPL ALBERTSONS COS INC/SAFEWAY INC/ A DUE 01-15-2027 BEO	4.625%	156,851
ALBERTSONS COS INC/SAFEWAY INC/NEWA	PVTPL ALBERTSONS COS INC/SAFEWAY INC/NEWA DUE 03-15-2029/08-31-2020 BEO	3.5%	289,063
ALLIANT HLDGS	PVTPL ALLIANT HLDGS 10-01-2031	6.5%	138,179
ALLISON TRANSMISSION INC	PVTPL ALLISON TRANSMISSION INC DUE01-30-2031/11-19-2020 BEO	3.75%	289,075
ALLISON TRANSMISSION INC	PVTPL ALLISON TRANSMISSION INC 12-01-2033	5.875%	113,829
ALTICE FRANCE SAS	PVTPL ALTICE FRANCE SAS 11-01-2029	9.5%	274,923
AMER SPORTS CO	PVTPL AMER SPORTS CO 02-16-2031	6.75%	132,061
AMERICAN AXLE & MANUFACTURING INC	PVTPL AMERICAN AXLE & MANUFACTURING INC 10-15-2032	6.375%	121,172
AMERICAN FIN TR INC/AMERN FIN OPERPAR	PVTPL AMERICAN FIN TR INC/AMERN FIN OPERPAR 09-30-2028	4.5%	240,087
AMERIGAS PART/FIN CORP	PVTPL AMERIGAS PART/FIN CORP 06-01-2030	9.5%	308,934
AMWINS GROUP INC	PVTPL AMWINS GROUP INC 02-15-2029	6.375%	170,686
Amynta Agy Borrower Inc/Amynta	PVTPL AMYNTA AGY BORROWER INC/AMYNTA WAR 07-15-2033	7.5%	143,233
Apidos Clo Xxiv / Apidos Clo Xxiv Llc	PVTPL APIDOS CLO XXIV / APIDOS CLO XXIV LLC CLO VAR RT DUE 10-20-2030 BEO		113,554
Arbor Rlty Coml Real Estate Nts	PVTPL ARBOR RLTY COML REAL ESTATE NTS 2021-FL4 SR 21-FL4 CL A 11-15-2036		175,043
ARCHES BUYER INC	PVTPL ARCHES BUYER INC 144A DUE 06-01-2028 BEO	4.25%	34,349
ARCHROCK PARTNERS L P/ARCHROCK PARTNER	PVTPL ARCHROCK PARTNERS L P/ARCHROCK PARTNER DUE 04-01-2028	6.25%	107,605
ARDAGH METAL PACKAGING FIN PLC/ARDAGH	PVTPL ARDAGH METAL PACKAGING FIN PLC/ARDAGH DUE 09-01-2029 BEO	4%	387,895
ARDONAGH FINCO LTD	PVTPL ARDONAGH FINCO LTD 02-15-2031	7.75%	564,015
ATHENE GLOBAL FUNDING	PVTPL ATHENE GLOBAL FUNDING FLTG RT 07-16-2026		400,609
AVANTOR	PVTPL AVANTOR DUE 07-15-2028 BEO	4.625%	91,500
AVANTOR FUNDING INC	PVTPL AVANTOR FUNDING INC DUE 11-01-2029/10-26-2021 BEO	3.875%	328,048
BAIN CAPITAL CREDIT CLO LIMITED	PVTPL BAIN CAPITAL CREDIT CLO LIMITED SER 20-3A CL A1R FLTG 10-23-2034		600,540
Bain Capital Credit Clo Limited	PVTPL BAIN CAPITAL CREDIT CLO LIMITED SR 19-3A CL ARR FLTG RT 10-21-2034		499,800
Bain Capital Credit Clo Ltd	PVTPL BAIN CAPITAL CREDIT CLO LTD SR 21-3A AR FLTG RT 07-24-2034		499,478
BALDWIN INS GROUP HLDGS LLC	PVTPL BALDWIN INS GROUP HLDGS LLC 05-15-2031	7.125%	83,924
BAUSCH HEALTH COS INC	PVTPL BAUSCH HEALTH COS INC DUE 06-01-2028 BEO	4.875%	108,295
BAUSCH HEALTH COS INC	PVTPL BAUSCH HEALTH COS INC SR NT DUE 01-30-2028 BEO	5%	99,750
BEACH ACQUISITION BIDCO LLC	PVTPL BEACH ACQUISITION BIDCO LLC PIK 07-15-2033	10%	220,738
BELRON UK FIN PLC	PVTPL BELRON UK FIN PLC 10-15-2029	5.75%	204,242

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Benefit Street Partners Clo Ltd	PVTPL BENEFIT STREET PARTNERS CLO LTD SR 20-22A CL ARR FRN 04-20-2035		800,002
BERRY GLOBAL ESCROW CORP FIXED	PVTPL BERRY GLOBAL ESCROW CORP FIXED 07-15-2026 BEO	4.875%	220,041
BLOOM ENERGY CORP	PVTPL BLOOM ENERGY CORP 11-15-2030	0%	66,120
BLUE RACER MID LLC/FINAN	PVTPL BLUE RACER MID LLC/FINAN 07-15-2029	7%	83,431
Bluemountain Clo Ltd	PVTPL BLUEMOUNTAIN CLO LTD SR 22-34A CL AR FLTG RT 04-20-2035		600,000
Bluemountain Clo Ltd	PVTPL BLUEMOUNTAIN CLO LTD SR 22-34A CL AR FLTG RT 04-20-2035		800,000
Bluemountain Clo Xxii Ltd	PVTPL BLUEMOUNTAIN CLO XXII LTD 18-1A CL A-1 FLTG RT 07-15-2031		123,696
BMW US CAP LLC	PVTPL BMW US CAP LLC 03-21-2028	4.75%	101,482
BMW US CAP LLC	PVTPL BMW US CAP LLC SR NT 08-11-2028	5.05%	205,126
BMW US CAPITAL LLC	PVTPL BMW US CAPITAL LLC 03-19-2027	4.65%	201,664
BOMBARDIER INC	PVTPL BOMBARDIER INC 06-15-2033	6.75%	208,251
BOMBARDIER INC	PVTPL BOMBARDIER INC 11-15-2030	8.75%	83,199
BONANZA CREEK ENERGY INC	PVTPL BONANZA CREEK ENERGY INC 10-15-2026	5%	412,840
BORR IHC LIMITED	PVTPL BORR IHC LIMITED 11-15-2028	10%	306,224
BPCE SA	PVTPL BPCE SA 10-19-2027	6.612%	305,649
BROADCOM INC	PVTPL BROADCOM INC DUE 11-15-2035 BEO	3.137%	104,451
CACI INTL INC	PVTPL CACI INTL INC 06-15-2033	6.375%	339,375
CAESARS ENTERTAINMENT INC	PVTPL CAESARS ENTERTAINMENT INC DUE 10-15-2029 BEO	4.625%	414,391
CAESARS ENTERTAINMENT INC	PVTPL CAESARS ENTERTAINMENT INC 10-15-2032	6%	10,696
CALIFORNIA RES CORP	PVTPL CALIFORNIA RES CORP 06-15-2029	8.25%	274,047
CARNIVAL CORP	PVTPL CARNIVAL CORP 08-01-2028	4%	295,587
CARPENTER TECHNOLOGY CORP	PVTPL CARPENTER TECHNOLOGY CORP 03-01-2034	5.625%	151,294
CARRIAGE PURCHASER INC	PVTPL CARRIAGE PURCHASER INC 10-15-2029	7.875%	276,002
Carvana Auto Receivables Trust	PVTPL CARVANA AUTO RECEIVABLES TRUST SR 25-N1 CL A2 05-10-2028	4.78%	236,896
CARVANA CO	PVTPL CARVANA CO PIK 06-01-2031	9%	262,010
CARVANA CO	PVTPL CARVANA CO PIK 06-01-2031	9%	371,937
CCO HLDGS LLC	PVTPL CCO HLDGS LLC 144A 02-01-2028	5%	233,153
CCO HLDGS LLC/CAP CORP	PVTPL CCO HLDGS LLC/CAP CORP DUE 03-01-2030	4.75%	62,082
CCO HLDGS LLC/CCO HLDGS CAP CORP	PVTPL CCO HLDGS LLC/CCO HLDGS CAP CORP DUE 02-01-2031	4.25%	193,012
CCO HLDGS LLC/CCO HLDGS CAP CORP	PVTPL CCO HLDGS LLC/CCO HLDGS CAP CORP DUE 08-15-2030	4.5%	72,496
CCO HLDGS LLC/CCO HLDGS CAP CORP BNDS	PVTPL CCO HLDGS LLC/CCO HLDGS CAP CORP BNDS DUE 05-01-2026	5.5%	559,925
CDI ESCROW ISS	PVTPL CDI ESCROW ISS 04-01-2030	5.75%	130,250
CENTRAL PARENT LLC/CDK GLOBAL II LLC	PVTPL CENTRAL PARENT LLC/CDK GLOBAL II LLC 06-15-2029	8%	259,917
CHARLES RIV LABORATORIES INTL INC	PVTPL CHARLES RIV LABORATORIES INTL INC DUE 05-01-2028	4.25%	41,622
CHARLES RIVER LABORATORI	PVTPL CHARLES RIVER LABORATORI DUE 03-15-2031	4%	327,967
CHART INDUSTRIES INC	PVTPL CHART INDUSTRIES INC DUE 01-01-2030 BEO	7.5%	257,435
CHART INDUSTRIES INC	PVTPL CHART INDUSTRIES INC DUE 01-01-2031 BEO	9.5%	348,161
CHOBANI HOLDCO II LLC	PVTPL CHOBANI HOLDCO II LLC PIK 10-01-2029	8.75%	189,006

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

CHOBANI LLC/CHOBANI FIN CORP INC	PVTPL CHOBANI LLC/CHOBANI FIN CORP INC 07-01-2029	7.625%	63,628
CHORD ENERGY CORP	PVTPL CHORD ENERGY CORP 10-01-2030	6%	172,929
CHORD ENERGY CORP	PVTPL CHORD ENERGY CORP 03-15-2033	6.75%	191,291
CHS/CMNTY HEALTH SYS INC	PVTPL CHS/CMNTY HEALTH SYS INC 01-15-2032	10.875%	3,274
CHS/CMNTY HEALTH SYS INC	PVTPL CHS/CMNTY HEALTH SYS INC DUE02-15-2031/02-09-2021 BEO	4.75%	234,252
CHS/COMMUNITY HEALTH SYS	PVTPL CHS/COMMUNITY HEALTH SYS 01-15-2034	9.75%	448,490
CHURCHILL DOWNS	PVTPL CHURCHILL DOWNS 01-15-2028	4.75%	335,744
CHURCHILL DOWNS	PVTPL CHURCHILL DOWNS DUE 04-01-2027	5.5%	212,000
CIFC FDG 2017-IV LTD	PVTPL CIFC FDG 2017-IV LTD SER 17-4A CL A1R FLTG 10-24-2030		62,256
CITIGROUP GLOBAL MKTS HLDGS INC	PVTPL CITIGROUP GLOBAL MKTS HLDGS INC 04-18-2028	0.125%	374,843
CIVITAS RES INC	PVTPL CIVITAS RES INC 07-01-2028	8.375%	280,253
CIVITAS RES INC	PVTPL CIVITAS RES INC 11-01-2030	8.625%	221,144
CIVITAS RESOURCES INC	PVTPL CIVITAS RESOURCES INC 07-01-2031	8.75%	41,496
CLARIOS GLOBAL LP	PVTPL CLARIOS GLOBAL LP 02-15-2030	6.75%	179,535
CLARIOS GLOBAL LP/CLARIOS US FINA	PVTPL CLARIOS GLOBAL LP/CLARIOS US FINA 09-15-2032	6.75%	171,221
CLARIVATE SCIENCE HLDGS CORP SR	PVTPL CLARIVATE SCIENCE HLDGS CORP SR \NT 07-01-2029	4.875%	321,465
CLOUD SOFTWARE GROUP INC	PVTPL CLOUD SOFTWARE GROUP INC 08-15-2033	6.625%	198,211
CLOUD SOFTWARE GROUP INC	PVTPL CLOUD SOFTWARE GROUP INC 06-30-2032	8.25%	630,159
CLOUD SOFTWARE GROUP INC	PVTPL CLOUD SOFTWARE GROUP INC 09-30-2029	9%	750,700
CMO 280 PK AVE 2017-280P MTG TR COML CTF	PVTPL CMO 280 PK AVE 2017-280P MTG TR COML CTF CL A VAR DUE 09-15-2034		398,688
CMO ATRIUM HOTE 2017-ATRM COML MTG	PVTPL CMO ATRIUM HOTE 2017-ATRM COML MTG 144A CL A VAR RT DUE 11-15-2019		347,290
CMO CIM TRUST	PVTPL CMO CIM TRUST SER 19-INV1 CLS A2 FLTG RT 02-25-2049		12,478
Cmo Colony Mtg Cap Ltd	PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038		169,216
CMO COMM	PVTPL CMO COMM SER 2019-521F CL A FLTG 144A DUE 06-15-2034		679,000
CMO MILL CITY MTG LN TR 2019-GS2	PVTPL CMO MILL CITY MTG LN TR 2019-GS2 SER 19-GS2 CLS A1 VAR RT 08-25-2059		148,621
Cmo New Orl Hotel Tr	PVTPL CMO NEW ORL HOTEL TR 2019-HNLASER 19-HNLA CLS A VAR RT DUE 04-15-2032 BEO		397,546
CMO NEW RESIDENTIAL MTG LN	PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO		183,982
CMO ONE MKT PLAZA TR	PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 02-10-2032 BEO	3.6139%	488,443
Cmo Sfo Coml Mtg Tr	PVTPL CMO SFO COML MTG TR 2021-555 SFO 2021-555 A VAR RT DUE 05-15-2038 BEO		798,113
CMO SMB PRIVATE ED LN TR 2022-B	PVTPL CMO SMB PRIVATE ED LN TR 2022-B DUE 12-31-2049	0%	189,542
CMO SMB PRIVATE ED LN TR 2022-B	PVTPL CMO SMB PRIVATE ED LN TR 2022-B DUE 12-31-2049 BEO	0%	195,243
COBRA ACQUISITIONCO LLC	PVTPL COBRA ACQUISITIONCO LLC 11-01-2029	6.375%	71,869
COINBASE GLOBAL INC	PVTPL COINBASE GLOBAL INC ZCP 10-01-2032		199,474
COMMERCIAL METALS CO	PVTPL COMMERCIAL METALS CO 11-15-2033	5.75%	83,848

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

COMMERCIAL METALS CO	PVTPL COMMERCIAL METALS CO 12-15-2035	6%	84,151
COMPASS GROUP DIVERSIFIED HLDGS LLC	PVTPL COMPASS GROUP DIVERSIFIED HLDGS LLC DUE 04-15-2029/03-23-2021 BEO	5.25%	85,333
COMSTOCK RES INC COMSTOCK RE INC	PVTPL COMSTOCK RES INC COMSTOCK RE INC DUE 01-15-2030 BEO	5.875%	2,918
CONSOLIDATED ENERGY FIN S A NT USD	PVTPL CONSOLIDATED ENERGY FIN S A NT USD 10-15-2028	5.625%	161,200
CONTINENTAL RESOURCES	PVTPL CONTINENTAL RESOURCES 11-15-2026	2.268%	391,821
CONTOURGLOBAL POWER HOLDINGS SA	PVTPL CONTOURGLOBAL POWER HOLDINGS SA 02-28-2030	6.75%	302,115
CORELOGIC INC	PVTPL CORELOGIC INC DUE 05-01-2028	4.5%	389,295
COREWEAVE INC	PVTPL COREWEAVE INC 02-01-2031	9%	5,499
COREWEAVE INC	PVTPL COREWEAVE INC 06-01-2030	9.25%	274,283
CREDIT ACCEPTANCE	PVTPL CREDIT ACCEPTANCE 12-15-2028	9.25%	83,613
CREDIT AGRICOLE S A	PVTPL CREDIT AGRICOLE S A FLTG RT 09-11-2028		301,587
CRESTWOOD MIDSTREAM PARTNERS LP	PVTPL CRESTWOOD MIDSTREAM PARTNERS LP DUE 02-01-2031	7.375%	92,469
CSC HLDGS LLC	PVTPL CSC HLDGS LLC 144A DUE 02-15-2031/08-17-2020 BEO	3.375%	207,609
CSC HLDGS LLC	PVTPL CSC HLDGS LLC 12-01-2030	4.625%	190,740
CSC HOLDINGS LLC SR GTD NT	PVTPL CSC HOLDINGS LLC SR GTD NT 11-15-2031	4.5%	164,700
DANSKE BANK A/S	PVTPL DANSKE BANK A/S 03-01-2028	5.427%	203,123
DARLING INGREDIENTS INC	PVTPL DARLING INGREDIENTS INC 06-15-2030	6%	178,892
DAVITA INC	PVTPL DAVITA INC 02-15-2031	3.75%	274,449
DAVITA INC	PVTPL DAVITA INC 09-01-2032	6.875%	138,436
DAVITA INC	PVTPL DAVITA INC SR NT 07-15-2033	6.75%	117,169
DBR LAND HOLDINGS LLC	PVTPL DBR LAND HOLDINGS LLC 12-01-2030	6.25%	198,439
DIAMOND FGN ASSET CO/DIAMOND FIN LLC	PVTPL DIAMOND FGN ASSET CO/DIAMOND FIN LLC 10-01-2030	8.5%	132,473
DISH NETWORK CORPORATION	PVTPL DISH NETWORK CORPORATION DUE 11-15-2027 BEO	11.75%	199,818
Dryden 95 Clo Ltd	PVTPL DRYDEN 95 CLO LTD SR 21-95A CL A-R FLTG 08-20-2034		499,423
Dryden Senior Loan Fund	PVTPL DRYDEN SENIOR LOAN FUND SR 18-64A CL A FLTG DUE 04-18-2031		203,043
ELASTIC N V	PVTPL ELASTIC N V DUE 07-15-2029/07-15-2024 BEO	4.125%	323,442
EMERALD DEBT MERGER	PVTPL EMERALD DEBT MERGER 12-15-2030	6.625%	155,306
ENDO FIN HLDGS INC	PVTPL ENDO FIN HLDGS INC 04-15-2031	8.5%	356,196
ENTEGRIS ESCROW CORP SR SECD NT	PVTPL ENTEGRIS ESCROW CORP SR SECD NT 144A DUE 04-15-2029/04-14-2022 BEO	4.75%	311,042
ENTEGRIS INC	PVTPL ENTEGRIS INC SR NT 144A DUE04-15-2028/04-30-2020 BEO	4.375%	41,713
FIBERCOP SPA	PVTPL FIBERCOP SPA 09-30-2034	6%	189,469
FMG RES AUGUST 2006 PTY LTD	PVTPL FMG RES AUGUST 2006 PTY LTD 04-15-2030	5.875%	140,804
FMG RES AUGUST 2006 PTY LTD	PVTPL FMG RES AUGUST 2006 PTY LTD 04-15-2032	6.125%	238,379
Fmg Resources	PVTPL FMG RESOURCES AUG 2006 DUE 04-01-2031 BEO	4.375%	120,861
FOCUS FINL PARTNERS LLC	PVTPL FOCUS FINL PARTNERS LLC 09-15-2031	6.75%	203,872
FORD CR AUTO OWNER TR 2023-REV1 231	PVTPL FORD CR AUTO OWNER TR 2023-REV1 231 CL A 08-15-2035	4.85%	255,037
FORTREA HLDGS INC	PVTPL FORTREA HLDGS INC 07-01-2030	7.5%	196,263

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Fortress Cr Bsl Vii Ltd	PVTPL FORTRESS CR BSL VII LTD SR 21-1A CL A-1-R FLTG 07-23-2032		223,273
FORTRESS TRANSN & INFRASTRUCTURE INVS LL	PVTPL FORTRESS TRANSN & INFRASTRUCTURE INVS LL 12-01-2030	7.875%	336,091
FREEDOM MORTGAGE CORPORATION	PVTPL FREEDOM MORTGAGE CORPORATION 01-15-2027	6.625%	58,217
FREEDOM MORTGAGE CORPORATION	PVTPL FREEDOM MORTGAGE CORPORATION 02-01-2029	9.25%	164,078
FREEDOM MORTGAGE HOLD	PVTPL FREEDOM MORTGAGE HOLD 04-01-2033	7.875%	63,297
FREEDOM MTG CORP	PVTPL FREEDOM MTG CORP 10-01-2030	12.25%	57,675
FRONTIER COMMUNICATIONS CORP	PVTPL FRONTIER COMMUNICATIONS CORP DUE 05-01-2028 BEO	5%	198,340
FRONTIER COMMUNICATIONS HLDGS LLC	PVTPL FRONTIER COMMUNICATIONS HLDGS LLC 01-15-2030	6%	90,506
FRONTIER COMMUNICATIONS HLDGS LLC	PVTPL FRONTIER COMMUNICATIONS HLDGS LLC 03-15-2031	8.625%	67,340
FRONTIER COMMUNICATIONS HLDGS LLC	PVTPL FRONTIER COMMUNICATIONS HLDGS LLC 05-15-2030	8.75%	361,345
GARDA WORLD SECURITY CORP	PVTPL GARDA WORLD SECURITY CORP 01-15-2031	6.5%	52,188
GARDA WORLD SECURITY CORP	PVTPL GARDA WORLD SECURITY CORP 02-15-2028	7.75%	111,463
GARDA WORLD SECURITY CORP	PVTPL GARDA WORLD SECURITY CORP 08-01-2032	8.25%	98,552
GARDA WORLD SECURITY CORP	PVTPL GARDA WORLD SECURITY CORP 11-15-2032	8.375%	251,586
GEN DIGITAL INC	PVTPL GEN DIGITAL INC DUE 04-01-2033	6.25%	144,375
GFL ENVIRONMENTAL INC	PVTPL GFL ENVIRONMENTAL INC 08-01-2028	4%	378,777
GLOBAL AUTO HO/AAG FH UK	PVTPL GLOBAL AUTO HO/AAG FH UK 01-15-2029	8.375%	196,500
GLOBAL NET LEASE INC & GLOBAL NET LEASE 3.75	PVTPL GLOBAL NET LEASE INC & GLOBAL NET LEASE 3.75 DUE 12-15-2027/12-17-2020 BEO		283,381
GO DADDY OPER CO LLC/GD FIN CO INC	PVTPL GO DADDY OPER CO LLC/GD FIN CO INC 12-01-2027	5.25%	15,039
GO DADDY OPER CO LLC/GD	PVTPL GO DADDY OPER CO LLC/GD FIN CO INC DUE 03-01-2029 BEO	3.5%	19,176
GOEASY LTD	PVTPL GOEASY LTD 02-15-2031	6.875%	87,927
GOEASY LTD	PVTPL GOEASY LTD 07-01-2029	7.625%	66,277
GOEASY LTD	PVTPL GOEASY LTD 12-01-2028	9.25%	281,723
GRAPHIC PACKAGING INTL LLC	PVTPL GRAPHIC PACKAGING INTL LLC DUE 03-01-2029 BEO	3.5%	247,768
GRAPHIC PACKAGING INTL LLC	PVTPL GRAPHIC PACKAGING INTL LLC SR NT 02-01-2030	3.75%	324,234
GREAT CANADIAN GAMING CORP	PVTPL GREAT CANADIAN GAMING CORP 11-15-2029	8.75%	169,705
GROUP 1 AUTOMOTIVE INC GROUP 1	PVTPL GROUP 1 AUTOMOTIVE INC GROUP 1 DUE 08-15-2028 BEO	4%	172,545
GS MORTGAGE SECURITIES TRUST	PVTPL GS MORTGAGE SECURITIES TRUST SER 2018-LUAU CL E E 11-15-2032 BEO		226,117
GTCR W-2 MERGER SUB LLC	PVTPL GTCR W-2 MERGER SUB LLC 01-15-2031	7.5%	320,967
HAH GROUP HOLDING COMPANY LLC	PVTPL HAH GROUP HOLDING COMPANY LLC 10-01-2031	9.75%	511,553
HEARTLAND DENTAL LLC/ SR SECD NT	PVTPL HEARTLAND DENTAL LLC/ SR SECD NT 144A 04-30-2028	10.5%	27,261
HEINZ H J FIN CO GTD NT	PVTPL HEINZ H J FIN CO GTD NT 144A DUE 08-01-2039 BEO	7.125%	78,243
HERC HOLDINGS INC	PVTPL HERC HOLDINGS INC 03-15-2031	5.75%	30,460
HERC HOLDINGS INC	PVTPL HERC HOLDINGS INC 03-15-2034	6%	58,752

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

HESS MIDSTREAM OPERATIONS	PVTPL HESS MIDSTREAM OPERATIONS 03-01-2028	5.875%	198,447
HESS MIDSTREAM OPERATIONS LP	PVTPL HESS MIDSTREAM OPERATIONS LP 06-01-2029	6.5%	47,573
HILCORP ENERGY I L P / HILCORP	PVTPL HILCORP ENERGY I L P / HILCORP 02-15-2035	7.25%	79,831
HILCORP ENERGY I L P/HILCORP FIN CO	PVTPL HILCORP ENERGY I L P/HILCORP FIN CO SR NT 11-01-2033	8.375%	171,560
HILCORP ENERGY I L P/HILCORP FIN CO	PVTPL HILCORP ENERGY I L P/HILCORP FIN CO 05-15-2034	6.875%	126,475
HILTON DOMESTIC OPER CO INC	PVTPL HILTON DOMESTIC OPER CO INC DUE 02-15-2032/02-02-2021 BEO	3.625%	199,578
HILTON DOMESTIC OPER CO INC	PVTPL HILTON DOMESTIC OPER CO INC DUE 05-01-2031 BEO	4%	127,332
HILTON GRAND VACATIONS BORROWER ESCROW L	PVTPL HILTON GRAND VACATIONS BORROWER ESCROW L SR NT 06-01-2029	5%	44,677
HYUNDAI CAP AMER	PVTPL HYUNDAI CAP AMER 06-23-2028	4.9%	203,195
IHO VERWALTUNGS GMBH	PVTPL IHO VERWALTUNGS GMBH PIK 11-15-2030	7.75%	210,148
ILIAD HLDG S A S	PVTPL ILIAD HLDG S A S DUE 10-15-2028 BEO	7%	230,859
ILIAD HLDG S A S	PVTPL ILIAD HLDG S A S DUE 04-15-2031	8.5%	314,263
ILLUMINATE BUYER LLC/ILLUMINATE HLDGS	PVTPL ILLUMINATE BUYER LLC/ILLUMINATE HLDGS SR NT 144A DUE 07-01-2028	9%	93,126
IQVIA INC	PVTPL IQVIA INC 06-01-2032	6.25%	126,435
IREN LTD	PVTPL IREN LTD 07-01-2031	0%	494,654
IRIS ESCROW ISSUER CORP	PVTPL IRIS ESCROW ISSUER CORP DUE 12-15-2028/06-22-2022 BEO	10%	128,301
IRON MOUNTAIN INC	PVTPL IRON MOUNTAIN INC 07-15-2030	5.25%	472,219
IRON MOUNTAIN INC	PVTPL IRON MOUNTAIN INC DUE 02-15-2029	7%	168,467
IRON MOUNTAIN INFORMATION MANAGEMEN	PVTPL IRON MOUNTAIN INFORMATION MANAGEMEN DUE 07-15-2032 BEO	5%	99,285
IRON MTN INC NEW	PVTPL IRON MTN INC NEW DUE 02-15-2031/08-18-2020 BEO	4.5%	87,722
IRON MTN INC NEW	PVTPL IRON MTN INC NEW DUE 09-15-2029 BEO	4.875%	61,166
IRON MTN INC NEW	PVTPL IRON MTN INC NEW DUE 07-15-2028	5%	114,861
IRON MTN INC NEW BDS	PVTPL IRON MTN INC NEW BDS 144A DUE 07-15-2032/06-22-2020 BEO	5.625%	1,969
ITT HLDGS LLC	PVTPL ITT HLDGS LLC DUE 08-01-2029/07-08-2021 BEO	6.5%	406,040
J2 GLOBAL INC	PVTPL J2 GLOBAL INC DUE 10-15-2030/10-07-2020 BEO	4.625%	355,210
JAZZ SECS DESIGNATED ACTIVITY CO	PVTPL JAZZ SECS DESIGNATED ACTIVITY CO DUE 01-15-2029 BEO	4.375%	465,539
JH NORTH AMER HLDGS INC	PVTPL JH NORTH AMER HLDGS INC 07-31-2032	6.125%	57,487
JONES DESLAURIERS INS MGMT INC	PVTPL JONES DESLAURIERS INS MGMT INC 03-15-2030	8.5%	263,018
KINETIK HLDGS LP	PVTPL KINETIK HLDGS LP 12-15-2028	6.625%	215,214
Kkr Financial Clo Ltd	PVTPL KKR FINANCIAL CLO LTD SER 36A CL AR FLTG 10-15-2034		599,871
Kkr Financial Clo Ltd	PVTPL KKR FINANCIAL CLO LTD SER 36A CL AR FLTG 10-15-2034		799,828
Kkr Financial Clo Ltd	PVTPL KKR FINANCIAL CLO LTD SR 42A CL ARFLTG RT 07-20-2034		499,896
KRAKEN OIL & GAS PARTNERS LLC	PVTPL KRAKEN OIL & GAS PARTNERS LLC 08-15-2029	7.625%	190,354
LAMB WESTON HLDGS INC	PVTPL LAMB WESTON HLDGS INC SR NT 01-31-2030	4.125%	54,170
LAREDO PETE INC NEW	PVTPL LAREDO PETE INC NEW SR NT 07-31-2029	7.75%	64,853
LCM INVTS HLDGS II LLC	PVTPL LCM INVTS HLDGS II LLC DUE 05-01-2029/04-27-2021 BEO	4.875%	199,075

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

LCM INVTS HLDGS II LLC	PVTPL LCM INVTS HLDGS II LLC 08-01-2031	8.25%	133,269
Lcm Ltd Partnership	PVTPL LCM LTD PARTNERSHIP SR SECD NT CL A-1-R FLTG 10-20-2034		250,030
LEVEL 3 FING INC	PVTPL LEVEL 3 FING INC DUE 07-15-2029/01-13-2021 BEO	3.75%	37,331
LEVEL 3 FING INC	PVTPL LEVEL 3 FING INC 06-15-2029	4.875%	59,323
LEVEL 3 FING INC	PVTPL LEVEL 3 FING INC 03-31-2034	7%	527,653
LGI HOMES INC	PVTPL LGI HOMES INC 07-15-2029	4%	257,893
LGI HOMES INC	PVTPL LGI HOMES INC 12-15-2028	8.75%	62,597
LIFEPOINT HEALTH INC	PVTPL LIFEPOINT HEALTH INC DUE 01-15-2029 BEO	5.375%	251,118
LIFEPOINT HEALTH INC	PVTPL LIFEPOINT HEALTH INC 06-01-2032	10%	128,653
LIFEPOINT HEALTH INC	PVTPL LIFEPOINT HEALTH INC 10-15-2030	11%	619,599
LIFEPOINT HEALTH INC	PVTPL LIFEPOINT HEALTH INC DUE 08-15-2030	9.875%	248,658
LIGHT & WONDER INC	PVTPL LIGHT & WONDER INC 09-01-2031	7.5%	187,826
LIGHTNING PWR LLC	PVTPL LIGHTNING PWR LLC 08-15-2032	7.25%	96,777
LITHIA MOTORS INC	PVTPL LITHIA MOTORS INC DUE 12-15-2027	4.625%	271,588
LITHIA MTRS INC	PVTPL LITHIA MTRS INC DUE 01-15-2031	4.375%	336,418
LIVE NATION ENTMT IN	PVTPL LIVE NATION ENTMT IN DUE 10-15-2027	4.75%	263,521
LIVE NATION ENTMT INC	PVTPL LIVE NATION ENTMT INC DUE 01-15-2028/01-04-2021 BEO	3.75%	10,826
LUMEN TECHNOLOGIES INC	PVTPL LUMEN TECHNOLOGIES INC 04-15-2030	4.125%	121,383
LUMEN TECHNOLOGIES INC LA	PVTPL LUMEN TECHNOLOGIES INC LA DUE 04-15-2029 BEO	4.125%	8,910
MACQUARIE AIRFINANCE HLDGS LTD	PVTPL MACQUARIE AIRFINANCE HLDGS LTD 03-26-2029	6.4%	59,772
MACYS RETAIL HLDGS LLC	PVTPL MACYS RETAIL HLDGS LLC DUE 03-15-2032 BEO	6.125%	83,008
MAGIC MERGERCO INC	PVTPL MAGIC MERGERCO INC 05-01-2028	5.25%	198,040
MARRIOTT OWNERSHIP RESORTS INC	PVTPL MARRIOTT OWNERSHIP RESORTS INC DUE 06-15-2029	4.5%	268,470
MATCH GROUP INC	PVTPL MATCH GROUP INC DUE 08-01-2030	4.125%	126,908
MATCH GROUP INC	PVTPL MATCH GROUP INC DUE 02-15-2029/02-15-2019 BEO	5.625%	170,539
MATCH GROUP INC	PVTPL MATCH GROUP INC SR NT 144A DUE 06-01-2028/05-19-2020 BEO	4.625%	97,133
MATTAMY GROUP CORP	PVTPL MATTAMY GROUP CORP 12-15-2033	6%	138,799
MAV ACQUISITION CORP	PVTPL MAV ACQUISITION CORP SR NT 08-01-2029	8%	559,908
MAV ACQUISITION CORP SR SECD NT	PVTPL MAV ACQUISITION CORP SR SECD NT 144A 08-01-2028	5.75%	374,773
MCAFEE CORP	PVTPL MCAFEE CORP SR NT 144A DUE 02-15-2030/02-15-2026 BEO	7.375%	77,615
MCGRAW-HILL EDUCATION	PVTPL MCGRAW-HILL EDUCATION 09-01-2031	7.375%	296,363
MERCEDES-BENZ FIN NORTH AMER LLC	PVTPL MERCEDES-BENZ FIN NORTH AMER LLC 03-31-2028	4.75%	457,234
MINERVA MERGER SUB INC	PVTPL MINERVA MERGER SUB INC DUE 02-15-2030	6.5%	97,705
MOLINA HEALTHCARE INC	PVTPL MOLINA HEALTHCARE INC DUE 11-15-2030 BEO	3.875%	368,373
MOLINA HEALTHCARE INC	PVTPL MOLINA HEALTHCARE INC 01-15-2033	6.25%	245,691
MOLINA HEALTHCARE INC	PVTPL MOLINA HEALTHCARE INC 02-15-2031	6.5%	108,865
MOSS CREEK RES HLDGS INC	PVTPL MOSS CREEK RES HLDGS INC 09-01-2031	8.25%	126,390

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

MSCI INC	PVTPL MSCI INC DUE 08-15-2033 BEO	3.25%	61,979
MSCI INC	PVTPL MSCI INC SR NT 144A DUE 02-15-2031/05-26-2020 BEO	3.875%	48,064
NAVIENT PVT ED LN TR 2015-B NT	PVTPL NAVIENT PVT ED LN TR 2015-B NT CL A-3 FLTG RATE 144A VAR RT DUE 07-16-2040		87,304
NCL CORP LTD	PVTPL NCL CORP LTD 03-01-2030	6.25%	44,687
NCL CORPORATION LTD	PVTPL NCL CORPORATION LTD 01-15-2031	5.875%	162,383
NCR CORP NEW	PVTPL NCR CORP NEW DUE 10-01-2028/08-20-2020 BEO	5%	195,473
NEPTUNE BIDCO US INC	PVTPL NEPTUNE BIDCO US INC 05-15-2031	10.375%	85,103
NISSAN MOTOR ACCEPTANCE CORP	PVTPL NISSAN MOTOR ACCEPTANCE CORP DUE 09-15-2028 BEO	2.45%	33,293
NISSAN MTR ACCEP CO LLC	PVTPL NISSAN MTR ACCEP CO LLC 09-29-2028	5.625%	140,410
NISSAN MTR ACCEP CO LLC	PVTPL NISSAN MTR ACCEP CO LLC 09-30-2030	6.125%	262,037
NISSAN MTR LTD	PVTPL NISSAN MTR LTD DUE 09-17-2030 BEO	4.81%	289,451
NOBLE FIN II LLC	PVTPL NOBLE FIN II LLC 04-15-2030	8%	47,791
Northwoods Capital Ltd	PVTPL NORTHWOODS CAPITAL LTD SER 21-25A CL AR FLTG 07-20-2034		499,640
NORTONLIFELOCK INC	PVTPL NORTONLIFELOCK INC DUE 09-30-2027 BEO	6.75%	360,277
NORTONLIFELOCK INC	PVTPL NORTONLIFELOCK INC DUE 09-30-2030 BEO	7.125%	23,751
NRG ENERGY INC	PVTPL NRG ENERGY INC DUE 02-15-2029/12-02-2020 BEO	3.375%	25,830
NRG ENERGY INC	PVTPL NRG ENERGY INC 01-15-2036	6%	383,006
NRG ENERGY INC	PVTPL NRG ENERGY INC 11-01-2034	6.25%	309,097
NRG ENERGY INC	PVTPL NRG ENERGY INC 03-15-2033	7%	278,911
ONTARIO GAMING GTA LTD PARTNERSHIP/OTG	PVTPL ONTARIO GAMING GTA LTD PARTNERSHIP/OTG 08-01-2030	8%	305,318
OPAL BIDCO SAS	PVTPL OPAL BIDCO SAS 03-31-2032	6.5%	325,702
OPEN TEXT CORP	PVTPL OPEN TEXT CORP 01/12/2029 DUE 12-01-2029/12-01-2025 BEO	3.875%	312,220
OPEN TEXT CORP	PVTPL OPEN TEXT CORP DUE 02-15-2028 BEO	3.875%	224,719
OPEN TEXT INC	PVTPL OPEN TEXT INC 02-15-2030	4.125%	183,518
OREGON TOOL LUX LP	PVTPL OREGON TOOL LUX LP 10-15-2029	7.875%	51,831
ORGANON CO/ORGANON FOREIGN DEBT C	PVTPL ORGANON CO/ORGANON FOREIGN DEBT C 05-15-2034	6.75%	294,130
ORGANON FIN 1 LLC	PVTPL ORGANON FIN 1 LLC DUE 04-30-2028 BEO	4.125%	194,887
OUTFRONT MEDIA CAP LLC	PVTPL OUTFRONT MEDIA CAP LLC 01-15-2029	4.25%	118,888
OWENS & MINOR INC NEW	PVTPL OWENS & MINOR INC NEW SR NT 03-31-2029	4.5%	99,730
OWENS & MINOR INC NEW	PVTPL OWENS & MINOR INC NEW SR NT 04-01-2030	6.625%	134,962
OZLM XXIV LTD / OZLM XXIV LLC	PVTPL OZLM XXIV LTD / OZLM XXIV LLC 20/07/2032 VAR RT DUE 07-20-2032 BEO		32,683
PANTHER ESCROW ISSUER LLC/PANTHER CO-I	PVTPL PANTHER ESCROW ISSUER LLC/PANTHER CO-I 06-01-2031	7.125%	103,625
PARK INTER HLDGS LLC/PK DOMESTIC PPTY	PVTPL PARK INTER HLDGS LLC/PK DOMESTIC PPTY DUE 10-01-2028 BEO	5.875%	91,074
PENN NATIONAL GA INC	PVTPL PENN NATIONAL GA INC DUE 07-01-2029 BEO	4.125%	284,342
PENN NATL GAMING INC	PVTPL PENN NATL GAMING INC SR NT DUE 01-15-2027 BEO	5.625%	68,905
PENNYMAC FINL SVCS INC	PVTPL PENNYMAC FINL SVCS INC 12-15-2029	7.875%	112,789
PENNYMAC FINL SVCS INC NEW	PVTPL PENNYMAC FINL SVCS INC NEW 02-15-2033	6.875%	89,780

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

PENNYMAC FINL SVCS INC NEW	PVTPL PENNYMAC FINL SVCS INC NEW SR NT 02-15-2029	4.25%	213,211
PETSMART LLC/PETSMART FIN CORP	PVTPL PETSMART LLC/PETSMART FIN CORP 09-15-2033	10%	334,623
PETSMART LLC/PETSMART FIN CORP	PVTPL PETSMART LLC/PETSMART FIN CORP 09-15-2032	7.5%	329,730
PHINIA INC	PVTPL PHINIA INC 04-15-2029	6.75%	101,475
PLAYTIKA HLDG CORP	PVTPL PLAYTIKA HLDG CORP DUE 03-15-2029/03-11-2021 BEO	4.25%	799,912
POST HLDGS INC	PVTPL POST HLDGS INC 10-15-2034	6.25%	130,722
Ppm Clo 3 Ltd	PVTPL PPM CLO 3 LTD SR 19-3A CL A1R2 FLTG 07-17-2034		599,641
Ppm Clo Ltd	PVTPL PPM CLO LTD SR 21-5A CL AR FLTG RT10-18-2034		600,073
PREMIER ENTMT SUB LLC/PREMIER ENTMT FI	PVTPL PREMIER ENTMT SUB LLC/PREMIER ENTMT FI SR NT 09-01-2029	5.625%	173,468
PREMIER ENTMT SUB LLC/PREMIER ENTMT FI	PVTPL PREMIER ENTMT SUB LLC/PREMIER ENTMT FI SR NT 09-01-2031	5.875%	246,450
PRIME HEALTHCARE SVCS INC	PVTPL PRIME HEALTHCARE SVCS INC 09-01-2029	9.375%	656,252
PRIMO WTR HLDGS INC/TRIT	PVTPL PRIMO WTR HLDGS INC/TRIT 04-01-2029	6.25%	203,981
PROTECTIVE LIFE GF	PVTPL PROTECTIVE LIFE GF FLTG 07-22-2026		200,301
QUICKEN LNS LLC/QUICKEN LNS CO-ISSUER IN	PVTPL QUICKEN LNS LLC/QUICKEN LNS CO-ISSUER IN 03-01-2029	3.625%	19,317
RAVEN ACQUISITION HLDGS LLC	PVTPL RAVEN ACQUISITION HLDGS LLC 11-15-2031	6.875%	331,773
Regatta Xvi Funding Ltd	PVTPL REGATTA XVI FUNDING LTD SR 19-2A CL A1R FLTG RT 01-15-2033		346,101
Regatta Xvi Funding Ltd	PVTPL REGATTA XVI FUNDING LTD SR 19-2A CL A1R FLTG RT 01-15-2033		432,626
RFNA LP	PVTPL RFNA LP 02-15-2030	7.875%	215,614
RHP HOTEL PPTYS LP & RHP FIN CORP	PVTPL RHP HOTEL PPTYS LP & RHP FIN CORP 07-15-2028	7.25%	84,560
ROBLOX CORP	PVTPL ROBLOX CORP DUE 05-01-2030/10-29-2021 BEO	3.875%	326,956
ROCKCLIFF ENERGY II LLC	PVTPL ROCKCLIFF ENERGY II LLC SR NT 144A DUE 10-15-2029/10-15-2025 BEO	5.5%	266,346
ROCKET COS INC	PVTPL ROCKET COS INC 08-01-2029	6.5%	123,767
ROCKET MTG LLC/ROCKET MTG	PVTPL ROCKET MTG LLC/ROCKET MTG 10-15-2033	4%	225,770
ROCKET MTG LLC/ROCKET MTG CO-ISSUER INC	PVTPL ROCKET MTG LLC/ROCKET MTG CO-ISSUER INC DUE 10-15-2026 BEO	2.875%	177,374
ROCKIES EXPRESS PIPELINE LLC	PVTPL ROCKIES EXPRESS PIPELINE LLC DUE 04-15-2040/03-22-2010	6.875%	253,260
ROCKIES EXPRESS PIPELINE LLC FIXED	PVTPL ROCKIES EXPRESS PIPELINE LLC FIXED 07-15-2029 BEO	4.95%	236,491
ROCKIES EXPRESS PIPELINE LLC	PVTPL ROCKIES EXPRESS PIPELINE LLC SR NT144A DUE 07-15-2038/06-27-2008 BEO	7.5%	108,807
ROYAL CARIBBEAN CRUISES LTD	PVTPL ROYAL CARIBBEAN CRUISES LTD DUE 04-01-2028 BEO	5.5%	129,314
SABRE FINANCIAL BORROWER	PVTPL SABRE FINANCIAL BORROWER 06-15-2029	11.125%	312,108
SABRE GLBL INC	PVTPL SABRE GLBL INC 03-15-2030	10.75%	17,246
SABRE GLBL INC	PVTPL SABRE GLBL INC 11-15-2029	10.75%	9,348
SABRE GLBL INC	PVTPL SABRE GLBL INC 07-15-2030	11.125%	363,962
SCIENTIFIC GAMES INTL INC	PVTPL SCIENTIFIC GAMES INTL INC DUE 11-15-2029	7.25%	83,192
SCIH SALT HLDGS INC	PVTPL SCIH SALT HLDGS INC 05-01-2028	4.875%	316,058
SEAGATE DATA STORAGE TECH PTE LTD	PVTPL SEAGATE DATA STORAGE TECH PTE LTD 06-01-2029	4.091%	22,540
SEAGATE DATA STORAGE TECH PTE LTD	PVTPL SEAGATE DATA STORAGE TECH PTE LTD 01-15-2031	4.125%	151,050
SEAGATE DATA STORAGE TECH PTE LTD	PVTPL SEAGATE DATA STORAGE TECH PTE LTD 12-01-2034	5.75%	329,909

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

SEAGATE DATA STORAGE TECH PTE LTD	PVTPL SEAGATE DATA STORAGE TECH PTE LTD 12-15-2029	8.25%	137,857
SEAGATE DATA STORAGE TECHNOLOGY PTE LTD	PVTPL SEAGATE DATA STORAGE TECHNOLOGY PTE LTD 12-01-2032	9.625%	186,906
SELECT MEDICAL CORP	PVTPL SELECT MEDICAL CORP 12-01-2032	6.25%	196,528
SENSATA TECHNOLOGIES INC	PVTPL SENSATA TECHNOLOGIES INC DUE 02-15-2030	4.375%	58,602
SHIFT4 PMTS LLC / FIN	PVTPL SHIFT4 PMTS LLC / FIN 08-15-2032	6.75%	167,255
SIRIUS XM HOLDINGS INC	PVTPL SIRIUS XM HOLDINGS INC DUE 08-01-2027	5%	84,205
SIRIUS XM RADIO INC	PVTPL SIRIUS XM RADIO INC DUE 09-01-2026 BEO	3.125%	642,293
SIRIUS XM RADIO INC	PVTPL SIRIUS XM RADIO INC DUE 09-01-2031 BEO	3.875%	475,913
SIRIUS XM RADIO INC	PVTPL SIRIUS XM RADIO INC DUE 07-15-2028 BEO	4%	61,592
SM ENERGY CO	PVTPL SM ENERGY CO 08-01-2032	7%	28,509
SMB PRIVATE EDUACATION LN TR 2023-C NT	PVTPL SMB PRIVATE EDUACATION LN TR 2023-C NT CL A-1A 11-15-2052	5.67%	158,901
SMB PRIVATE EDUCATION LOAN TRUST	PVTPL SMB PRIVATE EDUCATION LOAN TRUST SER 24-D CL A1B FLTG 07-05-2053		408,956
SNAP INC	PVTPL SNAP INC 03-01-2033	6.875%	203,104
SNAP INC	PVTPL SNAP INC 03-15-2034	6.875%	349,050
SPECIALTY BUILDING PRODU	PVTPL SPECIALTY BUILDING PRODU 10-15-2029	7.75%	77,079
SS&C TECHNOLOGIES INC	PVTPL SS&C TECHNOLOGIES INC 144A 03-28-2019	5.5%	113,099
STANDARD BUILDINGS SOLUTIONS INC.	PVTPL STANDARD BUILDINGS SOLUTIONS INC. 08-01-2033	6.25%	35,754
STANDARD INDS INC DEL	PVTPL STANDARD INDS INC DEL DUE 01-15-2031 BEO	3.375%	24,755
Stellantis Finl Underwritten Enhanced	PVTPL STELLANTIS FINL UNDERWRITTEN ENHANCED SR 25-AA CL A2 07-20-2027	4.63%	408,755
SUBURBAN PROPANE PARTNERS	PVTPL SUBURBAN PROPANE PARTNERS 12-15-2035	6.5%	136,048
SUMMIT MIDSTEAM HLDGS	PVTPL SUMMIT MIDSTEAM HLDGS 10-31-2029	8.625%	324,543
SUNOCO LP	PVTPL SUNOCO LP 05-01-2029	7%	74,039
SUNOCO LP NT	PVTPL SUNOCO LP NT 09-15-2028	7%	252,721
SUPER MICRO COMPUTER INC	PVTPL SUPER MICRO COMPUTER INC 06-15-2030	0%	279,876
SURGERY CTR HLDGS INC	PVTPL SURGERY CTR HLDGS INC 04-15-2032	7.25%	422,287
SYNERGY INFRASTRUCTURE HLDGS LLC	PVTPL SYNERGY INFRASTRUCTURE HLDGS LLC 12-01-2030	7.875%	93,305
TALEN ENERGY SUPPLY LLC	PVTPL TALEN ENERGY SUPPLY LLC 06-01-2030	8.625%	113,287
TALLGRASS ENERGY PARTNERS LP/TALLGRASS	PVTPL TALLGRASS ENERGY PARTNERS LP/TALLGRASS 12-31-2030	6%	61,493
TALLGRASS ENERGY PARTNERS LP/TALLGRASS	PVTPL TALLGRASS ENERGY PARTNERS LP/TALLGRASS DUE 09-01-2031 BEO	6%	315,535
TAYLOR MORRISON CMNTYS INC	PVTPL TAYLOR MORRISON CMNTYS INC DUE 11-15-2032	5.75%	24,693
TEAM HEALTH HOLDINGS INC	PVTPL TEAM HEALTH HOLDINGS INC 06-30-2028	8.375%	184,193
TELEFLEX INC	PVTPL TELEFLEX INC SR NT 144A DUE 06-01-2028/05-27-2020 BEO	4.25%	288,068
TENET HEALTHCARE CORP	PVTPL TENET HEALTHCARE CORP 11-15-2032	5.5%	145,967
TENNECO INC	PVTPL TENNECO INC 11-17-2028	8%	81,259
Terawulf	PVTPL TERAWULF INC 05-01-2032	0%	309,670
Thayer Pk Clo Ltd	PVTPL THAYER PK CLO LTD SER 17-1A CL A1RR FLTG 04-20-2034		599,224
THOR INDUSTRIES	PVTPL THOR INDUSTRIES 10-15-2029	4%	371,868

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

TIBCO SOFTWARE INC	PVTPL TIBCO SOFTWARE INC 03-31-2029	6.5%	403,209
Towd Pt Mtg Tr	PVTPL TOWD PT MTG TR FLTG RT SER 19-HY2 CL A1 12-25-2048 BEO		21,970
Towd Pt Mtg Tr	PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048		81,219
Towd Pt Mtg Tr	PVTPL TOWD PT MTG TR VAR RT SER 19-1 CL A1 03-25-2058		217,070
Tpg Real Estate Finance	PVTPL TPG REAL ESTATE FINANCE SER 22-FL5 CL A FLTG 02-15-2039		236,902
TRANSDIGM INC	PVTPL TRANSDIGM INC 03-01-2029	6.375%	99,002
TRANSDIGM INC	PVTPL TRANSDIGM INC 05-31-2033	6.375%	139,549
TRANSDIGM INC	PVTPL TRANSDIGM INC 08-15-2028	6.75%	30,528
TRANSMONTAIGNE PARTNERS	PVTPL TRANSMONTAIGNE PARTNERS 06-15-2030	8.5%	105,980
TRANSOCEAN INC	PVTPL TRANSOCEAN INC 05-15-2029	8.25%	300,380
TRANSOCEAN INC	PVTPL TRANSOCEAN INC 05-15-2031	8.5%	65,375
TRANSOCEAN INC	PVTPL TRANSOCEAN INC 02-15-2030	8.75%	148,004
TRAVEL + LEISURE CO	PVTPL TRAVEL + LEISURE CO 09-01-2033	6.125%	101,504
TRIDENT TPI HLDGS INC	PVTPL TRIDENT TPI HLDGS INC 12-31-2028	12.75%	58,400
Trinitas Clo Ltd	PVTPL TRINITAS CLO LTD SR 21-17A CL AR FLTG10-20-2034		499,892
TRINSEO LUXCO FIN SPV S A R L & TRINSEO NA FIN SPV	PVTPL TRINSEO LUXCO FIN SPV S A R L & TRINSEO NA FIN SPV PIK 05-03-2029	7.625%	27,946
UBS GROUP AG	PVTPL UBS GROUP AG 01-12-2027	5.711%	500,190
UKG INC	PVTPL UKG INC 02-01-2031	6.875%	342,217
UNDER ARMOUR INC	PVTPL UNDER ARMOUR INC 07-15-2030	7.25%	72,070
UNITED WHOLESALE MTGE LL CORP	PVTPL UNITED WHOLESALE MTGE LL CORP 04-15-2029	5.5%	122,127
UNITED WHSL MTG LLC	PVTPL UNITED WHSL MTG LLC 06-15-2027	5.75%	67,180
UNITI GROUP INC	PVTPL UNITI GROUP INC DUE 02-15-2029 BEO	6.5%	92,190
UNIVISION COMMUNICATIONS INC	PVTPL UNIVISION COMMUNICATIONS INC 08-15-2028	8%	127,382
US FOODS INC	PVTPL US FOODS INC DUE 09-13-2028	6.875%	51,711
UWM HLDGS LLC	PVTPL UWM HLDGS LLC 03-15-2031	6.25%	179,713
UWM HOLDINGS LLC	PVTPL UWM HOLDINGS LLC 02-01-2030	6.625%	107,338
VALARIS LTD	PVTPL VALARIS LTD 04-30-2030	8.375%	44,736
VENTURE GLOBAL CALCASIEU PASS LLC	PVTPL VENTURE GLOBAL CALCASIEU PASS LLC DUE 08-15-2029	3.875%	550,199
VENTURE GLOBAL CALCASIEU PASS LLC	PVTPL VENTURE GLOBAL CALCASIEU PASS LLC DUE 11-01-2033 BEO	3.875%	302,666
VENTURE GLOBAL CALCASIEU PASS LLC	PVTPL VENTURE GLOBAL CALCASIEU PASS LLC 01-15-2030	6.25%	233,906
VENTURE GLOBAL LNG INC	PVTPL VENTURE GLOBAL LNG INC 02-01-2029	9.5%	866,550
VENTURE GLOBAL LNG INC	PVTPL VENTURE GLOBAL LNG INC 02-01-2032	9.875%	299,591
Venture Global Plaquemines Lng Llc	PVTPL VENTURE GLOBAL PLAQUEMINES LNG LLC 12-15-2030	6.125%	32,598
Venture Global Plaquemines Lng Llc	PVTPL VENTURE GLOBAL PLAQUEMINES LNG LLC 01-15-2034	6.5%	22,533
Venture Global Plaquemines Lng Llc	PVTPL VENTURE GLOBAL PLAQUEMINES LNG LLC 06-15-2034	6.5%	93,036
Venture Global Plaquemines Lng Llc	PVTPL VENTURE GLOBAL PLAQUEMINES LNG LLC 01-15-2036	6.75%	119,842
Venture Global Plaquemines Lng Llc	PVTPL VENTURE GLOBAL PLAQUEMINES LNG LLC 05-01-2035	7.75%	40,436
Venture Xxix Clo Ltd/Venture Xxix Clo	PVTPL VENTURE XXIX CLO LTD/VENTURE XXIX CLO VAR RT DUE 09-07-2030 BEO		14,651

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Verdelite Static Clo Ltd	PVTPL VERDELITE STATIC CLO LTD SER 24-1A CL A FLTG 07-20-2032		347,692
VERTICAL U S NEWCO INC	PVTPL VERTICAL U S NEWCO INC DUE 07-15-2027	5.25%	300,071
Vibrant Clo Ltd	PVTPL VIBRANT CLO LTD SER 19-11A CL A1R1 FLTG 07-20-2032		104,753
Vibrant Clo Ltd	PVTPL VIBRANT CLO LTD SER 21-12A CL A1A2FLTG 04-20-2034		599,994
VIKING CRUISES LTD	PVTPL VIKING CRUISES LTD 02-15-2029	7%	312,780
VIKING CRUISES LTD	PVTPL VIKING CRUISES LTD 07-15-2031	9.125%	161,698
VISTRA OPERATIONS CO LLC	PVTPL VISTRA OPERATIONS CO LLC DUE 05-01-2029 BEO	4.375%	356,439
VISTRA OPERATIONS CO LLC	PVTPL VISTRA OPERATIONS CO LLC 07-31-2027	5%	302,695
VISTRA OPERATIONS CO LLC	PVTPL VISTRA OPERATIONS CO LLC DUE 04-15-2032	6.875%	313,919
VISTRA OPERATIONS CO LLC	PVTPL VISTRA OPERATIONS CO LLC DUE10-15-2033 BEO	6.95%	755,773
VISTRA OPERATIONS CO LLC	PVTPL VISTRA OPERATIONS CO LLC SR NT 10-15-2031	7.75%	615,382
VITAL ENERGY INC DEL	PVTPL VITAL ENERGY INC DEL 04-15-2032	7.875%	147,793
VOLTAGRID LLC	PVTPL VOLTAGRID LLC 11-01-2030	7.375%	212,053
W R GRACE HLDGS LLC	PVTPL W R GRACE HLDGS LLC 06-15-2027	4.875%	59,829
WAYFAIR INC	PVTPL WAYFAIR INC 11-15-2032	6.75%	172,750
WAYFAIR LLC	PVTPL WAYFAIR LLC 10-31-2029	7.25%	22,965
WAYFAIR LLC	PVTPL WAYFAIR LLC 09-15-2030	7.75%	322,832
WBI OPERATING LLC	PVTPL WBI OPERATING LLC 10-15-2030	6.25%	100,603
WBI OPERATING LLC	PVTPL WBI OPERATING LLC 10-15-2033	6.5%	191,269
WESCO DISTRIBUTION INC	PVTPL WESCO DISTRIBUTION INC 03-15-2029	6.375%	49,568
WEX INC	PVTPL WEX INC 03-15-2033	6.5%	337,809
WILDFIRE INTER HLDGS LLC	PVTPL WILDFIRE INTER HLDGS LLC 10-15-2029	7.5%	102,928
WILLIAM CARTER	PVTPL WILLIAM CARTER 02-15-2031	7.375%	72,374
WILLIAMS SCOTSMAN INC	PVTPL WILLIAMS SCOTSMAN INC 04-15-2030	6.625%	20,673
WILLIAMS SCOTSMAN INC	PVTPL WILLIAMS SCOTSMAN INC 06-15-2029	6.625%	49,575
Wind Riv Clo Ltd/Wind Riv	PVTPL WIND RIV 2021-2 CLO LTD/WIND RIV 2021- SR 21-2A CL A1R VAR RT 07-20-2034		499,780
WINDSTREAM SVCS LLC/ESCROW FIN CORP	PVTPL WINDSTREAM SVCS LLC/ESCROW FIN CORP 10-01-2031	8.25%	265,592
X AI LLC/X AI CO ISSUER CORP	PVTPL X AI LLC/X AI CO ISSUER CORP 06-30-2030	12.5%	78,770
XPO INC	PVTPL XPO INC 06-01-2028	6.25%	98,899
ZAYO GROUP HLDGS INC	PVTPL ZAYO GROUP HLDGS INC PIK 09-09-2030	13.75%	67,152
ZF NORTH AMERICA CAPITAL INC	PVTPL ZF NORTH AMERICA CAPITAL INC 03-24-2031	7.5%	213,246
MACQUARIE AIRFINANCE HLDGS LTD	PVTPLMACQUARIE AIRFINANCE HLDGS LTD 03-26-2031	6.5%	175,564
RADIATE HOLDCO LLC	RADIATE HOLDCO LLC DELAYED TL 06-26-2029		1,535
RADIATE HOLDCO LLC	RADIATE HOLDCO LLC FIRST OUT TERM LOAN SENIOR SECURED 09-25-2029		30,238
RADIATE HOLDCO LLC	RADIATE HOLDCO LLC TL 06-26-2029		1,535
Realkredit Danmark	REALKREDIT DANMARK CVD BDS 01/10/2053 DKK	1.5%	53,996
Realkredit Danmark	REALKREDIT DANMARK SNR SEC 01/10/2053 DKK	1.5%	—
Realkredit Danmark	REALKREDIT DANMARK CVD BDS 01/10/53 DKK0.01	2%	14,937

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Restoration Hardware Inc	RESTORATION HARDWARE INC TERM LOAN B 10-20-2028		176,750
Rhp Hotel Pptys Lp & Rhp Corp	RHP HOTEL PPTYS LP & RHP FIN CORP 10-11-2027	4.75%	19,921
Rlj Lodging Tr	RLJ LODGING TR L P SR SECD NT 144A 07-01-2026	3.75%	118,353
Rlj Lodging Tr	RLJ LODGING TR L P SR SECD NT 144A 09-15-2029	4%	196,234
RBC	ROYAL BK CDA MED TERM NTS BOOK ENTRY 03/08/2026 VAR RT DUE 08-03-2026		200,270
Royal Caribbean Cruises	ROYAL CARIBBEAN CRUISES LTD SR NT 144A 07-01-2026	4.25%	276,972
Sabra Health Care	SABRA HEALTH CARE LP DUE 12-01-2031	3.2%	284,892
Sabre Glbl Inc	SABRE GLBL INC 08-01-2026	5.75%	105,578
Sabre Glbl Inc	SABRE GLBL INC NEW EXCHANGED TL NOVEMBER2024 SENIOR SECURED TERM LOAN 11-15-2029		42,042
Sabre Glbl Inc	SABRE GLBL INC TERM LOAN B SENIOR SECURED TERM LOAN 06-30-2028 BEO		145,199
Sabre Glbl Inc	SABRE GLBL INC TERM LOAN B2 SENIOR SECURED TERM LOAN 11-15-2029		49,523
Sabre Glbl Inc	SABRE GLBL INC. SENIOR SECURED TERM LOAN B 06-30-2028 BEO		77,798
Santander Uk Group Fltg	SANTANDER UK GROUP FLTG RT DUE 09-11-2030	4.858%	253,114
Sba Communications	SBA COMMUNICATIONS DUE 02-01-2029	3.125%	201,857
Sba Communications	SBA COMMUNICATIONS CORP NEW SR NT 02-15-2027	3.875%	89,325
Sensata	SENSATA DUE 02-15-2031	3.75%	48,801
Shea Homes	SHEA HOMES LP 02-15-2028	4.75%	62,449
SITEL	SITEL GROUP INITIAL DOLLAR TERM LOAN SENIOR SECURED 08-28-2028		142,674
SIX FLAGS ENTMT	SIX FLAGS ENTMT CORP NEW 05-15-2031	7.25%	221,649
SKOPIMA CONSILIO PARENT LLC	SKOPIMA CONSILIO PARENT LLC TERM LN SENIOR SECURED 05-12-2028		366,901
Sm Energy Co	SM ENERGY CO DUE 07-15-2028 REG	6.5%	103,103
Sm Energy Co	SM ENERGY CO DUE 09-15-2026	6.75%	78,121
Sound Pt Clo Ix Ltd	SOUND PT CLO IX LTD / SOUND PT CLO 15-2A AR 07-20-2032	0%	239,967
Southern Calif Edison Co	SOUTHERN CALIF EDISON CO 03-01-2026	5.35%	300,535
Springleaf Fin	SPRINGLEAF FIN DUE 03-15-2026	7.125%	22,167
Starwood Ppty Tr Inc	STARWOOD PPTY TR INC SR NT 144A 01-15-2027	4.375%	397,504
Std Inds Inc	STD INDS INC DEL DUE 07-15-2030	4.375%	88,808
STEELE CREEK	STEELE CREEK CLO 2018-1 LTD / SR SECD NTCL A FLTG 144A 04-15-2031	4.9438%	30,701
STELLANTIS FIN	STELLANTIS FINL SVC US CORP SR NT FLTG 144A 09-15-2028	5.38126%	201,342
STRATEGY INC	STRATEGY INC CNV SNR NTS 12-01-2029	0%	231,664
Stryker Corp	STRYKER CORP 09-11-2029	4.637%	301,814
SUMITOMO MITSUI FINL GROUP INC	SUMITOMO MITSUI FINL GROUP INC 01-13-2026	5.464%	400,175
Sunoco Lp/Sunoco Fin Corp	SUNOCO LP SR NT 144A 10-01-2029	4.5%	646,990
Sunoco Lp/Sunoco Fin Corp	SUNOCO LP SR NT 144A 05-01-2030	4.625%	337,103
Sunoco Lp/Sunoco Fin Corp	SUNOCO LP SR NT 144A 07-15-2027	5.875%	303,758
Sunoco Lp/Sunoco Fin Corp	SUNOCO LP SR NT 144A 08-15-2032	6.625%	135,873
Sunoco Lp/Sunoco Fin Corp	SUNOCO LP/SUNOCO FIN CORP DUE 05-15-2029	4.5%	41,246
Sunoco Lp/Sunoco Fin Corp	SUNOCO LP/SUNOCO FIN CORP 03-15-2028	5.875%	84,205

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

SUPER MICRO COMPUTER INC	SUPER MICRO COMPUTER INC SR NT CONV 03-01-2029	3.5%	94,202
Synchrony	SYNCHRONY CARD ISSUANCE TR SER 23-A2 CL A 10-15-2029	5.74%	405,761
SYNOPSYS INC	SYNOPSYS INC 04-01-2027	4.55%	251,785
TEAM HEALTH HLDGS INC	TEAM HEALTH HLDGS INC 30/6/2028 DUE 06-30-2028/11-03-2025 BEO	13.5%	622,833
TEGNA INC	TEGNA INC DUE 03-15-2028	4.625%	203,903
TELEFLEX INC	TELEFLEX INC 11-15-2027	4.625%	35,945
Tenet Healthcare	TENET HEALTHCARE DUE 11-15-2031	6.875%	103,860
Tenet Healthcare	TENET HEALTHCARE FIXED DUE 01-06-2029	4.25%	17,731
Tenet Healthcare	TENET HEALTHCARE FIXED DUE 10-01-2028	6.125%	9,041
Tenneco Inc.	TENNECO INC. TERM A LOAN SENIOR SECURED TERM LOAN 11-17-2028		106,019
Tenneco Inc.	TENNECO INC. TERM B LOAN (FIRST LIEN) SENIOR SECURED TERM LOAN 11-17-2028		84,418
Teva	TEVA DUE 10-01-2026	3.15%	204,607
Teva	TEVA DUE 02-01-2036	6.15%	37,796
TEVA PHARMACEUTICAL INDST LTD	TEVA PHARMACEUTICAL INDST LTD BDS 10-01-2046 USD2000	4.1%	129,311
Time Warner Cable	TIME WARNER CABLE DUE 07-01-2038	7.3%	98,725
Tkc Hldgs Inc	TKC HLDGS INC SR NT 144A 05-15-2029	10.5%	163,382
Tkc Hldgs Inc	TKC HLDGS INC SR SECD NT 144A 05-15-2028	6.875%	188,823
Tkc Hldgs Inc	TKC HOLDINGS, INC. CLOSING DATE INITIAL TERM LOAN (2024) SR SCRD TL 05-15-2028		108,614
Transdigm Inc	TRANSDIGM INC 01-15-2029	4.625%	94,370
Transdigm Inc	TRANSDIGM INC 05-01-2029 REG	4.875%	231,404
Tri Pointe Homes Inc	TRI POINTE HOMES INC DUE 06-01-2027	5.25%	42,198
Trinitas	TRINITAS EURO CL 1 FRN CLO 07/2039 EUR 'A-R'		588,199
Trinitas	TRINITAS EURO CL 1 FRN CLO 07/2039 EUR 'A-R'		705,839
Truist	TRUIST INSURANCE HOLDINGS LLC TL SECOND LIEN SR SECURED 03-08-2032		109,776
Twilio Inc	TWILIO INC 03-15-2029	3.625%	400,893
Uniti Group Lp	UNITI GROUP LP / DUE 04-15-2028	4.75%	151,203
Uniti Group Lp	UNITI GROUP LP / UNITI FIBER HLDGS SR NT144A 01-15-2030	6%	62,313
Uwm Mtg	UWM MTG TR FLTG RT DUE 12-25-2051	4.61721%	283,879
Venture Global	VENTURE GLOBAL DUE 08-15-2031	4.125%	362,614
Verifone	VERIFONE SYSTEMS INC 2025-1 TERM LOAN SENIOR SECURED 08-18-2028		11,489
Voc	VOC ESCROW LTD DUE 02-15-2028	5%	115,985
Volkswagon	VOLKSWAGEN GROUP DUE 03-27-2028	5.05%	710,835
WARNERMEDIA	WARNERMEDIA HLDGS 03-15-2027	3.755%	154,950
WARNERMEDIA	WARNERMEDIA HLDGS 03-15-2032	4.279%	165,908
WARNERMEDIA	WARNERMEDIA HLDGS 03-15-2042	5.05%	300,050
WARNERMEDIA	WARNERMEDIA HLDGS INC 03-15-2052	5.141%	40,849
Wells Fargo & Co	WELLS FARGO & COMPANY 04-23-2029	4.97%	203,787
Wells Fargo & Co	WELLS FARGO & COMPANY 04-22-2028	5.707%	408,342
Wells Fargo & Co	WELLS FARGO COML MTG TR 2025-AGLN COML MTG PASSTHRU CTF CL A 5.30209 07-15-2037		800,996

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Wells Fargo & Co	WELLS FARGO HOME FLTG RT DUE 10-25-2034	4.78821%	14,306
WESTERN MIDSTREAM OPERATING LP	WESTERN MIDSTREAM OPERATING LP 02-01-2050	5.25%	190,534
Westn Gas Partners	WESTN GAS PARTNERS 03-01-2048	5.3%	98,683
WIDEOPENWEST FINANCE LLC	WIDEOPENWEST FINANCE LLC SUPER SENIOR SECOND OUT TL SR SECD 12-11-28		69,189
Wyndham	WYNDHAM DUE 03-01-2030	4.625%	55,590
Wyndham	WYNDHAM DUE 07-31-2026	6.625%	357,573
X CORP	X CORP RANCHE B-3 TERM LOAN (FIRST LIEN)TERM LOAN SENIOR SECURED 10-26-2029		234,988
X CORP	X.AI CORP. TL 06-28-2030		421,433
Zayo Group Holdings Inc	ZAYO GROUP HLDGS INC INITIAL DOLLAR TERMLOAN SENIOR SECURED 03-11-2030		97,661
	Corporate Debt Instruments		169,674,050
Derivative Investments
Barclays	CCP CASH COLL RECEIVABLE FROM BARCLAYS		6,000
Barclays	CCP DUE RECEIVABLE FROM BARCLAYS CAPTIAL INC		36,000
Barclays	CCP SWAP DUE FROM USD BARCUS31XXX 31 DEC 2050		192,000
Barclays	CME_OIS BARCUS31 06/18/2035 USD P / R 1DSOFR SWU02G0Y6	3.25%	85,404
Barclays	CME_OIS BARCUS31 12/21/2032 USD P / R 1DSOFR SWU01JHW7	2%	193,074
Barclays	ICE_CDS BARCUS31 06/20/2026 SELL GOLDMAN SACHS GROUP IN SWPC0NOP6		175
Barclays	LCH_IRS BARCUS31 09/04/2030 EUR P / R 6MEURIB SWU02GS83	2.4%	1,010
Barclays	LCH_IRS BARCUS31 23/04/2035 EUR P / R 6MEURIB SWU02HBL0	2.53%	347
Barclays	LCH_IRS BARCUS31 29/08/2034 EUR P / R 6MEURIB SWU02A9I5	2.58%	2,415
Barclays	LCH_OIS BARCUS31 08/19/2034 USD P / R 1DSOFR SWU028ZY6	3.586%	1,176
Barclays	LCH_OIS BARCUS31 08/21/2034 USD P / R 1DSOFR SWU02A1C6	3.558%	1,389
Barclays	LCH_OIS BARCUS31 08/28/2034 USD P / R 1DSOFR SWU02A7Z9	3.555%	1,406
Barclays	LCH_OIS BARCUS31 08/28/2034 USD P / R 1DSOFR SWU02A805	3.565%	133
Barclays	LCH_OIS BARCUS31 09/04/2034 USD P / R 1DSOFR SWU02ABR2	3.525%	1,635
Barclays	LCH_OIS BARCUS31 09/05/2034 USD P / R 1DSOFR SWU02ACW0	3.41%	2,525
Barclays	LCH_OIS BARCUS31 09/16/2034 USD P / R 1DSOFR SWU02ANQ1	3.277%	3,545
Barclays	LCH_OIS BARCUS31 17/09/2030 GBP P 1DSONIA / R SWU02K0M3	3.75%	14,902
Barclays	LCH_OIS BARCUS31 18/03/2028 JPY P / R 1DTONAR SWU02FLV1	1%	21,151
Barclays	OTC DER CASH COLL REC FROM BARCLAYS		258,000
Citibank	OTC DERIVATIVE CASH COLL RECEIVABLE FROMCITIBANK		194
Citigroup Global Markets	CDX SBNYUS33 08/17/2061 SELL CMBX.NA.AAA.12 SWPC0HTX7		1,219
Deutsche Bank AG	PUT SWO USD DEUTGB2L P / R 1DSOFR 317UAHOA6 09/18/2026	3.757%	9,799
Goldman Sachs Bank Usa	CALL SWO EUR GSCMUS33 P 6MEURIB / R 317U7XVA7 07/01/2027	2.35%	68,633
Goldman Sachs Bank Usa	CCP DUE FROM GOLDMAN SACHS		99,000
Goldman Sachs Bank Usa	CCP OTC DERIVATIVE CASH COLLATERAL RECEIVABLE FROM GOLDMA		37,000

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

Goldman Sachs Bank Usa	CME_OIS GOLDUS33 06/20/2054 USD P / R 1DSOFR SWU0206Z2	3.5%	107,198
Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 02/09/2027 EUR P / R 6MEURIB SWU02F4P3	2.112%	3,303
Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 04/11/2052 EUR P / R 6MEURIB SWU01MK06	0.195%	362,027
Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 08/11/2052 EUR P / R 6MEURIB SWU01MMU8	0.197%	986,898
Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 15/08/2032 EUR P 6MEURIB / R SWU01QDX3	2.879%	27,447
Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 18/03/2056 EUR P / R 6MEURIB SWU02JZS5	3%	67,883
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 02/13/2054 USD P / R 1DSOFR SWU01OR47	2.865%	579,808
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 03/19/2032 USD P / R 1DSOFR SWU02DCC8	3.25%	133,772
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 03/19/2055 USD P / R 1DSOFR SWU02DCP9	3.25%	214,542
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 05/31/2030 USD P / R 1DSOFR SWU02MJL1	3.29%	19,448
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 05/31/2030 USD P / R 1DSOFR SWU02MSY3	3.375%	6,992
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 06/18/2034 USD P / R 1DSOFR SWU02G0M2	3.25%	21,217
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 11/15/2053 USD P / R 1DSOFR SWU01YS28	2.285%	297,068
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 11/15/2053 USD P / R 1DSOFR SWU02MJQ0	4.01%	14,495
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 11/15/2053 USD P / R 1DSOFR SWU02MT14	4.075%	9,328
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 11/21/2053 USD P / R 1DSOFR SWU01YS44	2.236%	222,114
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 17/09/2030 GBP P 1DSONIA / R SWU02K0M3	3.75%	35,875
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 18/03/2031 GBP P 1DSONIA / R SWU02J2I3	3.75%	15,036
Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 20/09/2027 JPY P / R 1DTONAR SWU01E2S3	0.3%	75
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 02/05/2026 USD P CPI / R SWU0TY9N3	2.82%	519
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 02/13/2026 USD P CPI / R SWU0ACV14	2.842%	809
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 02/21/2026 USD P CPI / R SWU0JL9Y8	3.043%	321
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 02/24/2031 USD P / R CPI SWU0PS017	2.311%	120,843
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 02/26/2026 USD P / R CPI SWU0EN655	2.314%	196,728
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 03/05/2026 USD P / R CPI SWU0EN705	2.419%	140,309
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 04/23/2026 USD P CPI / R SWU0JT9E5	3.323%	3,137
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 05/13/2026 USD P / R CPI SWU0EQ088	2.768%	85,615
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 05/14/2026 USD P / R CPI SWU0JL852	2.813%	46,253
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 05/25/2026 USD P / R CPI SWU0ZN009	2.703%	65,292
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 06/04/2026 USD P CPI / R SWU0K4346	3.3%	4,246
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 08/01/2026 USD P CPI / R SWU096A79	3.435%	9,297
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 08/26/2028 USD P / R CPI SWU0EQ690	2.573%	30,858
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 08/27/2026 USD P CPI / R SWU06K9E8	3.434%	11,023
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 09/10/2028 USD P / R CPI SWU0EQ781	2.645%	13,732
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/03/2052 EUR P CPTFE / R SWU0KT119	2.58%	11,263
Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/03/2052 EUR P CPTFE / R SWU0ZD712	2.59%	5,957

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/04/2053 EUR P CPTFE / R SWU0K8A23	2.7%	32,266
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/05/2027 EUR P / R CPTFE SWU0EA018	3%	6,614
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/05/2027 EUR P / R CPTFE SWU04AM49	3.13%	815
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/05/2037 EUR P CPTFE / R SWU01JA46	2.488%	1,311
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/05/2052 EUR P CPTFE / R SWU0EA026	2.421%	1,449
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/06/2027 EUR P / R CPTFE SWU02LHK7	1.636%	3,584
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/08/2034 GBP P RPI / R SWU0TX9S4	3.5%	30,235
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/09/2034 GBP P RPI / R SWU0AP415	3.466%	13,481
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/09/2053 EUR P CPTFE / R SWU0GH854	2.763%	18,261
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/10/2053 EUR P CPTFE / R SWU0KH016	2.682%	15,614
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/10/2053 EUR P CPTFE / R SWU0NL451	2.736%	34,693
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/12/2052 EUR P CPTFE / R SWU0XL419	2.59%	23,500
	Goldman Sachs Bank Usa	PUT SWO EUR GSCMUS33 P / R 6MEURIB 317U7XUA8 07/01/2027	2.35%	68,633
	GSC	CCP DUE RECEIVABLE FROM GSC		203,000
	HSBC	OTC DERIVATIVE CASH COLL RECEIVABLE FROMHSBC		150,000
	JP Morgan Chase Bank	OTC DERIVATIVE CASH COLLATERAL RECEIVABLE FROM JP MORGAN CHASE BANK NA		83,000
	Merrill Lynch	OTC DERIVATIVE CASH COLL RECEIVABLE FROMMERRILL LYNCH INTL		17,550,210
	Nomura	PUT SWO USD NGFPUS33 P / R 1DSOFR 317UAI6A4 09/18/2026	3.757%	51
	Not applicable	Australian dollar		79,206
	Not applicable	Brazilian real		3,560
	Not applicable	British pound sterling		44,422
	Not applicable	Canadian dollar		3
	Not applicable	Euro		17,801
	Not applicable	HK offshore Chinese Yuan Renminbi		5,905
	Not applicable	Hong Kong dollar		6
	Not applicable	Indian rupee		3,565
	Not applicable	Japanese yen		20,961
	Not applicable	Mexican peso		46,165
	Not applicable	New Israeli shekel		982
	Not applicable	New Taiwan dollar		63,294
	Not applicable	New Zealand dollar		3,377
	Not applicable	Polish zloty		26,529
	Not applicable	South African rand		10,432
	Not applicable	South Korean won		7,124
	Not applicable	Swiss franc		1,362
	Not applicable	Thai baht		3,039
	Not applicable	Turkish lira		4,244
		Derivative Investments Total		23,487,554
	Collective Trust Fund
*	Blackrock	MFO BLACKROCK INSTL TR CO EMERGING MKTS INDEX UNITIZED ACCT		278,943,488
*	Blackrock	MFO BLACKROCK INSTL TR CO EQUITY INDEX UNITIZED ACCT		4,931,977,457
*	Blackrock	MFO BLACKROCK INSTL TR CO MIDCAP EQUITY INDEX UNITIZED ACCT		661,663,008

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

*	Blackrock	MFO BLACKROCK INSTL TR CO MSCI ACWI EX US IMI INDEX UNITIZED ACCT	625,723,619
*	Blackrock	MFO BLACKROCK INSTL TR CO N A INVT FDS FOR E DEVELOPED REAL ESTATE INDEX UNI	77,823,232
*	Blackrock	MFO BLACKROCK INSTL TR CO N A MSCI ACWI ESG FOCUS INDEX UNITIZED ACCT	126,976,855
*	Blackrock	MFO BLACKROCK INSTL TR CO RUSSELL 2000 INDEX UNITIZED ACCT	585,104,039
*	Blackrock	MFO BLACKROCK INSTL TR CO US DEBT INDEX UNITIZED ACCT	290,681,079
*	Blackrock	MFO BLACKROCK INSTL TR CO US HIGH YIELD BOND INDEX	88,633,801
*	JP Morgan	MFO CF COMMINGLED PENSION TR FD LARGE CAP GROWT OF JPM CHASE BK N A UNIT CL CF-K	951,807,641
*	JP Morgan	MFO CF COMMINGLED PENSION TR FD LARGE CAP GROWT OF JPM CHASE BK N A UNIT CL CF-K	1,093,981,201
*	PIMCO	MFO PIMCO COLLECTIVE INVT TOTAL RETURN COLLECTIVE TR CL M	342,392,055
*	PIMCO	MFO PIMCO SHORT TERM FLOATING NAV II	62,875,378
*	State Street	MFO SSGA 2025 FUND (CM8U1)	337,870,802
*	State Street	MFO SSGA 2030 FUND (CM5L)	646,232,338
*	State Street	MFO SSGA 2035 FUND (CM8V1)	842,407,149
*	State Street	MFO SSGA 2040 FUND (CM5M)	653,704,057
*	State Street	MFO SSGA 2045 FUND (CM8W1)	659,764,681
*	State Street	MFO SSGA 2050 FUND (CMAQ1)	599,943,853
*	State Street	MFO SSGA 2055 FUND (CMLE1)	427,054,046
*	State Street	MFO SSGA TARGET RETMT INCOME SL SER I	332,291,270
*	State Street	MFO STATE STR GBL ADVISORS TR CO TARGET RETIREMENT 2070 SEC LENDING SR FD CL I	4,156,177
*	State Street	MFO STATE STREET TARGET RETIREMENT 2060 SECURITIES LENDING SER FUND CLASS I	250,254,440
*	State Street	MFO STATE STREET TARGET RETIREMENT 2065 SECURITIES LENDING SERIES FUND CLASS I	144,111,062
*	TS&W	MFO TS&W COLLECTIVE INVT TR INTL LARGE CAP EQUITY TR CL V	402,038,318
*	Wellington	MFO WELLINGTON OPPORTUNISTIC EMERGING MARKETS DEBT (SERIES 1)	68,790,809
*	William Blair	MFO WILLIAM BLAIR COLLECTIVE INVT TR EMERGING MKTS GROWTH COLL INVT FD CL 6	383,045,390
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	1,001,541
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	1,580
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	11,422,023
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	12,399,287
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	13,570
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	2,280,858
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	2,526,735
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	258,280
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	275,117
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD	3,318,588

Morgan Stanley 401(k) Plan

Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2025

*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		4,216,988
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		4,324,164
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		5,879,762
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		6,075
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		8,183,541
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		8,715,901
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		9,526,164
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		421,237
		Collective Trust Fund Total		15,945,018,656
	Repurchase Agreements
*	Bank of New York	BUY TO OPEN TRIPARTY REPO W/BANK OF N FROM 12-31-2025 TO 01-02-2026	3.82%	75,000,000
*	BNP Paribas	BUY TO OPEN TRIPARTY REPO W/BNP PARIB FROM 12-31-2025 TO 01-02-2026	3.83%	75,000,000
*	Bank of America	BUY TO OPEN TRIPARTY REPO W/BOFA SECU FROM 12-31-2025 TO 01-02-2026	3.85%	75,000,000
*	Goldman Sachs	BUY TO OPEN TRIPARTY REPO W/GOLDMAN, FROM 12-31-2025 TO 01-02-2026	3.84%	90,000,000
*	Mizuho Securities	BUY TO OPEN TRIPARTY REPO W/MIZUHO SE FROM 12-31-2025 TO 01-02-2026	3.84%	97,000,000
*	Natixis	BUY TO OPEN TRIPARTY REPO W/NATIXIS C FROM 12-31-2025 TO 01-02-2026	3.84%	95,000,000
*	TD Securities	BUY TO OPEN TRIPARTY REPO W/TD SECURI FROM 12-31-2025 TO 01-02-2026	3.83%	80,000,000
		Repurchase Agreement Total		587,000,000
	Participant-directed investments at fair value			25,743,836,325
	Various Participants	Participant Loans (secured by account, rates ranging from 4.25% to 9.5% with maturity dates ranging from 2024 to 2051)		130,838,275
* Party-in-interest
** Cost information is not required for Participant-directed investments and therefore is not included.
See Report of Independent Registered Public Accounting Firm